Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-262425

On December 19, 2021, BP p.l.c., a public limited company incorporated under the laws of England and Wales (“BP”), BP Midstream Partners Holdings LLC, a Delaware limited liability company and indirect wholly owned subsidiary of BP (“Holdings”), BP Midstream RTMS LLC, a Delaware limited liability company and wholly owned subsidiary of Holdings (“Merger Sub”), BP Midstream Partners LP, a Delaware limited partnership (“BPMP”), and BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of BPMP (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub will merge with and into BPMP, with BPMP surviving as an indirect wholly owned subsidiary of BP (the “Merger”).

Pursuant to the Merger Agreement, each outstanding common unit representing limited partner interests in BPMP (“BPMP Common Units”) immediately prior to the effective time of the Merger, other than BPMP Common Units held directly or indirectly by BP and its subsidiaries (all such BPMP Common Units held by persons other than BP or its subsidiaries, the “BPMP Public Common Units,” and the holders of such units, the “BPMP Public Unitholders”), will be converted into, and will thereafter represent only, the right to receive 0.575 (the “Exchange Ratio”) of one American depositary share of BP, each representing a beneficial interest in six ordinary shares of BP, par value $0.25 per share (“BP ADSs,” and the BP ADSs to be issued in the Merger, the “Merger Consideration”) and following such conversion, such BPMP Public Common Units will automatically be cancelled and cease to exist (“Cancelled” or the “Cancellation”). Immediately following the consummation of the Merger, the interests in BPMP owned by BP and its subsidiaries will remain outstanding as limited partner interests in the surviving entity, and the General Partner will continue to own the non-economic general partner interest and Incentive Distribution Rights in the surviving entity.

On December 19, 2021, the board of directors of BP (the “BP Board”), through its authorized delegates, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Merger Consideration, are advisable, fair and reasonable to and most likely to promote the success of BP for the benefits of its stockholders as a whole, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the issuance of Merger Consideration in the Merger, and authorized and empowered BP to enter into the Merger Agreement and to consummate the transactions contemplated thereby (including the Merger) on the terms and subject to the conditions set forth in the Merger Agreement.

On December 19, 2021, the conflicts committee (the “BPMP Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of BPMP or the BPMP Public Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (iii) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (iv) directed, on behalf of the GP Board, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the holders of BPMP Common Units pursuant to the Partnership Agreement and authorized the holders of the BPMP Common Units to act by written consent pursuant to the Partnership Agreement.

Pursuant to the Partnership Agreement, the approval of the Merger Agreement and the Merger by BPMP requires the affirmative vote or consent of the holders of a majority of the outstanding BPMP Common Units (the “Required Limited Partner Written Consent”). BPMP has entered into a Support Agreement, dated as of December 19, 2021 (the “Support Agreement”), with Holdings, pursuant to which Holdings has irrevocably and unconditionally agreed to deliver a written consent covering all of the BPMP Common Units beneficially owned by it in favor of the Merger, the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement (the “Support Written Consent”), within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represents approximately 54.4% of the outstanding BPMP Common Units. Accordingly, the delivery of the Support Written Consent by Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of holders of the BPMP Common Units (the “BPMP Unitholders”), without the vote or consent of any of the BPMP Public Unitholders.

The GP Board has set February 25, 2022 as the record date (the “Record Date”) for determining the BPMP Unitholders entitled to execute and deliver written consents with respect to the Merger. If you were a record holder of outstanding BPMP Common Units as of the close of business on the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to BPMP. See the section titled “Written Consents of BPMP Unitholders” beginning on page 22 of this consent statement/prospectus.

This consent statement/prospectus provides you with detailed information about the proposed Merger and related matters. BP and BPMP both encourage you to read the entire document carefully. In particular, please read “Risk Factors“ beginning on page 14 of this consent statement/prospectus for a discussion of risks relevant to the Merger, the tax consequences of the Merger and owning the BP ADSs received in the Merger, an investment in BP ADSs and BP’s business following the Merger.

BP ADSs are listed on the New York Stock Exchange (“NYSE”) under the symbol “BP” and BPMP Common Units are listed on the NYSE under the symbol “BPMP”.

On behalf of the GP Board,

J. Douglas Sparkman

Chairman of the Board of Directors

BP Midstream Partners GP LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED THAT THIS CONSENT STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This consent statement/prospectus is dated March 4, 2022 and is first being mailed to BPMP Unitholders on or about March 7, 2022.

IMPORTANT NOTE ABOUT THIS CONSENT STATEMENT/PROSPECTUS

This consent statement/prospectus incorporates by reference important business and financial information about BP and BPMP and their respective subsidiaries from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included in or delivered with this consent statement/prospectus. This information is available without charge at the SEC’s website at www.sec.gov, as well as from other sources. See “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

BPMP Unitholders may also request copies of these publicly filed documents from BPMP without charge by requesting them in writing or by telephone at the following address and telephone number: 501 Westlake Park Boulevard, Houston, Texas 77079, Attention: Secretary and +1 (281) 366-2000.

If you request any documents, BPMP will mail them to you by first class mail or another equally prompt means, after receipt of your request. To obtain timely delivery of these documents prior to the conclusion of the written consent process, BPMP Unitholders must request the information no later than March 28, 2022.

Except as otherwise specifically noted, or the context otherwise requires, as used in this consent statement/prospectus:

•	“BP” refers to BP p.l.c., a public limited company incorporated under the laws of England and Wales;

•	“BP ADS” refers to an American depositary share of BP representing a beneficial interest in six BP Ordinary Shares;

•	“BP Board” refers to the board of directors of BP;

•	“BP Ordinary Shares” refers to the ordinary shares, par value $0.25 per share, of BP;

•	“BP Parties” refers to BP and its subsidiaries (other than BPMP and its subsidiaries), including Holdings and the General Partner;

•	“BP Shareholder” refers to a holder of BP Shares.

•	“BP Shares” refers to the BP Ordinary Shares and the BP ADSs;

•	“BPMP” refers to BP Midstream Partners LP, a Delaware limited partnership;

•	“BPMP Common Units” refers to the common units representing limited partner interests in BPMP;

•	“BPMP Conflicts Committee” refers to the conflicts committee of the GP Board;

•	“BPMP Public Common Units” refers to all of the BPMP Common Units other than those held by BP or its subsidiaries;

•	“BPMP Public Unitholders” refers to the holders of the BPMP Public Common Units;

•	“BPMP Unitholder” refers to a holder of BPMP Common Units;

•

“Effective Time” refers to such time as the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by BPMP and BP in writing and specified in the certificate of merger;

•	“Exchange Ratio” refers to 0.575 BP ADSs per BPMP Public Common Unit;

•	“General Partner” refers to BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of BPMP;

•	“GP Board” refers to the board of directors of the General Partner;

•	“Holdings” refers to BP Midstream Partners Holdings LLC, a Delaware limited liability company and indirect wholly owned subsidiary of BP;

•	“Incentive Distribution Right” means the limited partner interest in BPMP having the rights and obligations specified with respect to the Incentive Distribution Rights in the Partnership Agreement;

•

“Merger Agreement” refers to the Agreement and Plan of Merger entered into on December 19, 2021, by and among BP, Holdings, Merger Sub, the General Partner and BPMP, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this consent statement/prospectus;

•	“Merger Consideration” refers to the BP ADSs to be issued to BPMP Public Unitholders pursuant to the Merger Agreement;

•	“Merger Sub” refers to BP Midstream RTMS LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings;

•	“Partnership Agreement” refers to the Amended and Restated Agreement of Limited Partnership of BPMP, dated as of October 30, 2017;

•	“Pipelines” refers to BP Pipelines (North America) Inc., a Maine corporation and indirect wholly owned subsidiary of BP;

•	“Record Date” refers to February 25, 2022, the record date for determining the BPMP Unitholders entitled to execute and deliver written consents with respect to the Merger;

•	“Required Limited Partner Written Consent” refers to the affirmative vote or consent of the holders of a majority of the outstanding BPMP Common Units;

•	“Support Agreement” refers to the Support Agreement, dated as of December 19, 2021, by and among BPMP and Holdings, a copy of which is attached as Annex B to this consent statement/prospectus;

•

“Support Written Consent” refers to the written consent approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, to be delivered by Holdings pursuant to the Support Agreement; and

•	“Transaction Documents” refers to the Merger Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.

The sections entitled “Questions and Answers” and “Summary” below highlight selected information from this consent statement/prospectus, but they do not include all of the information that may be important to you. To better understand the Merger Agreement and the Merger, and for a more complete description of its legal terms, you should carefully read this entire consent statement/prospectus, including the section entitled “Risk Factors” beginning on page 14 and the Merger Agreement, a copy of which is attached at Annex A hereto, as well as the documents that are incorporated by reference into this consent statement/prospectus. See “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

You should rely only on the information contained in, or incorporated by reference into, this consent statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this consent statement/prospectus. This consent statement/prospectus is dated March 4, 2022. You should not assume that the information contained in or incorporated by reference into this consent statement/prospectus is accurate as of any date other than, in the case of this consent statement/prospectus, its date and, in the case of information incorporated by reference, the respective dates of such referenced documents. Neither the mailing of this consent statement/prospectus to BPMP Unitholders nor the issuance by BP of BP ADSs in connection with the Merger will create any implication to the contrary.

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QUESTIONS AND ANSWERS

The following questions and answers are intended to briefly address some questions that you, as a BPMP Unitholder, may have regarding the Merger, the Merger Agreement and the execution and delivery of written consents with respect to the Merger. BP and BPMP urge you to carefully read the remainder of this consent statement/prospectus because these questions and answers may not address all questions or provide all information that might be important to you with respect to the Merger, the Merger Agreement and the execution and delivery of written consents with respect to the Merger. Additional important information is also contained in the annexes and the documents incorporated by reference into this consent statement/prospectus. You may obtain the information incorporated by reference into this consent statement/prospectus or additional copies of this document without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

Q:	Why am I receiving these materials?

A:

BP and BPMP have agreed that, subject to the approval of the Merger Agreement and the Merger by the BPMP Unitholders and certain other conditions, Merger Sub, a wholly owned indirect subsidiary of BP, will merge with and into BPMP, with BPMP surviving as a wholly owned indirect subsidiary of BP.

The approval of the Merger Agreement and the Merger by BPMP requires the affirmative consent of the holders of a majority of the outstanding BPMP Common Units. If you are a record holder of outstanding BPMP Common Units as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to BPMP. Pursuant to the terms of the Support Agreement, Holdings has irrevocably and unconditionally agreed to deliver the Support Written Consent within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represent approximately 54.4% of the outstanding BPMP Common Units. Accordingly, the delivery of the Support Written Consent by Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, without the vote or consent of any of the BPMP Public Unitholders.

This document constitutes both a prospectus of BP and a consent statement of BPMP. This document is a prospectus because BP, in connection with the Merger, is offering BP ADSs in exchange for the BPMP Public Common Units outstanding immediately prior to the Effective Time. This document is a consent statement because BPMP Unitholders are being afforded the opportunity to sign a written consent approving the Merger using this document.

Q:	What will happen to BPMP as a result of the Merger?

A:

If the Merger is successfully completed, Merger Sub will be merged with and into BPMP, with BPMP surviving as a wholly owned indirect subsidiary of BP. Following the Closing, BP plans to cause the reorganization of BPMP into a limited liability company with BPMP continuing to be taxed as a partnership, with Holdings and Amoco Pipeline Holding Company, a Delaware corporation and indirect wholly owned subsidiary of BP (“Amoco”), serving as its only members.

Q:	When will the Merger be completed?

A:

BP and BPMP are working to complete the Merger as soon as possible. A number of conditions must be satisfied or waived before BP and BPMP can complete the Merger. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 59. Assuming timely satisfaction or waiver of the closing conditions, the Merger is targeted to close in the second quarter of 2022.

Q:	What will BPMP Public Unitholders be entitled to receive in the Merger?

A:	Each BPMP Public Unitholder as of the Effective Time will be entitled to receive 0.575 BP ADSs in exchange for each BPMP Common Unit held by such BPMP Public Unitholder at the Effective Time.

No fractional BP ADSs will be issued in the Merger. Instead of receiving any fractions of a BP ADS, all fractions of BP ADSs to which a BPMP Public Unitholder would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole BP ADS. If a BPMP Public Unitholder holds BPMP Public Common Units in “street name”, the impact of such rounding on the number of BP ADSs received will be in accordance with the policies and procedures of such BPMP Public Unitholder’s bank, broker or other nominee. See the section entitled “The Merger Agreement—The Merger; Effective Time; Closing” beginning on page 58.

Q:	What percentage of outstanding BP Ordinary Shares will BPMP Public Unitholders own after the successful consummation of the Merger?

A:

If the Merger is successfully completed, based on the number of BP Ordinary Shares and BPMP Common Units outstanding as of February 23, 2022, the BP ADSs (and the underlying BP Ordinary Shares) that the BPMP Public Unitholders receive in the Merger will collectively represent approximately 0.80% of the outstanding BP Ordinary Shares following completion of the Merger.

Q:	Will the BP ADSs acquired in the Merger be entitled to receive dividends?

A:

After the closing of the Merger (the “Closing”), all BP ADSs issued in exchange for BPMP Public Common Units will entitle the holder to the same dividends (if any) that all other holders of BP ADSs will receive with respect to any dividend record date that occurs after the Effective Time. See the section entitled “Comparative Market Prices and Cash Dividend/Distribution Information” beginning on page 13.

Q:	Should BPMP Public Unitholders deliver their BPMP Public Common Units now?

A:

No. After the Merger is completed, any BPMP Public Common Units you hold as of the Effective Time in book entry form will be converted into, and will thereafter represent only, the right to receive the Merger Consideration and following such conversion, will be automatically Cancelled. Because all BPMP Common Units are held in book entry form, no holder will need to deliver certificates to receive the Merger Consideration. If you own BPMP Public Common Units in “street name”, the BP ADSs you will receive in connection with the Merger should be credited to your account in accordance with the policies and procedures of your bank, broker or other nominee within a few days following the closing date of the Merger.

Q:	Where will BPMP Common Units trade after the Merger?

A:	BPMP Common Units will no longer be publicly traded following the Merger and will be delisted from the NYSE. BP ADSs will continue to trade on the NYSE under the symbol “BP”.

Q:	What happens to future distributions with respect to BPMP Public Common Units?

A:

During the period from December 19, 2021, the date of the Merger Agreement, until consummation of the Merger, if permitted by applicable law, the General Partner will cause BPMP to declare and pay regular quarterly cash distributions to the BPMP Unitholders consistent with past practice. In no event will any regular quarterly cash distribution declared or paid by BPMP to the BPMP Unitholders be less than $0.3475 per BPMP Common Unit. In addition, BP and BPMP will coordinate record dates and payment dates on the BPMP Common Units such that BPMP Unitholders will not receive for any quarter both distributions in respect of BPMP Common Units and dividends in respect of BP ADSs that they receive as Merger

Consideration in exchange therefor. If the Merger is successfully consummated, all outstanding BPMP Public Common Units will be converted into, and will thereafter represent only, the right to receive BP ADSs at the Exchange Ratio, will be automatically Cancelled, and will no longer receive quarterly distributions from BPMP. For a description of the differences between the rights of BP Shareholders and BPMP Unitholders, please read “Comparison of Rights of BP Shareholders and BPMP Unitholders” beginning on page 71.

Q:	How can BPMP Unitholders return their written consents with respect to the Merger?

A:

BPMP Unitholders of record at the close of business on the Record Date may consent to the approval of the Merger Agreement and the Merger with respect to their BPMP Common Units by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it in the postage-paid envelope BPMP provides or by mailing the written consent to BP Midstream Partners LP, c/o Mediant Communications Inc., P.O. Box 8035, Cary, NC 27512, or by submitting a written consent online by visiting www.proxydocs.com/BPMP and following the instructions described therein. See the section entitled “Written Consents of BPMP Unitholders—Submission of Consents” beginning on page 22. BPMP does not intend to hold a meeting of BPMP Unitholders to consider the Merger Agreement and the Merger.

Q:	Can BPMP Unitholders change or revoke their written consents?

A:

Yes. If you are a record holder of BPMP Common Units on the Record Date, you may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to BP Midstream Partners LP, c/o Mediant Communications Inc., P.O. Box 8035, Cary, NC 27512, or by submitting a new written consent online by visiting www.proxydocs.com/BPMP and following the instructions described therein, in each case, that is received by the later of (i) 11:59 p.m. (Eastern Time) on April 4, 2022 and (ii) the date on which the consents of a sufficient number of BPMP Common Units to approve the Merger Agreement have been delivered to Broadridge. See the section entitled “Written Consents of BPMP Unitholders—Submission of Consents” beginning on page 22.

Q:	What are the expected U.S. federal income tax consequences for a BPMP Public Unitholder as a result of the Merger?

A:

The receipt of BP ADSs in exchange for BPMP Public Common Units pursuant to the Merger Agreement will be a taxable transaction to U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes. A U.S. Holder will generally recognize capital gain or loss in connection with the disposition of the U.S. Holder’s BPMP Public Common Units in exchange for BP ADSs and relief from the U.S. Holder’s share of BPMP’s nonrecourse liabilities immediately prior to the Merger. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by BPMP and its subsidiaries. For U.S. holders subject to the passive loss rules, passive losses that were not deductible by a U.S. Holder in prior taxable periods because they exceeded a U.S. Holder’s share of BPMP’s income may become available to offset a portion of the gain recognized by such U.S. Holder. A U.S. Holder’s tax basis in the BP ADSs received in the Merger will equal the fair market value of such shares. The U.S. federal income tax consequences of the Merger to BPMP Public Unitholders and of the ownership and disposition of any BP ADSs received pursuant thereto will depend on the BPMP Public Unitholder’s particular tax situation. Accordingly, you are strongly urged to consult your tax advisor for a full understanding of the particular tax consequences to you of the Merger and of the ownership and disposition of any BP ADSs received by you in the Merger. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the Merger and of the ownership and disposition of BP ADSs received in the Merger.

Q:	What are the expected U.S. federal income tax consequences for a BPMP Public Unitholder of the ownership of BP ADSs after the Merger is completed?

A:

BP is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its U.S. source income and income effectively connected with a U.S. trade or business, if any. A distribution of cash by BP to a holder of BP ADSs who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of BP’s current or accumulated “earnings and profits” as determined under U.S. federal income tax principles. Any portion of such distribution to a holder of BP ADSs after the Merger that exceeds BP’s current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing the U.S. Holder’s adjusted tax basis in such U.S. Holder’s BP ADSs and, to the extent the distribution exceeds such U.S. Holder’s adjusted tax basis, as capital gain from the sale or exchange of such BP ADSs. However, consistent with many similarly situated non-U.S. corporations, BP does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each BP shareholder generally should expect distributions made by BP to be reported to them as dividends. See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of owning and disposing of BP ADSs received in the Merger.

Q:	Will BPMP Public Unitholders become liable for any UK stamp duty or stamp duty reserve tax as a result of the Merger?

A:	Holders of BPMP Public Common Units will not be liable to pay any UK stamp duty or stamp duty reserve tax in respect of the issuance of BP Ordinary Shares, or BP ADSs, pursuant to the Merger.

Q:	What are the expected UK tax consequences for a BPMP Public Unitholder of the ownership or disposal of BP ADSs after the Merger is completed?

A:

Holders of BP ADSs who are resident outside the UK will generally not be subject to UK taxation on dividend income unless they are carrying on a trade, profession or vocation through a branch or agency in the UK (or, in the case of a corporate holder, they are carrying on a trade in the UK through a permanent establishment there) and the dividends are a receipt of that trade, profession or vocation (or, in the case of a corporate holder, BP ADSs are used by, or held by or for, that UK permanent establishment). Regarding a subsequent disposal of BP ADSs, holders who are not resident in the UK will not generally be subject to UK taxation of capital gains on their disposal or deemed disposal of BP ADSs unless they are carrying on a trade, profession or vocation in the UK through a branch or agency there (or, in the case of a corporate holder, they are carrying on a trade in the UK through a permanent establishment there) in connection with which the BP ADSs are used, held or acquired. Provided there is no written instrument of transfer, transfers of the BP ADSs for consideration will not attract a charge to UK stamp duty, and paperless transfers of BP ADSs held within DTC will not incur any UK stamp duty reserve tax.

Q:	Are BPMP Unitholders entitled to appraisal rights in connection with the Merger?

A:	No. BPMP Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the Partnership Agreement.

Q:	Who do I call if I have further questions about the Merger Agreement or the Merger?

A:	If BPMP Unitholders have further questions, they may call BPMP Investor Relations by phone at +1 (281) 366-2000.

Q:	What happens if the Merger is not consummated?

A:

If the Merger is not completed for any reason, you will not receive the Merger Consideration for any BPMP Public Common Units that you hold. BPMP Common Units will remain outstanding, BPMP will remain a public limited partnership and the BPMP Common Units will continue to be listed and traded on the NYSE.

SUMMARY

This summary highlights information contained elsewhere in this consent statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the remainder of the consent statement/prospectus, including the attached annexes, and the other documents to which we have referred you for a more complete understanding of the transactions discussed herein. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus. We have included page references to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (see page 21)

BP p.l.c. (“BP”)

BP p.l.c. was incorporated in 1909 in England and Wales. BP p.l.c. is a public company limited by shares, incorporated under the name BP p.l.c. and is registered in England and Wales with registered number 102498.

You can find a more detailed description of BP’s business and recent transactions in BP’s Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this consent statement/prospectus.

BP’s principal executive offices are located on 1 St. James’s Square, London SW1Y 4PD, United Kingdom. BP’s telephone number is (011) 44-20-7496-4000.

The BP Ordinary Shares are listed on the London Stock Exchange (“LSE”) under the symbol “BP.” and the Frankfurt, Dusseldorf and Hamburg Stock Exchanges under the symbol “BPE5”, and the BP ADSs are listed on the NYSE under the symbol “BP”.

Additional information about BP is included in the section entitled “Information about the Companies” beginning on page 21 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

BPMP Midstream Partners LP (“BPMP”) and BPMP Midstream GP LLC (the “General Partner”)

BPMP is a Delaware limited partnership formed by Holdings and the General Partner on May 22, 2017. On October 30, 2017, BPMP completed its IPO of BPMP Common Units. BPMP is a master limited partnership formed to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines and refined product terminals serving as key infrastructure for BP and other customers to transport onshore crude oil production to the Whiting Refinery (owned by an indirect wholly owned subsidiary of BP) and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain BPMP assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

The BPMP Common Units are listed on the NYSE under the symbol “BPMP”.

Additional information about BPMP is included in the section entitled “Information about the Companies” beginning on page 21 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

BPMP Midstream Partners GP LLC is the general partner of BPMP. Its board of directors and executive officers manage BPMP. The General Partner is indirectly wholly owned by BP through Holdings.

BPMP’s and the General Partner’s principal executive offices are located at 501 Westlake Boulevard, Houston, Texas 77079, and its telephone number is +1 (281) 366-2000.

BP Midstream RTMS LLC (“Merger Sub”)

Merger Sub is a Delaware limited liability company and an indirect wholly owned subsidiary of BP. Merger Sub was formed on December 14, 2021 solely for the purpose of consummating a merger with BPMP and has no operating assets. Merger Sub has not carried on any activities to date except for activities incidental to its formation and activities undertaken in connection with a potential merger with BPMP.

Merger Sub’s principal executive offices are located at 501 Westlake Boulevard, Houston, Texas 77079, and its telephone number is +1 (281) 366-2000.

The Merger (see page 23)

Pursuant to and in accordance with the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into BPMP, with BPMP surviving as an indirect wholly owned subsidiary of BP. Following the Effective Time, the BPMP Common Units will cease to be publicly traded, will be delisted from the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Merger Consideration (see page 58)

Upon completion of the Merger, (i) the BPMP Public Common Units outstanding immediately prior to the Effective Time will be converted into, and will thereafter represent only, the right to receive the Merger Consideration and following such conversion, will be automatically Cancelled; and (ii) any awards issued under a BPMP Long-Term Incentive Plan (each a “Partnership LTIP Award”) that is outstanding immediately prior to the Effective Time will cease to relate to or represent any right to receive BPMP Common Units and will be converted into the right to receive the Merger Consideration, except that the number of the BP ADSs issued shall be equal to the number of BPMP Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. Immediately following consummation of the Merger, the interests in BPMP owned by BP and its subsidiaries will remain outstanding as limited partner interests in the surviving entity, and the General Partner will continue to own the non-economic general partner interest and Incentive Distribution Rights in the surviving entity.

BPMP Common Units Entitled To Consent and Consent Required (see page 22)

The approval of the Merger Agreement and the Merger by BPMP requires the affirmative consent of a majority of the outstanding BPMP Common Units. If you are a record holder of outstanding BPMP Common Units as of the Record Date, you may complete, date and sign the enclosed written consent and promptly return it to BPMP. Pursuant to the terms of the Support Agreement, Holdings has irrevocably and unconditionally agreed to deliver the Support Written Consent within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represent approximately 54.4% of the outstanding BPMP Common Units. Accordingly, the delivery of the Support Written Consent by Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, without the vote or consent of any of the BPMP Public Unitholders.

BP’s Ownership Interest In and Control of BPMP (see page 23)

BP holds a controlling interest in BPMP. BP controls BPMP through BP’s indirect ownership of 100% of the membership interests of the General Partner, which owns 100% of the non-economic general partner interest in BPMP, and through BP’s indirect ownership of approximately 54.4% of the outstanding BPMP Common Units.

Approval of the BPMP Conflicts Committee (see page 34)

At a meeting of the BPMP Conflicts Committee on December 19, 2021, the BPMP Conflicts Committee unanimously, in good faith, (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of BPMP or the BPMP Public Unitholders, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (d) directed, on behalf of the GP Board, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the BPMP Unitholders pursuant to Section 14.3 of the Partnership Agreement and authorized the BPMP Unitholders to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Opinion of the BPMP Conflicts Committee Financial Advisor (see page 42)

The BPMP Conflicts Committee has engaged Tudor, Pickering, Holt & Co., the energy investment and merchant banking business of Perella Weinberg Partners LP (“TPH”), as its financial advisor in connection with the proposed Merger. In connection with its engagement, TPH delivered a written opinion, dated December 19, 2021, to the BPMP Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the BPMP Public Unitholders of the Exchange Ratio provided for pursuant to the Merger Agreement. For purposes of TPH’s opinion, the term “Transaction” refers to the transactions contemplated by the Merger Agreement, including the Merger. The full text of TPH’s written opinion, dated December 19, 2021, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TPH, is attached as Annex C to this consent statement/prospectus and is incorporated into this consent statement/prospectus by reference. The description of TPH’s opinion set forth herein is qualified in its entirety by reference to the full text of TPH’s opinion. TPH’s advisory services and opinion were provided for the information and assistance of the BPMP Conflicts Committee, in its capacity as such, in connection with its evaluation of the Exchange Ratio from a financial point of view, and such opinion did not address any other term, aspect or implication of the Merger Agreement or the Transaction. TPH’s opinion did not address the underlying business decision of the BPMP Conflicts Committee or the General Partner to engage in or effect the Transaction, the relative merits of the Transaction as compared to any other alternative transaction or business strategy that might be available to BPMP or the effect of any other transaction which BPMP might engage in or consider. TPH’s opinion is not intended to be and does not constitute a recommendation as to how the BPMP Conflicts Committee, the GP Board or any securityholder should vote or act with respect to the Transaction or any other matter.

For additional information, see the section titled “The Merger—Opinion of the BPMP Conflicts Committee Financial Advisor” beginning on page 42 and Annex C.

Interests of Certain Persons in the Merger (see page 53)

In considering the information contained in this consent statement/prospectus, you should be aware that the General Partner’s directors and executive officers may have interests in the Merger that may be different from, or in addition to, the interest of BPMP Unitholders. For a detailed discussion of the interests that the General Partner’s directors and executive officers may have in the Merger, please see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 53.

The Merger Agreement (see page 58)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached as Annex A to this consent statement/prospectus. We encourage you to carefully read the Merger Agreement in its entirety, as it is the principal document that governs the Merger.

The Support Agreement (see page 70)

Simultaneously with the execution of the Merger Agreement, BPMP and Holdings entered into the Support Agreement. Pursuant to the Support Agreement, Holdings has irrevocably and unconditionally agreed to deliver a written consent covering all of the BPMP Common Units beneficially owned by it in favor of the Merger, the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represent approximately 54.4% of the outstanding BPMP Common Units. Accordingly, the delivery of the Support Written Consent by Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, without the vote or consent of any of the BPMP Public Unitholders. A copy of the Support Agreement is attached as Annex B to this consent statement/prospectus. We encourage you to carefully read the Support Agreement in its entirety, as it is the principal document that governs the Support Written Consent.

Termination of the Merger Agreement (see page 68)

The Merger Agreement may be terminated prior to the Closing.

•

by the mutual written consent of BP and BPMP duly authorized by the BP Board acting through its authorized delegates and by the BPMP Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained); or

•	by either of BP or BPMP:

•

if the Closing does not occur on or before September 19, 2022 (whether before or after the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) BP or BPMP if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of BP, BP, Holdings or Merger Sub, or, in the case of BPMP, BPMP or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) BP or BPMP if, in the case of BP, BPMP or the General Partner, or, in the case of BPMP, BP, Holdings or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

•	if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the Required Limited Partner Written Consent has been obtained); and

•

by BP if BPMP or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to BPMP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, or the absence of certain changes or events are breached or failed to be true, in a way that the related condition to closing would not be satisfied, and such breach or failure is either incurable or not cured within 30 days following receipt of written notice from BP of such breach (unless BP, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by BPMP (which termination may be effected for BPMP by the BPMP Conflicts Committee without the consent, authorization or approval of the GP Board) if BP has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of BP, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the due issuance of the BP ADSs in connection with the Merger, or the absence of certain changes or events are breached or failed to be true, in a way that the related condition to closing would not be satisfied, and such breach or failure is either incurable or not cured within 30 days following receipt of written notice from BPMP of such breach (unless BPMP or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination (see page 69)

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement).

The Merger Agreement contains various amounts payable under the circumstances described below:

•

if the Merger Agreement is validly terminated by BP due to a material uncured breach by BPMP or the General Partner of any of its representations, warranties, covenants or agreements as described above, then BPMP will promptly pay BP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by BP and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0 million; and

•

if the Merger Agreement is validly terminated by BPMP due to a material uncured breach by BP of any of its representations, warranties, covenants or agreements as described above, then BP will promptly pay BPMP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by BPMP and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0  million, in each case, subject to certain limited restrictions.

No Appraisal Rights (see page 56)

BPMP Unitholders will have no appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters (see page 57)

In connection with the Merger, BP and BPMP each intends to make all required filings under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as well as any required filings or applications with the NYSE, the LSE and the United Kingdom Financial Conduct Authority (the “FCA”). BP and BPMP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and therefore, no filings with respect to the Merger were required to be made by BP or BPMP with the Federal Trade Commission (“FTC”) or the Antitrust Division of the Department of Justice (“DOJ”).

Listing of the BP ADSs to be Issued in the Merger; Delisting and Deregistration of the BPMP Common Units (see page 57)

BP expects to obtain approval to list (a) the BP ADSs to be issued pursuant to the Merger Agreement on the NYSE and (b) the BP Ordinary Shares underlying such BP ADSs on the LSE, which approval is a condition to the Closing. Upon completion of the Merger, the BPMP Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of BPMP (see page 57)

After the consummation of the Merger, it is expected that BPMP will remain an indirect wholly owned subsidiary of BP indefinitely. Following the Closing, BP plans to cause the reorganization of BPMP into a limited liability company with BPMP continuing to be taxed as a partnership, with Holdings and Amoco serving as its only members.

Accounting Treatment (see page 57)

BP prepares its consolidated financial statements in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as adopted by the UK, under which it consolidates BPMP as a subsidiary and recognizes BPMP Common Units not directly or indirectly owned by BP as non-controlling interest. The Merger will be accounted for as a buy-out of the BPMP Public Common Units representing a non-controlling interest in BPMP in accordance with IFRS 10 Consolidated Financial Statements, which requires that a change in a parent’s ownership interest that does not result in a change of control of a subsidiary, such as is the case in the Merger, be treated as an equity transaction, with no gain or loss recognized in BP’s consolidated group income statement upon consummation of the Merger. BP will no longer report a share of BPMP’s results or net assets as attributable to non-controlling interests and any excess of the purchase price over this share of net assets will be recorded within BP’s shareholders equity. For a more detailed discussion of the accounting treatment of the transaction, see the section entitled “The Merger—Accounting Treatment.”

Comparison of Rights of BP Shareholders and BPMP Unitholders (see page 71)

BP is a public limited company incorporated under the laws of England and Wales, and BPMP is a Delaware limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a public limited company. For more information concerning these differences, please read “Comparison of Rights of BP Shareholders and BPMP Unitholders” beginning on page 71.

Material U.S. Federal Income Tax Consequences (see page 111)

The receipt of BP ADSs in exchange for BPMP Common Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, the Merger will be treated as a taxable exchange of a U.S. Holder’s BPMP Common Units in exchange for BP ADSs received in the Merger, and the U.S. Holder will generally recognize gain or loss in an amount equal to the difference between the U.S. Holder’s amount realized (generally the sum of the fair market value of BP ADSs received and the U.S. Holder’s share of BPMP’s nonrecourse liabilities immediately prior to the merger) minus the U.S. Holder’s adjusted tax basis in the BPMP Common Units, determined as described below.

A U.S. Holder’s initial tax basis in BPMP Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the BPMP Common Units plus the U.S. Holder’s share of BPMP’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of BPMP’s income and by any increases in the U.S. Holder’s share of BPMP’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from BPMP, by the U.S. Holder’s share of BPMP’s losses, by any decreases in the U.S. Holder’s share of BPMP’s nonrecourse liabilities and by the U.S. Holder’s share of BPMP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the disposition of a common unit, including in connection with the Merger, a U.S. Holder’s basis in his BPMP Common Units will be increased by the U.S. Holder’s share of certain items related to business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of BPMP Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by BPMP and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a BPMP Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s BPMP Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of BPMP Common Units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its BPMP Common Units for more than twelve months as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the BP ADSs received by each U.S. Holder in the Merger, the adjusted tax basis of the BPMP Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

See “Material U.S. Federal Income Tax Consequences” for a more complete discussion of U.S. federal income tax consequences of the Merger.

Summary of Risk Factors (see page 14)

You should carefully consider all of the risk factors together with all of the other information included in, or incorporated by reference into, this consent statement/prospectus before deciding whether to deliver your written consent. Some of these risks include, but are not limited to, those described below and in more detail under the headings “Risk Factors—Risks Related to the Merger,” “Risk Factors—Tax Risks Related to the Merger and the Ownership of BP ADSs Received in the Merger,” “Risk Factors—Risks Inherent in an Investment in BP,” “Risk Factors—Risks Relating to BP’s Business” and “Risk Factors—Risks Relating to BPMP’s Business.”

•	Because the Exchange Ratio is fixed and because the market price of the BP ADSs will fluctuate prior to the completion of the Merger, BPMP Public Unitholders cannot be sure of the market value of the

BP ADSs they will receive as Merger Consideration relative to the value of BPMP Common Units they exchange.

•

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of BP ADSs and BPMP Common Units.

•	The date BPMP Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

•	BP and BPMP may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, BP and BPMP will not benefit from these costs.

•	If the Merger Agreement is terminated under specified circumstances, BP and BPMP may be responsible for the terminating party’s expenses in an amount up to $5.0 million.

•	BP and BPMP in the future may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

•

The Partnership Agreement limits the duties of the General Partner to BPMP Unitholders and restricts the remedies available to BPMP Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

•

Certain executive officers and directors of the General Partner have interests in the Merger that are different from, or in addition to, the interests they may have as BPMP Public Unitholders, which could have influenced their decision to support or approve the Merger.

•	Financial projections of BPMP may not be achieved.

•	The opinion of the BPMP Conflicts Committee’s financial advisor speaks only as of the date rendered based on circumstances and conditions existing as of the signing of the Merger Agreement.

•

The Merger will be a taxable transaction to BPMP Public Unitholders and, in such case, the resulting tax liability of a BPMP Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a BPMP Public Unitholder as a result of the Merger could be more than expected.

•

The U.S. federal income tax treatment of owning and disposing of BP ADSs received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of BPMP Common Units.

•	The BP ADSs to be received as a result of the Merger have different rights from BPMP Common Units.

•

While BPMP is a midstream company, BP is a fully integrated global energy company and BPMP Public Unitholders will therefore have direct exposure to the risks of the broader energy sector, including greater exposure to commodity price volatility.

In addition, BP and BPMP face other business, financial operational and legal risks and uncertainties detailed from time to time in BPs’ and BPMP’s SEC filings, including, but not limited to those discussed under Part I, Item 3.D of BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and discussions under the “Principal Risks and Uncertainties” section of BP’s second quarter and half year Report on Form 6-K for the period ended June 30, 2021 and in Part I, Item 1A of BPMP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item 1A of BPMP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, each of which are filed with the SEC and incorporated by reference into this consent statement/prospectus.

COMPARATIVE MARKET PRICES AND CASH DIVIDEND/DISTRIBUTION INFORMATION

BP ADSs and BPMP Common Units are each listed on the NYSE under the symbols “BP” and “BPMP,” respectively. The following table presents the closing prices of BP ADSs and BPMP Common Units on (i) December 17, 2021, the last trading day before the public announcement of the execution of the Merger Agreement, and (ii) February 23, 2022. The table also shows the equivalent per unit value of the BP ADSs included in the Merger Consideration for each BPMP Common Unit, which per unit values are calculated as the product of (i) the value per BP ADS and (ii) 0.575, the Exchange Ratio.

Date	BP ADSs Closing Price	BPMP Common Unit Closing Price	Equivalent Per Unit Information
December 17, 2021	$26.30	$12.91	$15.12
February 23, 2022	$31.13	$17.84	$17.90

The above table shows only a historical comparison. This comparison may not provide meaningful information to BPMP Unitholders in connection with making any decisions with respect to the Merger. BPMP Unitholders are urged to obtain current market quotations for BP ADSs and BPMP Common Units and to review carefully the other information contained in this consent statement/prospectus or incorporated herein by reference in making any decisions with respect to the Merger. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus for instructions on how to obtain the information that has been incorporated by reference. Historical performance is not necessarily indicative of any performance to be expected in the future. See the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 14 and 19, respectively, of this consent statement/prospectus.

Dividend and Share Data—BP

The declaration and payment of dividends by BP is subject to the discretion of the BP Board, and no assurance can be given that BP will pay dividends in the future. The BP Board determines whether dividends will be paid quarterly. The BP Board’s determination to pay dividends in the future will depend upon, among other things, general business conditions, BP’s financial results, contractual and legal restrictions regarding the payment of dividends by BP, planned investments by BP, and such other factors as the BP Board deems relevant.

As of February 23, 2022, BP had approximately 20,550,372,126 BP Ordinary Shares outstanding, including those represented by BP ADSs, and approximately 785,770,034 BP ADSs.

Distribution and Unit Data—BPMP

The Partnership Agreement provides that after the end of each quarter, BPMP will distribute its cash declared for distributions, if any, to BPMP Unitholders of record on the applicable record date. As a result of the Cancellation of BPMP Common Units and conversion into the right to receive the Merger Consideration in connection with the Merger, BPMP will no longer make quarterly distributions following the Closing (other than distributions with a record date prior to the date of the Closing).

As of February 23, 2022, BPMP had approximately 104,794,540 BPMP Common Units outstanding.

The Merger Agreement restricts the ability of BPMP to declare or pay certain distributions prior to the consummation of the Merger, including a prohibition against declaring or paying cash distributions (other than regular quarterly cash distributions consistent with past practice, not to be less than $0.3475 per BPMP Common Unit). See the section entitled “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 63.

RISK FACTORS

In addition to the other information included or incorporated by reference into this consent statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19 of this consent statement/prospectus, you should carefully consider the following risks before deciding whether to sign and deliver a written consent. In addition, you should read and consider the risks associated with each of the businesses of BP and BPMP, because these risks may also affect the combined company. A description of the material risks in respect of BP can be found in Part I, Item 3.D of BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and discussions under the “Principal Risks and Uncertainties” section of BP’s second quarter and half year Report on Form 6-K for the period ended June 30, 2021 and in respect of BPMP in Part I, Item 1A of BPMP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item 1A of BPMP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, each of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

Risks Related to the Merger

Because the Exchange Ratio is fixed and because the market price of the BP ADSs will fluctuate prior to the completion of the Merger, BPMP Public Unitholders cannot be sure of the market value of the BP ADSs they will receive as Merger Consideration relative to the value of BPMP Common Units they exchange.

The market value of the consideration that BPMP Unitholders will receive in the Merger will depend on the trading price of BP ADSs at the Closing. The Exchange Ratio that determines the number of BP ADSs that BPMP Public Unitholders will receive in the Merger is fixed at 0.575 BP ADSs for each BPMP Common Unit. This means that there is no mechanism contained in the Merger Agreement that would adjust the number of BP ADSs that BPMP Public Unitholders will receive based on any decreases or increases in the trading price of BP ADSs. Stock or unit price changes may result from a variety of factors (many of which are beyond BP’s and BPMP’s control), including:

•	changes in BP’s or BPMP’s business, operations and prospects;

•	changes in market assessments of BP’s or BPMP’s business, operations and prospects;

•	changes in market assessments of the likelihood that the Merger will be completed;

•	interest rates, commodity prices, general market, industry and economic conditions and other factors generally affecting the price of BP ADSs or BPMP Common Units; and

•	legislation, governmental regulation and legal developments in the businesses in which BP and BPMP operate.

If the price of BP ADSs at the Closing is less than the price of BP ADSs on the date that the Merger Agreement was signed, then the market value of the Merger Consideration will be less than contemplated at the time the Merger Agreement was signed.

The Merger is subject to conditions, including some conditions that may not be satisfied on a timely basis, if at all. Failure to complete the Merger, or significant delays in completing the Merger, could negatively affect each party’s future business and financial results and the trading prices of BP ADSs and BPMP Common Units.

The completion of the Merger is subject to a number of conditions. The completion of the Merger is not assured and is subject to risks. The Merger Agreement contains conditions, some of which are beyond the parties’ control, that, if not satisfied or waived, may prevent, delay or otherwise result in the Merger not occurring.

If the Merger is not completed, or if there are significant delays in completing the Merger, BP’s and BPMP’s future business and financial results and the trading prices of BP ADSs and BPMP Common Units could be negatively affected, and each of the parties will be subject to several risks, including the following:

•	there may be negative reactions from the financial markets due to the fact that current prices of BP ADSs and BPMP Common Units may reflect a market assumption that the Merger will be completed; and

•	the attention of management will have been diverted to the Merger rather than their own operations and pursuit of other opportunities that could have been beneficial to their respective businesses.

The date BPMP Public Unitholders will receive the Merger Consideration depends on the completion date of the Merger, which is uncertain.

Completing the Merger is subject to several conditions, not all of which are controllable by BP or BPMP. Accordingly, the date on which BPMP Public Unitholders will receive Merger Consideration depends on the completion date of the Merger, which is uncertain and subject to several closing conditions.

BP and BPMP may incur substantial transaction-related costs in connection with the Merger. If the Merger does not occur, BP and BPMP will not benefit from these costs.

BP and BPMP expect to incur substantial expenses in connection with completing the Merger, including fees paid to legal, financial and accounting advisors, filing fees, written consent costs and printing costs. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time.

If the Merger Agreement is terminated under specified circumstances, BP and BPMP may be responsible for the terminating party’s expenses in an amount up to $5.0 million.

If the Merger Agreement is terminated under specified circumstances, either BP or BPMP may be required to make a payment of up to $5.0 million in respect of the other party’s expenses. If such termination expenses are payable, the payment of such termination expenses could have material and adverse consequences to the financial condition and operations of the party responsible for such payment.

BP and BPMP in the future may be targets of securities class action and derivative lawsuits, which could result in substantial costs and may delay or prevent the completion of the Merger.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements in an effort to enjoin the relevant merger or seek monetary relief. Even if any future lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An unfavorable resolution of any such litigation surrounding the Merger could delay or prevent its consummation. In addition, the costs of defending the litigation, even if resolved in BP’s or BPMP’s favor, could be substantial and such litigation could distract BP and BPMP from pursuing the consummation of the Merger and other potentially beneficial business opportunities. See “The Merger—Litigation Relating to the Merger.”

The Partnership Agreement limits the duties of the General Partner to BPMP Unitholders and restricts the remedies available to BPMP Unitholders for actions taken by the General Partner that might otherwise constitute breaches of its duties.

In light of potential conflicts of interest between BP and the General Partner, on the one hand, and BPMP and the BPMP Unitholders other than the BP Parties, on the other hand, the GP Board submitted the Merger and related matters to the BPMP Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members pursuant to the “Special Approval” provision in the Partnership Agreement. Under the Partnership Agreement:

•

any resolutions or course of action by the General Partner or its affiliates in respect of a conflict of interest is permitted or deemed approved by all partners of BPMP and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law, in equity or otherwise, if the resolution or course of action is approved by Special Approval; and

•

the General Partner may consult with legal counsel and investment bankers selected by it, and any action taken or omitted to be taken in reliance upon the opinion of such persons as to matters that the General Partner reasonably believes to be within such person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The BPMP Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf of the BPMP Public Unitholders and BPMP. Among other things, the BPMP Conflicts Committee, by unanimous vote, in good faith, (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of BPMP or the BPMP Public Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (iii) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (iv) directed, on behalf of the GP Board, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the holders of BPMP Common Units pursuant to the Partnership Agreement and authorized the holders of the BPMP Common Units to act by written consent pursuant to the Partnership Agreement. The duties of the General Partner, the GP Board and the BPMP Conflicts Committee to BPMP Unitholders in connection with the Merger are substantially limited by the Partnership Agreement.

Certain executive officers and directors of the General Partner have interests in the Merger that are different from, or in addition to, the interests they may have as BPMP Unitholders, which could have influenced their decision to support or approve the Merger.

Certain executive officers and directors of the General Partner own equity interests in BP, receive fees and other compensation from BP and will have rights to ongoing indemnification and insurance coverage by the surviving company that give them interests in the Merger that may be different from, or be in addition to, interests of a BPMP Public Unitholder.

Financial projections of BPMP may not be achieved.

In connection with the Merger, BP and BPMP prepared and the BPMP Conflicts Committee considered, among other things, internal financial forecasts for BPMP. These forecasts speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, make a number of assumptions and are subject to significant economic, competitive, industry and other uncertainties, and may be surpassed or not be achieved in full, at all or within projected time frames. In addition, the failure of such business segments to achieve projected results could have an adverse effect on BP’s share price and financial position following the Merger.

The opinion of the BPMP Conflicts Committee’s financial advisor speaks only as of the date rendered based on circumstances and conditions existing as of the signing of the Merger Agreement.

The BPMP Conflicts Committee received an opinion from its financial advisor in connection with the signing of the Merger Agreement based on circumstances and conditions existing at that time. Changes in the operations and prospects of BP and BPMP, general market and economic conditions and other factors that may be beyond the control of BP or BPMP, and on which the BPMP Conflicts Committee’s financial advisor’s opinion was based, may significantly alter the value of BP and/or BPMP or the prices of BP ADSs or BPMP Public Common Units by the time the Merger is completed. The opinion speaks only as of the date rendered and, accordingly, does not address the fairness of the Exchange Ratio from a financial point of view as of any date other than the date of such opinion, including upon completion of the Merger.

Tax Risks Related to the Merger and the Ownership of BP ADSs Received in the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences” and “Material UK Tax Consequences” for a more complete discussion of the expected U.S. federal income tax and UK tax consequences of the Merger and owning and disposing of BP ADSs received in the Merger.

The Merger will be a taxable transaction to BPMP Public Unitholders and, in such case, the resulting tax liability of a BPMP Public Unitholder, if any, will depend on the unitholder’s particular situation. The tax liability of a BPMP Public Unitholder as a result of the Merger could be more than expected.

BPMP Public Unitholders will receive BP ADSs as the Merger Consideration. Although BPMP’s Public Unitholders will receive no cash consideration, the Merger will be treated as a taxable exchange by U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of BPMP Common Units for U.S. federal income tax purposes. In such case, as a result of the Merger, a BPMP Public Unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder’s amount realized (generally the sum of the fair market value of BP ADSs received and such U.S. Holder’s share of BPMP’s nonrecourse liabilities immediately prior to the merger) and the unitholder’s adjusted tax basis in the BPMP Common Units, which will include the U.S. Holder’s share of BPMP’s nonrecourse liabilities immediately prior to the merger and will be increased by the U.S. Holder’s share of business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest. The amount of gain or loss recognized by each BPMP Public Unitholder in the Merger will vary depending on each unitholder’s particular situation, including the value of the BP ADSs received by each unitholder in the Merger, the adjusted tax basis in the BPMP Common Units exchanged by each unitholder in the Merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

Because the value of any BP ADSs received in the Merger will not be known until the Effective Time, a BPMP Public Unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss recognized as a result of the Merger, until such time. In addition, because prior distributions in excess of a BPMP Public Unitholder’s allocable share of BPMP’s net taxable income decrease the unitholder’s tax basis in its common units, the amount, if any, of the prior excess distributions with respect to such BPMP Common Units will, in effect, become taxable income to a unitholder if the aggregate value of the consideration received in the Merger is greater than the unitholder’s adjusted tax basis in its common units, even if the aggregate value of the consideration received in the Merger is less than the unitholder’s original cost basis in its common units. Furthermore, a portion of any gain or loss recognized as a result of the Merger, which could be substantial, will be separately computed and taxed as ordinary income to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by BPMP and its subsidiaries. Such ordinary income may be recognized even if the BPMP Public Unitholder’s amount realized on the exchange of such unitholder’s BPMP Common Units pursuant to the Merger is less than such unitholder’s adjusted basis in its BPMP Common Units. Consequently, a BPMP Public Unitholder may recognize both ordinary income and capital loss upon the exchange of BPMP Common Units in the Merger.

For a more complete discussion of the U.S. federal income tax and UK tax consequences of the Merger, please read “Material U.S. Federal Income Tax Consequences” and “Material UK Tax Consequences.”

The U.S. federal income tax treatment of owning and disposing of BP ADSs received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of BPMP Common Units.

BPMP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax. Instead, each BPMP Unitholder is required to take into account its respective share of BPMP’s items of income, gain, loss and deduction in computing its federal income tax liability, even if no cash distributions are made by BPMP to the unitholder. A pro rata distribution of cash by BPMP to a BPMP Public Unitholder who is a U.S. Holder is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the BPMP Public Unitholder’s adjusted tax basis in its BPMP Common Units.

In contrast, BP is classified as a corporation for U.S. federal income tax purposes and is generally subject to U.S. federal income tax on its U.S. source income and income effectively connected with a U.S. trade or business, if any. A distribution of cash by BP to a holder of BP ADSs who is a U.S. Holder will generally be included in such U.S. Holder’s income as ordinary dividend income to the extent of BP’s current or accumulated “earnings and profits,” as determined under U.S. federal income tax principles. A portion of the cash distributed to holders of BP ADSs by BP after the Merger may exceed BP’s current and accumulated earnings and profits. Cash distributions to a holder of BP ADSs who is a U.S. Holder in excess of BP’s current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing the U.S. Holder’s adjusted tax basis in the holder’s BP ADSs and, to the extent the cash distribution exceeds the holder’s adjusted tax basis, as capital gain from the sale or exchange of such BP ADSs. However, consistent with many similarly situated non-U.S. corporations, BP does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each U.S. Holder of BP ADSs generally should expect distributions made by BP to be reported to them as dividends. See “Material U.S. Federal Income Tax Consequences.”

Risks Inherent in an Investment in BP

The BP ADSs to be received as a result of the Merger have different rights from BPMP Common Units.

Following completion of the Merger, BPMP Public Unitholders will no longer hold BPMP Public Common Units, but will instead hold BP ADSs. BP is a public limited company incorporated under the laws of England and Wales, and BPMP is a limited partnership. There are important differences between the rights of BPMP Unitholders and the rights of BP Shareholders. See “Comparison of Rights of BP Shareholders and BPMP Unitholders” beginning on page 71.

While BPMP is a midstream company, BP is a fully integrated global energy company and BPMP Public Unitholders will therefore have direct exposure to the risks of the broader energy sector, including greater exposure to commodity price volatility.

If the Merger is consummated, BPMP Public Unitholders will become BP Shareholders. BP is a fully integrated global energy company. BP’s existing business has different risks associated with it than those associated with BPMP, which is focused on the ownership, operation, development and acquisition of pipelines and other midstream assets. For example, BP’s upstream business is exposed to greater direct commodity price volatility than BPMP. Additionally, BP has announced ambitions to reach net zero carbon emissions by 2050 or sooner, and intends to implement certain changes in strategy in furtherance of that goal. Accordingly, the performance of the combined company is likely to be different from the performance of BPMP Common Units in the absence of the Merger. Some of these risks include, but are not limited to, those referenced below under the headings “Risk Factors—Risks Relating to BP’s Business.”

Risks Relating to BP’s Business

You should read and consider risk factors specific to BP’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 3.D of BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and discussions under the “Principal Risks and Uncertainties” section of BP’s second quarter and half year Report on Form 6-K for the period ended June 30, 2021, and in other documents that are incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

Risks Relating to BPMP’s Business

You should read and consider risk factors specific to BPMP’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of BPMP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item 1A of BPMP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and in other documents that are incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This consent statement/prospectus and the information incorporated by reference in this consent statement/prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Forward-looking statements are based on the current beliefs and assumptions of the management of BP and BPMP and can often be identified by terms and phrases that include “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “would,” “could,” “may,” “plan,” “project,” “predict,” “will,” “potential,” “forecast,” “target,” “guidance,” “outlook,” or other similar terminology. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements. Accordingly, there is no assurance that such results will be realized.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements included or incorporated by reference in this consent statement/prospectus might not occur or might occur to a different extent or at a different time than described. Actual results may differ materially from the current expectations of BP and BPMP depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that BP and BPMP file with the SEC. See the sections entitled “Risk Factors” beginning on page 14 of this consent statement/prospectus and “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus. Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:

•	the risk that a condition to the Closing may not be satisfied on a timely basis, if at all;

•	the possibility that the market price of BP ADSs will fluctuate prior to the completion of the Merger causing the value of the Merger Consideration to change;

•	the timing of the completion of the Merger;

•	the substantial transaction-related costs that may be incurred by BP and BPMP in connection with the Merger;

•	the possibility that BP and BPMP may be the targets of securities class actions and derivative lawsuits;

•	the limited duties the Partnership Agreement places on the General Partner for actions taken by the General Partner;

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the risk that certain officers and directors of BP and the General Partner have interests in the Merger that are different from, or in addition to, the interests they may have as BPMP Unitholders or BP Shareholders, respectively;

•	the loss of BPMP’s status as a partnership for U.S. federal income tax purposes at any time before the completion of the Merger;

•	the possibility that financial projections by BP and BPMP may not prove to be reflective of actual future results;

•	the different rights associated with owning BP ADSs rather than BPMP Common Units;

•	the risk that the market value of the BP ADSs will decline;

•	the potential dilution of BP’s earnings per BP Share; and

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other business, financial operational and legal risks and uncertainties detailed from time to time in BP’s and BPMP’s SEC filings, including, but not limited to those discussed under Part I, Item 3.D of BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020 and discussions under the “Principal Risks and Uncertainties” section of BP’s second quarter and half year Report on Form 6-K for the period ended June 30, 2021 and Part I, Item 1A of BPMP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Part II, Item 1A of BPMP’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, each of which are incorporated by reference into this consent statement/prospectus.

Except as otherwise required by law, neither BP nor BPMP is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this consent statement/prospectus are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date such statement is made.

INFORMATION ABOUT THE COMPANIES

BP p.l.c.

BP p.l.c. was incorporated in 1909 in England and Wales. BP p.l.c. is a public company limited by shares, incorporated under the name BP p.l.c. and is registered in England and Wales with registered number 102498.

You can find a more detailed description of BP’s business and recent transactions in BP’s Annual Report on Form 20-F for the year ended December 31, 2020, which is incorporated by reference in this consent statement/prospectus.

BP’s principal executive offices are located on 1 St. James’s Square, London SW1Y 4PD, United Kingdom. BP’s telephone number is (011) 44-20-7496-4000.

The BP Ordinary Shares are listed on the LSE under the symbol “BP.” and the Frankfurt, Dusseldorf and Hamburg Stock Exchanges under the symbol “BPE5”, and the BP ADSs are listed on the NYSE under the symbol “BP”.

Additional information about BP is included in the section entitled “Information about the Companies” beginning on page 21 of this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

BP Midstream Partners LP and BP Midstream Partners GP LLC

BPMP is a Delaware limited partnership formed by Holdings and the General Partner on May 22, 2017. On October 30, 2017, BPMP completed its IPO of BPMP Common Units. BPMP is a master limited partnership formed to own, operate, develop and acquire pipelines and other midstream assets. BPMP’s assets consist of interests in entities that own crude oil, natural gas, refined products and diluent pipelines and refined product terminals serving as key infrastructure for BP and other customers to transport onshore crude oil production to the Whiting Refinery (owned by an indirect wholly owned subsidiary of BP) and offshore crude oil and natural gas production to key refining markets and trading and distribution hubs. Certain BPMP assets deliver refined products and diluent from the Whiting Refinery and other U.S. supply hubs to major demand centers.

The BPMP Common Units are listed on the NYSE under the symbol “BPMP”.

Additional information about BPMP is included in the documents incorporated by reference into this consent statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 119 of this consent statement/prospectus.

BPMP Midstream Partners GP LLC is the general partner of BPMP. Its board of directors and executive officers manage BPMP. The General Partner is indirectly wholly owned by BP through Holdings.

BPMP’s and the General Partner’s principal executive offices are located at 501 Westlake Boulevard, Houston, Texas 77079, and its telephone number is +1 (281) 366-2000.

BP Midstream RTMS LLC

Merger Sub is a Delaware limited liability company and an indirect wholly owned subsidiary of BP. Merger Sub was formed on December 14, 2021 solely for the purpose of consummating a merger with BPMP and has no operating assets. Merger Sub has not carried on any activities to date except for activities incidental to its formation and activities undertaken in connection with a potential merger with BPMP.

Merger Sub’s principal executive offices are located at 501 Westlake Boulevard, Houston, Texas 77079, and its telephone number is +1 (281) 366-2000.

WRITTEN CONSENTS OF BPMP UNITHOLDERS

BPMP Common Units Entitled to Consent and Consent Required

Only BPMP Unitholders of record at the close of business on the Record Date will receive this consent statement/prospectus and be entitled to execute and deliver a written consent with respect to the Merger Agreement and the Merger. The approval of the Merger Agreement and the Merger by BPMP requires the affirmative vote or consent of a majority of the outstanding BPMP Common Units.

Pursuant to the terms of the Support Agreement, Holdings has irrevocably and unconditionally agreed to deliver the Support Written Consent within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represent approximately 54.4% of the outstanding BPMP Common Units. Accordingly, the delivery of the Support Written Consent by Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, without the vote or consent of any of the BPMP Public Unitholders.

Submission of Consents

BPMP Unitholders of record at the close of business on the Record Date may consent to the approval of the Merger Agreement and the Merger with respect to their BPMP Common Units by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it in the postage-paid envelope BPMP provides or by mailing the written consent to BP Midstream Partners LP, c/o Mediant Communications Inc., P.O. Box 8035, Cary, NC 27512, or by submitting a new written consent online by visiting www.proxydocs.com/BPMP and following the instructions described therein. If you do not return your written consent, it will have the same effect as a vote against the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Upon the later of (i) 11:59 p.m. (Eastern Time) on April 4, 2022 and (ii) the date on which a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to Mediant Communications Inc., the consent process will conclude. The delivery of the Support Written Consent will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, without the vote or consent of any of the BPMP Public Unitholders.

Revocation of Consents

You may revoke or change your consent by mailing a notice of revocation or a new written consent with a later date to BP Midstream Partners LP, c/o Mediant Communications Inc., P.O. Box 8035, Cary, NC 27512, or by submitting a new written consent online by visiting www.proxydocs.com/BPMP and following the instructions described therein, in each case, that is received by the later of (i) 11:59 p.m. (Eastern Time) on April 4, 2022 and (ii) the date on which the consents of a sufficient number of BPMP Common Units to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to Mediant Communications Inc.

Expenses

BP and BPMP will each pay one-half of the cost of printing and mailing these consent materials to the BPMP Unitholders.

THE MERGER

General

On December 19, 2021, BP, Holdings, Merger Sub, BPMP and the General Partner entered into the Merger Agreement pursuant to which, upon the terms and subject to the conditions therein, Merger Sub will merge with and into BPMP, with BPMP surviving as an indirect wholly owned subsidiary of BP.

Pursuant to the Merger Agreement, each outstanding BPMP Public Common Unit immediately prior to the Effective Time will be converted into, and will thereafter represent only, the right to receive the Merger Consideration and following such conversion, will be automatically cancelled, and each such BPMP Public Common Unit will cease to be outstanding. No fractional BP ADSs will be issued in the Merger. Instead of receiving any fractions of a BP ADS, all fractions of BP ADSs to which a holder of BPMP Public Common Units would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole BP ADS. If a BPMP Public Unitholder holds BPMP Public Common Units in “street name”, the impact of such rounding on the number of BP ADSs received will be in accordance with the policies and procedures of such BPMP Public Unitholder’s bank, broker or other nominee.

In addition, any Partnership LTIP Award that is outstanding immediately prior to the Effective Time will cease to relate to or represent any right to receive BPMP Common Units and will be converted into the right to receive the Merger Consideration, except that the number of the BP ADSs issued shall be equal to the number of BPMP Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. Immediately following the consummation of the Merger, the interests in BPMP owned by BP and its subsidiaries will remain outstanding as limited partner interests in the surviving entity, and the General Partner will continue to own the non-economic general partner interest and Incentive Distribution Rights in the surviving entity.

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by BPMP requires the affirmative vote or written consent of the holders of a majority of the outstanding BPMP Common Units.

Pursuant to the terms of the Support Agreement, Holdings has irrevocably and unconditionally agreed to deliver the Support Written Consent within two business days following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represent approximately 54.4% of the outstanding BPMP Common Units. Accordingly, the delivery of the Support Written Consent by Holdings will be sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, without the vote or consent of any of the BPMP Public Unitholders.

BP’s Ownership Interest in and Control of BPMP

BPMP Unitholders should be aware that BPMP is controlled by BP through BP’s 100% indirect ownership of the General Partner. The General Partner owns all of the outstanding general partner interests in BPMP. As a result, Holdings, an indirect wholly owned subsidiary of BP, appoints the members of the GP Board, and therefore, BP could be seen as controlling all of BPMP’s decisions, other than those involving certain conflicts of interest with BP or that require an affirmative vote of holders of the limited partner interests in BPMP pursuant to and in the percentages specified by the Partnership Agreement. In addition, as of February 25, 2022, BP, through its ownership of Holdings, owns approximately 54.4% of the outstanding BPMP Common Units.

Certain persons currently employed by BP or its subsidiaries (collectively, the “BP Group”) have a relationship with BPMP.

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Robert P. Zinsmeister, who serves as a Director of the GP Board and as Chief Executive Officer of the General Partner, also serves as M&A Distinguished Advisor for BP Group’s global mergers and acquisitions organization.

•	David Kurt, who serves as the Chief Operating Officer of the General Partner, also serves as Vice President of Terminals & Pipelines for the BP Group’s production & operations organization.

•	Derek Rush, who serves as the Chief Development Officer of the General Partner, also serves as Global Logistics & BPMP Senior Finance Manager for the BP Group’s customers & products organization.

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Hans F. Boas, who serves as Chief Legal Counsel and Secretary of the General Partner, also serves as a Managing Counsel in the BP Group legal organization supporting BP Group’s treasury functions in the United States.

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J. Douglas Sparkman, who currently serves as the Chairman of the GP Board, previously served as Senior Vice President, Financial Planning and Analysis of bp solutions for BP Group’s regions, cities & solutions organization prior to his retirement from BP on December 31, 2021.

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Jack T. Collins, who serves as a Director on the GP Board and Chief Financial Officer of the General Partner, also serves as President of bpx energy for BP Group’s production and operations organization. He serves as a Director and the President of BP America Production Company, an indirect wholly owned subsidiary of BP, and serves as a director and officer of certain other BP Group entities.

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Clive Christison, who serves as a Director on the GP Board, also serves as Senior Vice President of Fuel Supply and Midstream for the BP Group customers & products organization. Mr. Christison also serves as a director and officer of certain other BP Group entities.

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Starlee Sykes, who serves as a Director on the GP Board, also serves as Senior Vice President of the Gulf of Mexico and Canada Region for the BP Group production & operations organization. Ms. Sykes serves as a director and officer of certain other BP Group entities

Background of the Merger

The Pipelines Board and its management, which are responsible for overseeing BP’s North American midstream portfolio, BP management, together with the BP Board, and management of the General Partner, together with the GP Board, regularly review operational and strategic opportunities to increase value for BP’s and BPMP’s respective investors. In connection with these reviews, the parties have, from time to time, evaluated potential transactions that would further their respective strategic objectives.

In recent years, BP and Pipelines have from time to time considered the external environment for master limited partnerships (“MLPs”) generally, and for BPMP specifically, including the reduced accessibility of equity capital markets for MLPs and other energy companies; the increasing cost of capital for MLPs; the increased desire of investors for companies legally structured as traditional corporations for governance and liquidity reasons; the passage of the Tax Cuts and Jobs Act of 2017, which lowered the U.S. federal corporate income tax rate from 35% to 21% and thereby reduced the relative tax benefits of the MLP pass-through structure; and the perceived effects of such market dynamics on the trading prices for the BPMP Common Units. These market trends have led to numerous transactions involving MLPs, including buy-ins of MLPs by their corporate sponsors, acquisitions of MLPs by third parties, conversions of MLPs to corporations for income tax and state law purposes and simplifications of MLPs in which incentive distribution rights are modified or eliminated to improve the MLPs’ cost of capital. The overall result of these transactions has been a significant reduction in the number of outstanding MLPs from when BPMP initially went public in 2017.

Beginning in March 2021, Pipelines began to actively consider potential options with respect to its investment in BPMP, and engaged Baker Botts L.L.P. (“Baker Botts”) as its legal counsel. Over this period, Pipelines and its advisors met a number of times telephonically, considered different transaction structures, and developed a view as to the long-term value of BPMP. On April 16, 2021 and following an update to the Pipelines Board, senior executives of BP were briefed by BP management about potential options relating to a transaction involving BPMP and timing aspects related thereto. Subsequently, throughout May 2021, senior executives of BP briefed certain BP Board members on the potential transaction options. In June 2021, Pipelines formally engaged BofA Securities, Inc. (“BofA Securities”) as its financial advisor.

On June 24, 2021, the Pipelines Board held a meeting with representatives of BP, Baker Botts and BofA Securities to discuss various options with respect to a potential transaction involving BPMP. At this meeting, representatives of BofA Securities presented on the challenges of the market for MLPs, including the difficulties in accessing the equity capital markets and the difficulty of using BPMP’s equity securities as currency to finance further growth through dropdown transactions or otherwise, and cited how these and other concerns could make a buy-in transaction attractive for both parties. They also discussed various alternatives to a buy-in transaction including a simplification transaction with respect to BPMP’s incentive distribution rights, a conversion of BPMP to a corporation for federal income tax purposes and potential transactions with third parties. Representatives of Baker Botts presented on the disclosure and documentation items associated with various transaction structures as well as the typical process and associated litigation risk involved in an MLP buy-in transaction. At this meeting, the Pipelines Board decided to continue assessing a potential transaction involving BPMP and to seek support from the BP Board to use BP equity securities as consideration in a potential transaction.

On July 15, 2021, the Audit Committee of the BP Board was briefed by members of BP management on the Proposed Transaction. On July 16, 2021, the BP Board held regularly scheduled meetings at which a potential buy-in of BPMP and Pipelines’ request to use BP equity securities as consideration in such a transaction were considered. At the July 16, 2021 meetings, the BP Board decided to delegate the full authority to approve a buy-in transaction and the terms and conditions of such a transaction to the standing Results Committee of the BP Board. Following this delegation, the Results Committee of the BP Board held a meeting on August 2, 2021 to consider materials prepared by BP and Pipelines management with respect to a potential buy-in of BPMP. At this meeting, the Results Committee of the BP Board resolved to allow, in principle, the use of BP equity securities as consideration in a potential transaction and to further delegate full authority to approve a buy-in transaction (including the entering into definitive documents in connection therewith) to either BP’s Chief Executive Officer, Bernard Looney, or Chief Financial Officer, Murray Auchincloss, acting individually. On August 3, 2021, BP management met to authorize Pipelines to make a proposal with respect to a transaction, should the Pipelines Board approve such a proposal, and to negotiate the terms of a potential transaction within specified parameters.

On August 4, 2021, the Pipelines Board held a meeting with representatives of BP, Baker Botts and BofA Securities to discuss an initial proposal for a buy-in of BPMP. At this meeting, representatives of BofA Securities presented materials discussing transaction considerations and initial proposals in precedent transactions. Representatives of Baker Botts then presented materials discussing various structuring and process matters with the Pipelines Board. After conferring with its advisors, the Pipelines Board authorized Pipelines to make a non-binding proposal to the GP Board for Pipelines to acquire all of the BPMP Common Units held by the BPMP Public Unitholders (the “BPMP Public Common Units”) through a merger transaction (the “Proposed Transaction”) in exchange for BP ADSs at a to-be-determined fixed exchange ratio based on the 30-day volume weighted average closing price of the BP ADSs as of the day immediately preceding the signing of a definitive merger agreement and a value per BPMP Public Common Unit of $13.01, which was that day’s closing price for the BPMP Common Units. At the same meeting, the Pipelines Board authorized Mr. Hiten Mehta, BP’s Project Manager for the Proposed Transaction, to negotiate the terms of the Proposed Transaction with the BPMP Conflicts Committee, subject to final approval of the Pipelines Board.

Later that evening the President of Pipelines sent a proposal letter (the “Initial Offer”) to BPMP laying out the Proposed Transaction. The Initial Offer indicated that Pipelines believed a combination of BP and BPMP was in the best interests of all stakeholders because, among other things, (i) the Initial Offer valued the full long-term value of the BPMP Common Units, (ii) the Proposed Transaction was expected to offer BPMP Public Unitholders long-term financial stability through ownership of a diversified investment portfolio, improved liquidity and enhanced governance rights and (iii) the MLP market remained challenged from a valuation and investor interest perspective. The Initial Offer also indicated Pipelines’ willingness to cause Holdings to execute a customary support agreement to vote its BPMP Common Units in favor of the Proposed Transaction. The following morning, Pipelines filed an update to its Schedule 13D with the SEC publicly disclosing the terms of the Initial Offer.

On August 12, 2021, the GP Board held a meeting at which the GP Board appointed Walter Clements, Michele F. Joy and Robert Malone as the three members of the BPMP Conflicts Committee. Ms. Joy was appointed Chairman of the BPMP Conflicts Committee. In each case, those appointments followed determinations by the GP Board, as applicable, in its business judgment, that each such director is “independent” within the NYSE’s definition of that term and that those individuals satisfy the independence requirements for service on an audit committee under Rule 10A-3 of the Exchange Act and for service on a conflicts committee under the Partnership Agreement. In making those determinations, the GP Board considered, among other things (i) the qualifications, background, experience and independence of each such director, as set forth on the director and officer questionnaires and supplemental interviews most recently completed by those individuals, (ii) the holdings by each such director of equity securities of each of BP and BPMP, and (iii) such other information as the GP Board deemed appropriate regarding the qualifications, background and experience of each such director.

At the August 12, 2021 meeting, the GP Board also authorized, by resolutions, the BPMP Conflicts Committee to (i) review and evaluate the Proposed Transaction; (ii) direct the officers and employees of the General Partner and its subsidiaries to provide the BPMP Conflicts Committee with such information and assistance as may be requested by the BPMP Conflicts Committee; (iii) negotiate the terms and provisions, and determine the advisability, of the Proposed Transaction; (iv) determine whether or not to approve the Proposed Transaction by “Special Approval”, as defined in the Partnership Agreement; (v) approve or disapprove, on behalf of the full GP Board and in the BPMP Conflicts Committee’s sole discretion, the Proposed Transaction; (vi) if so approved by the BPMP Conflicts Committee, on behalf of the full GP Board and in the BPMP Conflicts Committee’s sole discretion, to take such other actions as are necessary, advisable or appropriate to consummate the Proposed Transaction; (vii) review and advise on any public disclosure to be made by BPMP with respect to the Proposed Transaction and any related transaction documentation; and (viii) do such other things and make such recommendations to the GP Board as it may determine, in its sole discretion, to be advisable in connection with the foregoing. The BPMP Conflicts Committee was also authorized to retain legal and financial advisors in its sole discretion.

In late August 2021, the BPMP Conflicts Committee interviewed two legal counsels to advise the BPMP Conflicts Committee in connection with the Proposed Transaction. The BPMP Conflicts Committee ultimately selected Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) as its legal counsel with respect to the Proposed Transaction.

In late August 2021, the BPMP Conflicts Committee interviewed two financial advisors to advise the BPMP Conflicts Committee in connection with the Proposed Transaction. The BPMP Conflicts Committee ultimately selected TPH as its financial advisor with respect to the Proposed Transaction. In connection with TPH’s engagement, the BPMP Conflicts Committee noted, based on information provided by TPH, the absence of material relationships of TPH with BPMP, the General Partner, BP, Pipelines, Holdings and certain related entities.

On August 27, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn to discuss the qualifications and independence of the members of the BPMP Conflicts Committee. Gibson Dunn reported on its privileged analysis of potential conflicts regarding the members of the BPMP Conflicts Committee, including with respect historical employment relationships between Mr. Malone and Mr. Clements and BP and its affiliates. Members of the BPMP Conflicts Committee asked various questions, which were answered by Gibson Dunn. Following discussion amongst the BPMP Conflicts Committee members and Gibson Dunn, the BPMP Conflicts Committee determined that each of Ms. Joy, Mr. Malone and Mr. Clements would continue to serve as members of the BPMP Conflicts Committee.

On September 1, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn to discuss the transaction process and certain key issues and considerations in connection with the BPMP Conflicts Committee’s exploration, consideration, review and evaluation of the Proposed Transaction. The BPMP Conflicts Committee also discussed with representatives of Gibson Dunn the materials prepared by Gibson Dunn regarding the duties of directors of the General Partner, the framework for resolution of conflicts of interest involving BPMP, the process and recommendations for resolution of conflicts of interest in connection with the Proposed Transaction, and related topics. After such discussion, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH, at which meeting TPH reviewed with the BPMP Conflicts Committee certain preliminary financial information regarding the Proposed Transaction. Later that morning, the BPMP Conflicts Committee and representatives of Gibson Dunn and TPH met with representatives of Pipelines, the General Partner, Baker Botts and BofA Securities. Representatives of Pipelines made a presentation to the BPMP Conflicts Committee regarding the Proposed Transaction prepared by Pipelines and BPMP management, including their rationale for the Proposed Transaction. Representatives of Pipelines reviewed with the BPMP Conflicts Committee and its advisors the strategic reasons for the Proposed Transaction and the logic underlying the Initial Offer and the proposed valuation. Representatives of BPMP and Pipelines then discussed with the BPMP Conflicts Committee and its advisors BPMP’s assets and the financial projections associated with those assets. After the presentation, the BPMP Conflicts Committee, Gibson Dunn and TPH met to discuss such presentation and the Proposed Transaction.

On September 2, 2021, Pipelines granted Gibson Dunn, and on September 7, 2021, Pipelines granted TPH, access to a virtual data room containing legal due diligence materials with respect to BPMP and certain financial projections for BPMP. From September through the execution of the definitive Merger Agreement in December 2021, the BPMP Conflicts Committee, with the assistance of its advisors, reviewed and discussed various financial and legal matters and information relating to BPMP and the Proposed Transaction.

On September 24, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH, at which meeting TPH reviewed with the BPMP Conflicts Committee certain preliminary financial information regarding the Proposed Transaction based on the preliminary data provided by Pipelines and BPMP management.

On October 8, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH, at which meeting TPH reviewed with the BPMP Conflicts Committee certain updated preliminary financial information regarding the Proposed Transaction based on additional asset details provided by Pipelines and BPMP management.

On October 11, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH, at which meeting TPH reviewed with the BPMP Conflicts Committee certain supplemental preliminary financial information regarding the Proposed Transaction. Also at this meeting, the BPMP Conflicts Committee discussed with its advisors a potential negotiation strategy and a potential counterproposal to Holdings with respect to the Proposed Transaction. After such discussion, the BPMP Conflicts Committee unanimously agreed to make a counterproposal whereby Holdings would acquire all of the BPMP Public Common Units at a value of $16.98 per BPMP Public Common Unit payable in BP ADSs, at an exchange ratio reflecting an appropriate premium to the exchange ratio implied by the Initial Offer (the “First Conflicts Committee Counterproposal”). The BPMP Conflicts Committee determined that the First Conflicts Committee Counterproposal should also indicate that the BPMP Conflicts Committee expected that the Proposed Transaction would be subject to approval by a majority of the BPMP Public Common Units (the “Majority of the Minority Approval”).

On October 12, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss a draft of a counterproposal letter reflecting the First Conflicts Committee Counterproposal. Following revisions to the letter requested by the BPMP Conflicts Committee, the BPMP Conflicts Committee authorized Gibson Dunn to send the letter to Holdings, which Gibson Dunn did later that day.

On October 13, 2021, at the direction of Pipelines and the BPMP Conflicts Committee, respectively, representatives of BofA Securities held a teleconference with representatives of TPH to discuss certain assumptions underlying the First Conflicts Committee Counterproposal. Following this call, representatives of Pipelines held discussions with representatives of Baker Botts and BofA Securities regarding the First Conflicts Committee Counterproposal.

On October 14, 2021, Mr. Mehta updated members of the Pipelines Board on the status of the transaction. Later that day, Mr. Mehta presented a revised proposal to the BPMP Conflicts Committee with respect to the Proposed Transaction that valued the BPMP Public Common Units at $13.90 per unit at a to-be-agreed fixed exchange ratio and rejected the BPMP Conflicts Committee’s proposal to condition the Proposed Transaction upon the Majority of the Minority Approval (the “Second Offer”). On the same day, representatives of BofA Securities and TPH had a call to discuss the Second Offer.

On October 15, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss the Second Offer. After such discussion, the BPMP Conflicts Committee unanimously agreed that the value per Public Common Unit offered in the Second Offer was insufficient. The BPMP Conflicts Committee directed TPH to (i) conduct a further financial review, and (ii) contact BofA Securities to request a meeting on behalf of the BPMP Conflicts Committee in which Holdings would present to the BPMP Conflicts Committee the rationale for the Second Offer.

On October 18, 2021, in accordance with the directives of the BPMP Conflicts Committee, representatives of TPH contacted representatives of BofA Securities to request a call to discuss the Second Offer and set forth various points on which the BPMP Conflicts Committee desired clarification, including whether recent commodity price increases had caused Pipelines to revise its financial forecasts with respect to BPMP.

On October 21, 2021, representatives of Pipelines sent an initial draft of the Merger Agreement prepared by Baker Botts to the BPMP Conflicts Committee and its advisors. The draft merger agreement did not include the Majority of the Minority Approval.

On October 25, 2021, representatives of Pipelines, BPMP, the BPMP Conflicts Committee, Baker Botts, Gibson Dunn, BofA Securities and TPH held a teleconference to discuss the points with respect to which the BPMP Conflicts Committee had requested clarification. Representatives of Pipelines presented to the BPMP Conflicts Committee the rationale for the value of $13.90 per Public Common Unit proposed in the Second Offer. During this presentation, in response to a question from the BPMP Conflicts Committee’s advisors, representatives of Pipelines indicated that certain of the financial projections with respect to BPMP’s offshore Gulf of Mexico assets had been revised downward as part of ongoing periodic planning processes and offered to provide these updated projections to the BPMP Conflicts Committee. Representatives of BofA Securities also presented materials supporting the rationale of the Second Offer. After these presentations, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss the presentations, negotiation strategy and next steps. After such discussion, the BPMP Conflicts Committee directed TPH to provide the BPMP Conflicts Committee with additional information regarding certain financial aspects of the Second Offer in preparation for further negotiations with Pipelines.

On October 27, 2021, representatives of Baker Botts discussed the status of the BPMP Conflicts Committee’s initial review of the Merger Agreement with representatives of Gibson Dunn.

On October 28, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss additional financial information provided by TPH with respect to the proposed consideration of $16.98 per Public Common Unit reflected in the First Conflicts Committee Counterproposal, including certain financial metrics of selected transactions, and next steps regarding the Proposed Transaction. After such discussion, the BPMP Conflicts Committee directed TPH to provide additional financial information to Pipelines and BofA Securities and arrange a meeting with Pipelines and BofA Securities to discuss such information and report back to the BPMP Conflicts Committee.

On November 3, 2021, representatives of Pipelines sent an initial draft of the Support Agreement to the BPMP Conflicts Committee and its advisors. Later that day, representatives of Pipelines, BofA Securities and TPH held a conference call during which representatives of TPH discussed with Pipelines and BofA Securities additional financial information regarding the Proposed Transaction as directed by the BPMP Conflicts Committee. During the meeting, Pipelines responded to the factors the BPMP Conflicts Committee considered supporting the consideration of $16.98 per Public Common Unit in the First Conflicts Committee Counterproposal as relayed by TPH.

On November 5, 2021, at the direction of the BPMP Conflicts Committee, TPH had a follow-up call with BofA Securities. BofA Securities informed TPH that BofA Securities and Pipelines were working on certain updates to the financial projections with respect to both the onshore and offshore assets owned by BPMP. Gibson Dunn also had a call with Baker Botts regarding the Proposed Transaction process and the updated projections. Later that day, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH. TPH updated the BPMP Conflicts Committee regarding the call with BofA Securities earlier that day and the meeting TPH had with Pipelines and BofA Securities on November 3, 2021. Gibson Dunn reported on the call Gibson Dunn had with Baker Botts. The BPMP Conflicts Committee discussed potential counterproposals, negotiation strategy and next steps with TPH and Gibson Dunn. After such discussion, the BPMP Conflicts Committee unanimously agreed to make a revised counterproposal whereby Holdings would acquire all of the BPMP Public Common Units at a value of $16.20 per Public Common Unit payable in BP ADSs, at an exchange ratio reflecting an appropriate premium to the exchange ratio implied by the Initial Offer (the “Second Conflicts Committee Counterproposal”). The BPMP Conflicts Committee determined that the Second Conflicts Committee Counterproposal should also indicate that the BPMP Conflicts Committee expected that the Proposed Transaction would be subject to the Majority of the Minority Approval.

On November 7, 2021, Gibson Dunn, with authorization from and on behalf of the BPMP Conflicts Committee, sent the Second Conflicts Committee Counterproposal to Holdings.

On November 9, 2021, BPMP reported earnings results for the third quarter of 2021. BPMP reported that, due in part to the impact of Hurricane Ida in the Gulf of Mexico, both gross throughput and dividends from its offshore pipeline joint ventures were significantly lower than the second quarter of 2021, resulting in net income attributable to BPMP for the third quarter of approximately 28% lower compared with the second quarter of 2021 and 36% lower compared with the third quarter of 2020.

Throughout the evaluation process, BPMP provided the BPMP Conflicts Committee copies of communications received from purported holders of BPMP Public Common Units and other third parties with respect to the Proposed Transaction. In response to a request by an institutional investor that was a purported holder of BPMP Public Common Units, on November 12, 2021 the chairperson of the BPMP Conflicts Committee and representatives of Gibson Dunn and TPH received a written and oral presentation from representatives of the investor regarding the investor’s valuation of the BPMP Public Common Units (the “Unitholder Presentation”).

On November 15, 2021, after further internal discussions and discussions with representatives of BofA Securities and Baker Botts during the prior week, Mr. Mehta presented a revised proposal to the BPMP Conflicts Committee with respect to the Proposed Transaction that valued the BPMP Public Common Units at $14.40 per unit at a to-be-agreed fixed exchange ratio and again rejected the BPMP Conflicts Committee’s proposal to condition the Proposed Transaction upon the Majority of the Minority Approval (the “Third Offer”). The Third Offer noted that as part of BP’s regular planning process, updated financial projections were available and, as requested by the BPMP Conflicts Committee and its advisors, would be shared with the BPMP Conflicts Committee and its advisors later that same week. Mr. Mehta accompanied the Third Offer with a set of materials prepared by representatives of BofA Securities supporting the valuation proposed by Pipelines in the Third Offer and setting forth responses to certain of the preliminary financial information regarding the Proposed Transaction discussed during the November 3, 2021 meeting (the “BofA Presentation”).

On November 17, 2021, at the direction of the BPMP Conflicts Committee and Pipelines, respectively, representatives of TPH and BofA Securities had a call with respect to the Proposed Transaction. BofA Securities informed TPH that BofA Securities and Pipelines continued to work on certain updates to the financial projections with respect to BPMP and anticipated providing such updated projections to TPH the following week.

On November 18, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss (i) the Third Offer, (ii) certain financial aspects of the Unitholder Presentation, the BofA Presentation, and BPMP’s third quarter earnings results, and (iii) next steps with respect to the Proposed Transaction. After such discussion, the BPMP Conflicts Committee directed Gibson Dunn to, subject to obtaining consent from the purported holder that provided the Unitholder Presentation, share the Unitholder Presentation with the General Partner on behalf of the BPMP Conflicts Committee. In addition, the BPMP Conflicts Committee directed TPH to inform BofA Securities and Pipelines, on behalf of the BPMP Conflicts Committee, that the BPMP Conflicts Committee would not respond to the Third Offer until BofA Securities and Pipelines delivered the updated projections referenced in the Third Offer. The BPMP Conflicts Committee also asked TPH to conduct a further financial review following the receipt of such updated financial projections.

Throughout the evaluation process, the BPMP Conflicts Committee, through TPH, requested and received additional information from Pipelines and BofA Securities with respect to the Projections, and the BPMP Conflicts Committee considered and discussed the assumptions and information on which each set of Projections was based and other information the BPMP Conflicts Committee deemed relevant.

On November 24, 2021, Mr. Mehta provided the BPMP Conflicts Committee and its advisors with the updated financial projections referenced in the Third Offer (the “Updated Projections”) along with a document summarizing the changes made to the originally provided forecast.

On December 2, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH, at which meeting TPH discussed with the BPMP Conflicts Committee the Updated Projections and related information and next steps regarding the Proposed Transaction. After such discussion, the BPMP Conflicts Committee unanimously agreed to make a revised counterproposal whereby Holdings would acquire all of the BPMP Public Common Units at a value of $15.60 per Public Common Unit payable in BP ADSs, at an exchange ratio reflecting an appropriate premium to the exchange ratio implied by the Initial Offer (the “Third Conflicts Committee Counterproposal”). The BPMP Conflicts Committee determined that the Third Conflicts Committee Counterproposal should also indicate that the BPMP Conflicts Committee expected that the Proposed Transaction would be subject to the Majority of the Minority Approval.

On December 3, 2021, Gibson Dunn, with authorization from and on behalf of the BPMP Conflicts Committee, sent the Third Conflicts Committee Counterproposal to Holdings. Later that day, at the direction of Pipelines and the BPMP Conflicts Committee, representatives of BofA Securities and TPH, respectively, discussed next steps with respect to the Proposed Transaction, and representatives of Baker Botts conveyed to representatives of Gibson Dunn Pipelines’ view that conditioning the Proposed Transaction on the Majority of the Minority Approval was not acceptable to Pipelines.

On December 6, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss the draft merger agreement provided by BP in connection with the Proposed Transaction on October 21, 2021.

Between December 6, 2021 and December 15, 2021, Mr. Mehta and Ms. Joy coordinated a proposed schedule for a series of one-on-one negotiating sessions beginning on December 17, 2021 in order to align each party’s expectations regarding the progress and process to reaching a definitive agreement should the parties reach agreement on open commercial points and other key terms. During these discussions, Mr. Mehta and Ms. Joy agreed that they would attempt to reach resolution on open commercial points and the terms of the Merger Agreement in the next few weeks.

On December 7, 2021, representatives of Gibson Dunn, on behalf of the BPMP Conflicts Committee, sent a markup of the draft Merger Agreement to representatives of Baker Botts and Pipelines. Among other things, the markup: (i) modified certain representations and warranties of BPMP and its subsidiaries; (ii) added representations and warranties covering additional matters with respect to BP; (iii) reserved the BPMP Conflicts Committee’s expectation that the Proposed Transaction would be conditioned upon the Majority of the Minority Approval; (iv) modified interim operating covenants with respect to BPMP and its subsidiaries; (v) added additional interim operating covenants with respect to BP; (vi) added requirements for BPMP to continue to make distributions no less than $0.3475 per BPMP Common Unit through the Effective Time; (v) modified certain closing conditions around representations and warranties to increase closing certainty; and (vi) added reciprocal rights for expense reimbursement to the terminating party in case of termination for material breach by the other party.

On December 8, 2021, Gibson Dunn, on behalf of the BPMP Conflicts Committee, sent a markup of the Support Agreement to representatives of Baker Botts and Pipelines, which contained certain clarifying changes.

On December 9, 2021, representatives of Gibson Dunn had a call with in-house counsel of the General Partner regarding the provision of factual information by BPMP management relevant to the draft merger agreement markup in connection with the Proposed Transaction and the Proposed Transaction process.

Between December 8, 2021 and December 11, 2021, representatives of Baker Botts and Pipelines held a series of internal discussions regarding various items in the merger agreement and on December 10, 2021, representatives of Gibson Dunn and Baker Botts participated in a conference call to further discuss the terms of the Merger Agreement and key timing items with respect to the Proposed Transaction.

Later on December 10, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss next steps regarding the Proposed Transaction. TPH discussed the Updated Projections with the BPMP Conflicts Committee. After such discussion, the BPMP Conflicts Committee directed TPH to contact BofA Securities to discuss the Updated Projections and related requests for additional information. The BPMP Conflicts Committee also agreed that Ms. Joy should speak to Mr. Mehta regarding the BPMP Conflicts Committee’s proposed process. Subsequently, in accordance with the directives of the BPMP Conflicts Committee, TPH spoke with BofA Securities regarding the Updated Projections and related requests for additional information, and Ms. Joy spoke with Mr. Mehta regarding the transaction process.

On December 12, 2021, representatives of Baker Botts sent a revised draft of the Merger Agreement to representatives of Gibson Dunn and the BPMP Conflicts Committee. Among other things, the revised draft of the Merger Agreement: (i) increased the restrictions on the operations of BPMP during the interim period and decreased similar restrictions on BP’s operations during the interim period, (ii) limited the scope of the access and indemnification covenants with respect to BP, (iii) eliminated BP’s obligation to coordinate with BPMP with respect to dividend payments on its ordinary shares, (iv) removed reservation of the BPMP Conflicts Committee’s expectation that the Proposed Transaction would be conditioned upon the Majority of the Minority Approval, (v) accepted requirements for BPMP to continue to make distributions no less than $0.3475 per BPMP Common Unit through the Effective Time, and (vi) accepted reciprocal rights to expense reimbursement to the terminating party in case of termination for material breach by the other party and proposed a cap of $3.5 million.

On December 14, 2021, representatives of Pipelines, Baker Botts and Gibson Dunn held a conference call to discuss the open points in the Merger Agreement and updates relating to the planned commercial discussions to occur later in the week.

On December 15, 2021, representatives of Gibson Dunn had a call with in-house counsel of the General Partner regarding factual information relevant to the draft merger agreement markup.

On December 16, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss next steps regarding the Proposed Transaction. Representatives of Gibson Dunn provided an update on the Transaction Documents. TPH reviewed certain financial information in preparation for the upcoming negotiations between Ms. Joy on behalf of the BPMP Conflicts Committee, and Mr. Mehta on behalf of BP, regarding the value per BPMP Public Common Unit to be received by BPMP Public Unitholders in the Proposed Transaction (the “Value Negotiations”) and related matters. The BPMP Conflicts Committee, together with its advisors, discussed the valuation of the BPMP Public Common Units, negotiation tactics and strategy, and other considerations with respect to the Value Negotiations, including the exchange ratio. After such discussion, the BPMP Conflicts Committee unanimously: (i) authorized Ms. Joy to negotiate within certain parameters on behalf of the BPMP Conflicts Committee in the Value Negotiations; and (ii) agreed that Ms. Joy should confer with the other BPMP Conflicts Committee members, TPH and Gibson Dunn, as and when needed, as the Value Negotiations progressed.

On December 16, 2021, representatives of Gibson Dunn sent a revised draft of the Merger Agreement and proposed BPMP disclosure schedules to representatives of Baker Botts and Pipelines. Among other things, the revised draft of the Merger Agreement: (i) included limitations with respect to the representations and warranties and interim covenants relating to certain of BPMP’s non-operated joint venture interests, (ii) reduced the restrictions on the operations of BPMP during the interim period, (iii) expanded the scope of the access and indemnification covenants with respect to BP, (iv) revised the obligations relating to coordination of distributions on BPMP’s common units to be mutual, (v) reinserted reservation of the BPMP Conflicts Committee’s expectation that the Proposed Transaction would be conditioned upon the Majority of the Minority Approval, and (vi) increased the amount of the expense reimbursement cap to $7 million.

Over the course of December 17 to December 18, 2021, Mr. Mehta and Ms. Joy engaged in the Value Negotiations through a series of one-on-one discussions. During such period, Ms. Joy held multiple meetings with representatives of Gibson Dunn and TPH to discuss valuation of the BPMP Public Common Units, negotiation tactics and strategy, and other considerations with respect to the Value Negotiations, including the exchange ratio. At the outset of the discussions between Mr. Mehta and Ms. Joy, Mr. Mehta delivered an initial counterproposal on behalf of Pipelines of $14.95 per BPMP Public Common Unit.

On December 17, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH to discuss the Proposed Transaction, including the status of the Value Negotiations. In the afternoon of December 17, 2021, representatives of Baker Botts sent a revised draft of the Merger Agreement to representatives of Gibson Dunn. Among other things, the revised draft of the Merger Agreement: (i) included additional representations and warranties with respect to BPMP’s non-operated joint venture interests and (ii) reduced the scope of certain interim covenants applicable to BP. Baker Botts also informed Gibson Dunn that BP was in agreement with the proposed changes to the Support Agreement circulated by Gibson Dunn on December 8, 2021.

On December 18, 2021, the BPMP Conflicts Committee met multiple times with representatives of Gibson Dunn and TPH with respect to the Value Negotiations and the Transaction Documents. That afternoon, Mr. Mehta and Ms. Joy reached an oral agreement in principle on an exchange ratio of 0.575 of an ADS of BP for each BPMP Public Common Unit (the “Exchange Ratio”), which implied a value of $15.12 per BPMP Public Common Unit based on the closing price of BP ADSs on December 17, 2021, subject to negotiation and execution of definitive documentation and formal approval of the BPMP Conflicts Committee and the other applicable board approvals. Subsequently, Ms. Joy reported to the BPMP Conflicts Committee and representatives of Gibson Dunn and TPH that such oral agreement in principle had been reached, subject to negotiation and execution of definitive documentation and formal approval of the BPMP Conflicts Committee. The value and Exchange Ratio of such oral agreement in principle were within the parameters previously authorized by the BPMP Conflicts Committee. BP management also met and supported the transaction on the terms negotiated by Mr. Mehta, subject to the applicable board approvals.

Between December 17, 2021 and December 18, 2021, representatives of Pipelines, Baker Botts and Gibson Dunn had a series of conference calls and numerous email exchanges to negotiate and finalize the terms of the

Merger Agreement, Support Agreement and the parties’ respective disclosure schedules. During such period, Baker Botts and Gibson Dunn exchanged several markups of the draft merger agreement. In each turn of the draft merger agreement, Baker Botts removed the requirement for the Majority of the Minority Approval. On December 18, 2021, Gibson Dunn sent proposed execution versions of the Merger Agreement, related disclosure schedules and the Support Agreement to Baker Botts, subject to final approval by the BPMP Conflicts Committee. Among other things, the proposed execution version of the Merger Agreement: (i) reflected compromises by BP and the BPMP Conflicts Committee with respect to the representations and warranties and interim operating covenants of BPMP and its subsidiaries, on the one hand, and BP, on the other hand, as applicable; (ii) set the amount of the expense reimbursement cap at $5 million; and (iii) removed the requirement for the Majority of the Minority Approval.

In the morning of December 19, 2021, Mr. Auchincloss, after consultation with representatives of Pipelines and acting pursuant to delegated authority from the Results Committee of the BP Board, approved the transaction, including the Merger Agreement and the issuance of the BP ADSs, on behalf of the BP Board. Also in the morning of December 19, 2021, the Pipelines Board held a meeting with representatives of Pipelines, Baker Botts and BofA Securities to review the final terms of the transaction, the Merger Agreement and the Support Agreement, at which meeting the Pipelines Board also approved the transaction on behalf of itself and Holdings.

In the afternoon of December 19, 2021, the BPMP Conflicts Committee met with representatives of Gibson Dunn and TPH. Gibson Dunn discussed the summary of the Transaction Documents prepared by Gibson Dunn. Following the presentation by Gibson Dunn, TPH reviewed its financial analysis of the Exchange Ratio with the BPMP Conflicts Committee and rendered an oral opinion, confirmed by delivery of a written opinion dated December 19, 2021, to the BPMP Conflicts Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TPH, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to the BPMP Public Unitholders. After all representatives of TPH left the meeting, Gibson Dunn provided the BPMP Conflicts Committee with Gibson Dunn’s legal assessment of the BPMP Conflicts Committee process. Thereafter, the BPMP Conflicts Committee, by unanimous vote, in good faith, (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of BPMP or the BPMP Public Unitholders, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (d) directed, on behalf of the GP Board, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the BPMP Unitholders pursuant to Section 14.3 of the Partnership Agreement and authorized the BPMP Unitholders to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Later on December 19, 2021, the parties executed the Merger Agreement and the Support Agreement. On December 20, 2021, BP and BPMP issued a joint press release announcing the execution of the Merger Agreement. On December 21, 2021, Pipelines and Holdings filed an amended Schedule 13D regarding their ownership of BPMP Common Units.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

The unanimous approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the members of the BPMP Conflicts Committee constitutes “Special Approval” under the Partnership Agreement. Under Section 7.09 of the Partnership Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its affiliates, on the one hand, and BPMP, any partner of BPMP, any person who acquires an interest in partnership interests of BPMP or any other person bound by the Partnership Agreement, on the other hand, any resolution, course of action or transaction will be conclusively deemed approved by BPMP, all of the partners of BPMP, each person who acquires an interest in the limited partner interests of BPMP and each person who is bound by the Partnership Agreement and will not constitute a breach of the Partnership Agreement or of any duty stated or implied by law or equity, if the resolution or course of action is approved by Special Approval, namely approval by a majority of the members of the BPMP Conflicts Committee.

Under Section 7.10(b) of the Partnership Agreement, any action taken or omitted to be taken by the General Partner in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such opinion.

Approval of the BPMP Conflicts Committee

At a meeting of the BPMP Conflicts Committee on December 19, 2021, the BPMP Conflicts Committee unanimously, in good faith, (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of BPMP or the BPMP Public Unitholders, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (d) directed, on behalf of the GP Board, that the Merger Agreement and the transactions contemplated thereby, including the Merger, be submitted to a vote of the BPMP Unitholders pursuant to Section 14.3 of the Partnership Agreement and authorized the BPMP Unitholders to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

Reasons for the BPMP Conflicts Committee’s Approval

In evaluating the Transaction Documents and the transactions contemplated thereby and reaching its determination and approval, the BPMP Conflicts Committee considered information supplied by BP, BofA Securities and BPMP management, consulted with its legal and financial advisors, and considered a number of factors. The BPMP Conflicts Committee also consulted with its legal counsel regarding its authority and duties.

In the course of determining that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of BPMP or the BPMP Public Unitholders, the BPMP Conflicts Committee considered the following factors to be generally positive or favorable in making its determination and granting Special Approval and approval on behalf of the GP Board of the Transaction Documents and the transactions contemplated thereby, including the Merger:

•

The Exchange Ratio of 0.575 equates to (a) an implied value of $15.12 per BPMP Public Common Unit based on the closing price of BP ADSs on December 17, 2021 of $26.30 (the last trading day before the BPMP Conflicts Committee approved the Merger), which reflected a 16.2% premium to the closing price per BPMP Common Unit on August 4, 2021 (the last trading day prior to the day on which Holdings publicly announced its offer to acquire all of the BPMP Public Common Units at $13.01 per BPMP Public Common Unit) and (b) an implied value of $15.51 based on the 30-day volume-weighted average price (“VWAP”) of BP ADSs as of December 17, 2021 of $26.98, which reflected a 19.2% premium to the closing price per BPMP Common Unit on August 4, 2021.

•

The Exchange Ratio is fixed, and therefore the value of the consideration payable to BPMP Public Unitholders will increase in the event that the market price of BP ADSs increases prior to the closing of the Merger (the “Closing”).

•	Through negotiation, the BPMP Conflicts Committee was able to increase the Merger Consideration by $2.11 per BPMP Public Common Unit (based on the closing price of BP ADSs on December 17, 2021)

and $2.50 per BPMP Public Common Unit (based on the 30-day VWAP of BP ADSs as of December 17, 2021) as compared to the $13.01 per BPMP Public Common Unit offer initially proposed by Holdings on August 4, 2021.

•

The BPMP Conflicts Committee’s belief that the Exchange Ratio of 0.575 of a BP ADS for each BPMP Public Common Unit represented the highest exchange ratio that Holdings and BP would be willing to pay at the time of the BPMP Conflicts Committee’s determination and grant of Special Approval and approval on behalf of the GP Board.

•

The Merger enables BPMP Public Unitholders to participate in the value and opportunities of BP after the Merger, including both dividends and expected future growth should they choose to retain their BP ADSs. Alternatively, the significantly larger public float and higher average daily trading volume of BP ADSs will allow the BPMP Public Unitholders to efficiently sell the BP ADSs they receive in the Merger for cash should they decide not to retain the BP ADSs received as Merger Consideration.

•

BPMP faces challenges in financing potential future drop down transactions with BP, given the lack of available equity financing and BP’s unwillingness to extend additional debt financing, thereby limiting growth opportunities for BPMP.

•	BP has an investment grade rating and a lower cost of capital, a stronger growth outlook and greater access to capital than BPMP, as well as a long history of paying attractive dividends.

•

BPMP’s business and ability to make cash distributions in the future may be challenged given BPMP’s dependence on BP for a substantial majority of the crude oil, natural gas, refined products and diluent that it transports, and BP’s announced plans to reduce its production of such products and transition to an integrated energy company focused on low carbon energy.

•

After evaluating the Merger and the status quo, the BPMP Conflicts Committee believed that pursuing the Merger at the 0.575 Exchange Ratio was more attractive than maintaining the status quo. Furthermore, the BPMP Conflicts Committee believed that there were no viable alternative transactions for BPMP in lieu of a transaction with BP that would provide comparable or superior value, in light of BP’s controlling position in BPMP through BP’s indirect ownership of the General Partner and approximately 54.4% of the BPMP Common Units and the BPMP Conflicts Committee’s recognition of overall risks and uncertainties in midstream corporate and asset transactions.

•

The financial presentation and opinion, dated December 19, 2021, of TPH to the BPMP Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, to the BPMP Public Unitholders of the Exchange Ratio provided for pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TPH as more fully described under the heading below under “Opinion of the BPMP Conflicts Committee Financial Advisor.”

•

The Support Agreement under which Holdings, which beneficially owns 56,956,712 BPMP Common Units, representing approximately 54.4% of the outstanding BPMP Common Units, agreed to deliver the Support Written Consent approving the Merger Agreement and the transactions contemplated thereby, including the Merger. The delivery of the Support Written Consent is sufficient to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, on behalf of the BPMP Unitholders, which increases certainty of Closing.

•	Certain terms of the Merger Agreement, principally:

•	each BPMP Public Unitholder will receive 0.575 of a BP ADS for each BPMP Public Common Unit owned;

•

BP’s obligation to reimburse certain BPMP expenses, up to $5 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by BP under the Merger Agreement;

•

the operating covenants of BP providing protection to the BPMP Public Unitholders prior to Closing by restricting BP’s ability to take certain actions prior to Closing that could reduce the value of the BP ADSs received by the BPMP Public Unitholders in the Merger;

•

provisions prohibiting BP and its subsidiaries, including the General Partner, from revoking or diminishing the authority of the BPMP Conflicts Committee or from removing any member of the BPMP Conflicts Committee without the consent of the BPMP Conflicts Committee between signing of the Merger Agreement and the Closing;

•	provisions requiring BPMP to make distributions of no less than $0.3475 per BPMP Common Unit through the Effective Time;

•	provisions requiring the consent of the BPMP Conflicts Committee to amend the Merger Agreement and to authorize other actions on behalf of BPMP as specified in the Merger Agreement;

•	the limited nature of the operational representations and warranties given by BPMP and its subsidiaries;

•	the limited conditions and exceptions to the closing conditions in the Merger Agreement; and

•	the fact that BP shareholder approval is not required in connection with the Merger or the issuance of the BP ADSs.

•

As part of its deliberative process, the BPMP Conflicts Committee considered the following factors to be generally negative or unfavorable in making its determination and granting Special Approval and approval on behalf of the GP Board of the Merger Agreement and the transactions contemplated thereby, including the Merger:

•	The BPMP Conflicts Committee was not authorized to and did not engage in the review, solicitation, consideration or evaluation of any alternative proposals by third parties unaffiliated with BP.

•	The Exchange Ratio is fixed, and therefore the value of the consideration payable to BPMP Public Unitholders will decrease in the event that the market price of BP ADSs decreases prior to Closing.

•	The BPMP Common Units have, in the past, traded at levels that exceed the amount implied by the Exchange Ratio.

•	The dividend yield of BP ADSs historically has been lower than the distribution yield of BPMP Common Units.

•

The Merger will be a taxable transaction to the BPMP Public Unitholders for U.S. federal and state income tax purposes. Depending on each BPMP Public Unitholder’s individual tax situation, such BPMP Public Unitholder will recognize taxable gain or loss upon the exchange of the BPMP Public Common Units for BP ADSs in the Merger. Additionally, a portion of any such taxable gain or loss will be separately computed and any gain will be taxed as ordinary income. Accordingly, the Merger may result in a cash tax liability for certain BPMP Public Unitholders.

•

The Merger Agreement does not include a condition that requires the approval by a majority of the BPMP Public Common Units, and therefore approval of the Merger does not require the affirmative vote of any BPMP Public Unitholder.

•	The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to BPMP’s normal business and a decline in the trading price of BPMP Common Units.

•	The fact that the market price of the BPMP Common Units could be affected by many factors, including the following if the Merger Agreement is terminated: (i) the reason for such termination and whether such termination resulted from factors adversely affecting BPMP, (ii) the possibility that, as a result of the termination of the Merger Agreement, possible acquirers (including BP in any future consideration) may consider BPMP to be an unattractive acquisition candidate, and (iii) the possible sale of BPMP Common Units by short-term investors following an announcement that the Merger Agreement was terminated.

•

The risks and contingencies relating to the announcement and pendency of the Merger, including the potential for diversion of management and employee attention and the potential effect on BPMP’s business and the restrictions on the conduct of BPMP’s business during the period between the execution of the Merger Agreement and the completion of the Merger.

•	Certain terms of the Merger Agreement, principally:

•

BPMP’s obligations to reimburse certain BP expenses, up to $5 million, in connection with the termination of the Merger Agreement as a result of a material uncured breach by BPMP or the General Partner under the Merger Agreement;

•

the operating covenants of BPMP providing protection to BP and Holdings prior to Closing by restricting BPMP’s ability to take certain actions prior to Closing that could reduce the value of the BPMP Public Common Units acquired by Holdings in the Merger; and

•	the operating covenants of BP providing protection to the BPMP Unitholders prior to Closing are limited.

•	The BPMP Public Unitholders are not entitled to dissenters’ or appraisal rights under the Merger Agreement, the Partnership Agreement or Delaware law.

•	The BPMP Public Unitholders will be forgoing the potential benefits that would be realized by remaining unitholders of BPMP.

•	BPMP has incurred and will continue to incur transaction costs and expenses in connection with the Merger, whether or not the Merger is completed.

•	Litigation may be commenced in connection with the Merger, and such litigation may increase costs and result in a diversion of management focus.

•	Some of the directors and executive officers of BP and the General Partner may have interests in the Merger that are different from, or in addition to, the interests of the BPMP Public Unitholders.

The BPMP Conflicts Committee also considered the following factors relating to the procedural safeguards in making its determination that the Merger Agreement and the transactions contemplated thereby are not opposed to the interest of BPMP and the BPMP Public Unitholders:

•	The terms and conditions of the Merger were determined through arm’s-length negotiations between BP and the BPMP Conflicts Committee and their respective representatives and advisors.

•

The determination by the GP Board, in its business judgment, that each of the members of the BPMP Conflicts Committee satisfies the requirements for serving on the BPMP Conflicts Committee as required under the Partnership Agreement, including the requirement that all members of the BPMP Conflicts Committee be independent directors.

•

The BPMP Conflicts Committee retained independent legal and financial advisors with reputations, knowledge and experience with respect to public merger and acquisition transactions, MLPs, and midstream and oil and gas companies, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Proposed Transaction and familiarity with BPMP and its business.

•

The members of the BPMP Conflicts Committee were members of the GP Board and are familiar with, and understand, the businesses, assets, liabilities, results of operations, financial condition and competitive positions and prospects of BPMP.

•	The compensation of the members of the BPMP Conflicts Committee is not contingent on their approving the Merger Agreement or the Merger.

•

BPMP LTIP Awards for BPMP Common Units that are outstanding immediately prior to the Effective Time will be automatically converted into awards to receive BP ADSs, with the number of BP ADSs determined based on the Exchange Ratio (rounded up to the nearest whole BP ADS). The Merger will not result in the acceleration of vesting or payment of the outstanding BPMP LTIP Awards. The members of the BPMP Conflicts Committee will not personally benefit from the consummation of the Merger in a manner different from the BPMP Public Unitholders.

•

Although no specific issues came to the attention of the BPMP Conflicts Committee with respect to the information it was ultimately provided, the BPMP Conflicts Committee was aware that BP, as the controlling party of BPMP, controlled the delivery and presentation of information the BPMP Conflicts Committee received for purposes of evaluating the Merger and the fairness of the Exchange Ratio to the BPMP Public Unitholders.

•

The resolutions of the GP Board establishing the BPMP Conflicts Committee granted authority to the BPMP Conflicts Committee, including the authority to determine whether or not to proceed with the Proposed Transaction and to negotiate the terms and conditions of the Merger Agreement and the Proposed Transaction, and the members of the BPMP Conflicts Committee were aware that they were under no obligation to approve, and could reject, the Proposed Transaction.

After taking into account all of the factors set forth above, as well as others, the BPMP Conflicts Committee concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby are not opposed to the interest of BPMP and the BPMP Public Unitholders.

The foregoing discussion of the information and factors considered by the BPMP Conflicts Committee is not intended to be exhaustive, but includes material factors the BPMP Conflicts Committee considered. In view of the variety of factors considered in connection with its evaluation of the Proposed Transaction and the complexity of these matters, the BPMP Conflicts Committee did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors considered in making its determination and granting its approval. In addition, each of the members of the BPMP Conflicts Committee may have given differing weights to different factors. The BPMP Conflicts Committee granted its approval based on the totality of information presented to, and the investigation conducted by, the BPMP Conflicts Committee. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Financial Projections of BPMP

In connection with the proposed Merger, BP management and the General Partner’s management prepared separate projections relating to BPMP (without giving effect to the Merger) that included future financial and operating performance (the “BP-Prepared Projections” and the “GP-Prepared Projections,” respectively). BP management based the BP-Prepared Projections on projections previously provided to it by the General Partner’s management during a periodic budgeting process, and made certain adjustments thereto. The BP-Prepared Projections included two separate cases with respect to BPMP’s offshore throughput volumes. First, a case that reflected different volumes from the GP-Prepared Projections primarily with respect to the five production fields in the Gulf of Mexico where BP owns an equity interest. The volumes from the five equity fields included only projects for which BP and its partners had already made the requisite investments or had agreed to fund the requisite capital (the “Sanctioned Case”) and second, a case that included additional potential production options identified by BP at these five production fields and which were at various stages of study for potentially developing into proposals that could be considered by BP and other relevant upstream rights holders whose approval would be required for sanction in the future but which were not sufficiently advanced to be considered for and/or presented as a specific sanction proposal for such vote (the “Sanctioned Plus Options Case”). Subsequent to preparation of the BP-Prepared Projections and the GP-Prepared Projections, during discussions regarding the proposed Merger and as part of its normal planning cycle, BP management and the General Partner’s management each prepared updated projections in November 2021, which took into account the most recent forecasts and information with respect to BPMP’s joint venture interests and updated views of BP with respect to BPMP’s future financial and operating performance and offshore production volumes (the “Updated Projections” and, together with the BP-Prepared Projections and GP-Prepared Projections, the “Projections”). The Projections were only prepared for internal purposes and not with a view toward public disclosure or toward compliance with GAAP or IFRS, the published guidelines of the SEC or the FCA, or the guidelines established by the American Institute of Certified Public Accountants for the preparation of prospective financial information but, in the view of BP management or the General Partner’s management, as applicable, were prepared on a reasonable basis and reflect the best then-available estimates and judgments of BP management and the General Partner’s management, taking into account, among other things, projections provided by operators of relevant joint ventures. However, this information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The Projections were provided to the BPMP Conflicts Committee in connection with its evaluation of the proposed Merger and the Updated Projections were provided to TPH for its use and reliance in connection with its financial analyses and opinion described under “—Opinion of the BPMP Conflicts Committee Financial Advisor.”

A summary of these Projections is included below to give holders of BPMP Public Common Units access to certain non-public unaudited prospective financial information that was made available to the BPMP Conflicts Committee, the GP Board, and the BPMP Conflicts Committee’s financial advisor in connection with the proposed Merger. The inclusion of the following summary of these Projections in this consent statement/prospectus should not be regarded as an indication that BP, BPMP, the General Partner or their respective representatives considered or consider the projections to be necessarily predictive of actual future performance or events, and the summary projections set forth below should not be relied upon as such.

Uncertainties are inherent in prospective financial information of any kind. None of BP, BPMP, the General Partner or any of their respective affiliates, officers, directors, managers, advisors or other representatives has made or makes any representation to any BPMP Unitholder or can give any assurance to any BPMP Unitholder or any other person regarding the ultimate performance of BPMP compared to the summarized information set forth below or that any such results will be achieved.

While BP and BPMP may provide public earnings guidance from time to time, BP and BPMP do not as a matter of course publicly disclose other financial forecasts as to future earnings or financial performance or results because of, among other reasons, the uncertainty underlying assumptions and estimates. The Projections summarized below were prepared by BP management and the General Partner’s management, as applicable. The Projections were only prepared for internal purposes and not with a view toward public disclosure or toward compliance with GAAP or IFRS, the published guidelines of the SEC or the FCA, or the guidelines established by the American Institute of Certified Public Accountants for the preparation of prospective financial information but, in the view of BP management or the General Partner’s management, as applicable, were prepared on a reasonable basis and reflect the best then-available estimates and judgments of BP management and the General Partner’s management, taking into account, among other things, projections provided by operators of relevant joint ventures. However, this information is not fact and should not be relied upon as necessarily predictive of actual future results, and readers of this consent statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither BP’s nor BPMP’s respective independent registered public accounting firms, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The Projections are, in general, prepared primarily for internal use. Such internal forecasts are inherently subjective in nature, susceptible to interpretation and, accordingly, such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be achieved and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of BP or BPMP. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will be realized. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased given the length of time in the future over which these assumptions apply. Any assumptions and projections in early periods could have a compounding effect on the projections shown for later periods. Thus, any failure of an assumption or projections to be reflective of actual results in an early period could have a greater effect on the projected results failing to be reflective of actual events in later periods.

All of these assumptions involve variables making them difficult to predict, and some are beyond the control of BP and BPMP. Although BP management and the General Partner’s management, as applicable, believes that there was a reasonable basis for the BP-Prepared Projections and the GP-Prepared Projections, and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and become less predictive with the length of the forecasted period. The Projections are forward-looking statements and are subject to risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

GP-Prepared Projections(1)

	Year Ended December 31,
	2021E(4)	2022E	2023E	2024E	2025E	2026E	2027E	2028E
	(Financial metrics in millions)
Consolidated BPMP Adjusted EBITDA(2)	$187	$208	$230	$217	$219	$206	$205	$201
Distributable Cash Flow(3)	—	$197	$223	$184	$184	$176	$177	$174

(1)

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate of the most comparable GAAP measures is difficult to estimate or not available and dependent on future events which may be uncertain or outside of BPMP’s control. Accordingly, a reconciliation is not available without unreasonable effort.

(2)

Adjusted EBITDA, a non-GAAP financial measure, is defined by BPMP as net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment, and depreciation and amortization, plus cash distributed to BPMP from equity method investments for the applicable period, less income from equity method investments and Adjusted EBITDA attributable to non-controlling interests.

(3)

Distributable Cash Flow, a non-GAAP financial measure, is defined as Adjusted EBITDA less cash interest expense and maintenance capital expenditures, each net to BPMP. Distributable Cash Flow does not reflect changes in BPMP’s working capital balances.

(4)	Includes actual results through June 30, 2021 and projected results for the remainder of 2021.

BP-Prepared Projections(1)

	Year Ended December 31,
	2021E(4)	2022E	2023E	2024E	2025E	2026E	2027E	2028E
	(Financial metrics in millions)
With Sanctioned Projects
Consolidated BPMP Adjusted EBITDA(2)	$188	$217	$218	$201	$200	$179	$170	$164
Distributable Cash Flow(3)	—	$207	$212	$168	$165	$149	$141	$136

With Sanctioned Plus Options
Consolidated BPMP Adjusted EBITDA(2)	$188	$219	$239	$230	$235	$213	$213	$208
Distributable Cash Flow(3)	—	$209	$233	$197	$200	$184	$186	$182

(1)

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate of the most comparable GAAP measures is difficult to estimate or not available and dependent on future events which may be uncertain or outside of BPMP’s control. Accordingly, a reconciliation is not available without unreasonable effort.

(2)

Adjusted EBITDA, a non-GAAP financial measure, is defined by BPMP as net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment, and depreciation and amortization, plus cash distributed to BPMP from equity method investments for the applicable period, less income from equity method investments and Adjusted EBITDA attributable to non-controlling interests.

(3)

Distributable Cash Flow, a non-GAAP financial measure, is defined as Adjusted EBITDA less cash interest expense and maintenance capital expenditures, each net to BPMP. Distributable Cash Flow does not reflect changes in BPMP’s working capital balances.

(4)	Includes actual results through June 30, 2021 and projected results for the remainder of 2021.

Updated Projections(1)

	Year Ended December 31,
	2021E(4)	2022E	2023E	2024E	2025E	2026E	2027E	2028E
	(Financial metrics in millions)
GP Prepared
Consolidated BPMP Adjusted EBITDA(2)	$168	$193	$219	$217	$220	$200	$196	$197
Distributable Cash Flow(3)	—	$185	$212	$184	$185	$170	$167	$169

With Sanctioned Projects
Consolidated BPMP Adjusted EBITDA(2)	$165	$193	$210	$200	$204	$184	$176	$172
Distributable Cash Flow(3)	—	$185	$203	$167	$168	$153	$146	$143

With Sanctioned Plus Options
Consolidated BPMP Adjusted EBITDA(2)	$165	$196	$233	$230	$240	$221	$230	$225
Distributable Cash Flow(3)	—	$188	$226	$197	$205	$191	$202	$200

(1)

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available because certain information needed to make a reasonable forward-looking estimate of the most comparable GAAP measures is difficult to estimate or not available and dependent on future events which may be uncertain or outside of BPMP’s control. Accordingly, a reconciliation is not available without unreasonable effort.

(2)

Adjusted EBITDA, a non-GAAP financial measure, is defined by BPMP as net income before net interest expense, income taxes, gain or loss from disposition of property, plant and equipment, and depreciation and amortization, plus cash distributed to BPMP from equity method investments for the applicable period, less income from equity method investments and Adjusted EBITDA attributable to non-controlling interests.

(3)

Distributable Cash Flow, a non-GAAP financial measure, is defined as Adjusted EBITDA less cash interest expense and maintenance capital expenditures, each net to BPMP. Distributable Cash Flow does not reflect changes in BPMP’s working capital balances.

(4)	Includes actual results through September 30, 2021 and projected results for the remainder of 2021.

EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, NONE OF BP, BPMP, THE GENERAL PARTNER OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS OR MANAGERS INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS PRESENTED ABOVE TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IF ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTIONS ARE NO LONGER APPROPRIATE.

Opinion of the BPMP Conflicts Committee Financial Advisor

The BPMP Conflicts Committee has engaged TPH as its financial advisor in connection with the proposed Merger. In connection with TPH’s engagement, the BPMP Conflicts Committee requested that TPH evaluate the fairness, from a financial point of view, to the BPMP Public Unitholders of the Exchange Ratio provided for pursuant to the Merger Agreement. On December 19, 2021, at a meeting of the BPMP Conflicts Committee held to evaluate the proposed Merger, TPH rendered an oral opinion, confirmed by delivery of a written opinion dated December 19, 2021, to the BPMP Conflicts Committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TPH, the Exchange Ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to the BPMP Public Unitholders. For purposes of TPH’s opinion, the term “Transaction” refers to the transactions contemplated by the Merger Agreement, including the Merger.

The full text of TPH’s written opinion, dated December 19, 2021, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by TPH, is attached as Annex C to this consent statement/prospectus and is incorporated into this consent statement/prospectus by reference. The description of TPH’s opinion set forth below is qualified in its entirety by reference to the full text of TPH’s opinion. TPH’s advisory services and opinion were provided for the information and assistance of the BPMP Conflicts Committee, in its capacity as such, in connection with its evaluation of the Exchange Ratio from a financial point of view, and such opinion did not address any other term, aspect or implication of the Merger Agreement or the Transaction. TPH’s opinion did not address the underlying business decision of the BPMP Conflicts Committee or the General Partner to engage in or effect the Transaction, the relative merits of the Transaction as compared to any other alternative transaction or business strategy that might be available to BPMP or the effect of any other transaction which BPMP might engage in or consider. TPH’s opinion is not intended to be and does not constitute a recommendation as to how the BPMP Conflicts Committee, the GP Board or any securityholder should vote or act with respect to the Transaction or any other matter.

In connection with TPH’s opinion, TPH reviewed, among other things:

•	a proposed execution version, provided to TPH on December 18, 2021, of the Merger Agreement;

•	certain publicly available financial statements and other business, operating and financial information with respect to each of BPMP and BP;

•	certain other communications from BPMP and BP to their respective securityholders;

•

certain internal forecasts and other financial information for BPMP prepared by and discussed with the managements of the General Partner and Parent, as the case may be, under alternative business scenarios; and

•	certain publicly available research analyst reports with respect to the future financial performance of BPMP and BP.

In connection with TPH’s opinion, TPH also:

•

held discussions with members of the managements of the General Partner and BP regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of BPMP and BP;

•	reviewed the reported price and trading activity for BPMP Common Units and BP ADSs;

•	compared certain financial and stock market information for BPMP and BP with similar information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the midstream energy sector; and

•	performed such other studies and analyses, and considered such other factors, as TPH considered appropriate.

For purposes of its opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for TPH, or publicly available. In that regard, TPH assumed, with the BPMP Conflicts Committee’s consent, that the forecasts and other financial information that TPH was directed to utilize for purposes of its analyses and opinion were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the General Partner and BP, and that such forecasts and other financial information provided a reasonable basis upon which to evaluate the future financial performance of BPMP and the other matters covered thereby. TPH expressed no view or opinion with respect to any forecasts or other financial information provided to or otherwise reviewed by or discussed with TPH or the assumptions on which they were based, including, among other things, the potential impact on BPMP and BP of commodities prices and macroeconomic, geopolitical, market, weather and other conditions relevant to BPMP and BP specifically and the oil and gas industry generally, or the potential impact on BPMP or BP of BP’s announced transition to an integrated energy company focused on low carbon energy. TPH also assumed, with the BPMP Conflicts Committee’s consent, that BP ADSs and six BP Ordinary Shares are of equivalent value and that any currency or exchange rate fluctuations associated with BP ADSs, BP Ordinary Shares or BPMP’s or BP’s businesses would not in any way be meaningful to TPH’s analyses or opinion.

TPH assumed, among other things, that (i) the Merger Agreement (together with the exhibits and schedules thereto) when executed would not differ in any respect material to TPH’s analyses or opinion from the proposed execution version that TPH reviewed as referenced above, (ii) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects, (iii) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (iv) all conditions to the consummation of the Transaction would be satisfied without material amendment or waiver thereof, (v) the Transaction would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments and in compliance with all applicable laws, documents and other requirements, without any material waivers, amendments or modifications thereto, and (vi) all governmental, regulatory or other consents, approvals, releases, waivers and agreements necessary for the consummation of the Transaction would be obtained without, in the case of each of the foregoing clauses (i) through (vi), any adverse effect on BPMP, BP, Merger Sub, the holders of BPMP Common Units or the Transaction (including the expected benefits thereof) that would in any way be meaningful to TPH’s analyses or opinion. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, accrued, derivative or off-balance sheet assets and liabilities) of BPMP, BP or any other entity, nor did TPH evaluate the solvency or fair value of BPMP, BP or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and TPH was not furnished with any such evaluation or appraisal. TPH expressed no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on BPMP, BP or any other entity, or any legal, regulatory, tax, accounting or similar matters. As the BPMP Conflicts Committee was aware, management of the General Partner may have differing beneficial or other pecuniary interests in the equity securities and future financial performance of BPMP, on the one hand, and the Surviving Partnership, BP and its affiliates, on the other, as to which interests or implications thereof TPH expressed no view or opinion.

In connection with its engagement, TPH was not requested to, and it did not, undertake a third-party solicitation process on behalf of BPMP with respect to the acquisition of all or a part of BPMP. TPH’s opinion did not address the underlying business decision of the BPMP Conflicts Committee or the General Partner to engage in or effect the Transaction, the relative merits of the Transaction as compared to any other alternative transaction or business strategy that might be available to BPMP or the effect of any other transaction which BPMP might engage in or consider. TPH’s opinion addresses only the fairness, from a financial point of view and as of the date of its opinion, of the Exchange Ratio provided for pursuant to the Merger Agreement and did not in any way address proportionate allocation or relative fairness. TPH did not express any view on, and its opinion did not address, any other term, aspect or implication of the Merger Agreement or the Transaction, including, without limitation, the form or structure of the Transaction, any support agreement or intra-group agreement, any contribution of BPMP Common Units held by Holdings to Amoco or any term, aspect or implication of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction or otherwise. TPH’s opinion did not address the fairness (financial or otherwise) of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of any parties to the Transaction nor as to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or any other consideration to be paid or payable to any of the officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise. TPH did not express any view or opinion as to the actual value of BP ADSs (or the underlying BP Ordinary Shares) when issued in the Merger or the prices at which BP ADSs (or the underlying BP Ordinary Shares or any other securities of or relating to BP) or BPMP Common Units (or any other securities of or relating to BPMP) may trade or otherwise be transferable at any time. TPH’s opinion was necessarily based on economic, monetary, market and other conditions and circumstances existing and disclosed, and the information made available, to TPH as of the date of its opinion. TPH assumes no obligation to update, revise or reaffirm its opinion and expressly disclaims any responsibility to do so based on conditions, circumstances, developments or events occurring, or of which TPH becomes aware, after the date of its opinion.

TPH’s advisory services and TPH’s opinion were provided for the information and assistance of the BPMP Conflicts Committee, in its capacity as such, in connection with its consideration of the Merger, and TPH’s opinion does not constitute a recommendation as to how the BPMP Conflicts Committee, the GP Board or any securityholder should vote or act with respect to the Transaction or any other matter. TPH’s opinion was reviewed and approved by TPH’s fairness opinion committee.

In preparing its opinion, TPH performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of TPH’s opinion or the analyses underlying, and factors considered in connection with, TPH’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. TPH arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, TPH believes that the analyses must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, TPH considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of BPMP and BP. No company, business or transaction reviewed is identical or directly comparable to BPMP, BP or the Transaction and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or the results from any particular analysis.

The estimates contained in TPH’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, TPH’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the Merger were determined through negotiations among the BPMP Conflicts Committee, the General Partner and BP and the decision of BPMP to enter into the Merger Agreement was solely that of the BPMP Conflicts Committee, on behalf of the GP Board. TPH’s opinion was only one of many factors considered by the BPMP Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the BPMP Conflicts Committee, the GP Board or the General Partner with respect to the Merger or the consideration payable in the Merger.

Financial Analyses

The summary of the financial analyses described below under this heading “—Financial Analyses” is a summary of the material financial analyses reviewed with the BPMP Conflicts Committee and performed by TPH in connection with TPH’s opinion, dated December 19, 2021. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, TPH, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by TPH. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may be different from those described and such differences may be material. For purposes of TPH’s analyses and opinion, TPH evaluated the implied value of the Exchange Ratio based both on the closing price for BP ADSs on December 17, 2021 of $26.30 per share (such spot closing price per share is referred to in this section as the “spot closing price”) and the volume-weighted average price for BP ADSs over the 30-day period ending on December 17, 2021 of $26.98 per share (such volume-weighted average price per share is referred to in this section as the “VWAP price”). For purposes of the summary of TPH’s financial analyses below, the term “EBITDA” refers to, in the case of BPMP, Adjusted EBITDA of BPMP as reflected in the Updated Projections and otherwise refers to earnings before interest, taxes, depreciation and amortization based on publicly available information. Except as otherwise noted, financial data utilized for BPMP in the financial analyses described below was based on certain internal forecasts and other financial information for BPMP as prepared and updated by the management of the General Partner and discussed with the management of the General Partner (referred to in this section as the “BPMP case”) and certain internal forecasts and other financial information for BPMP as prepared by and discussed with the managements of the General Partner and BP under two alternative business scenarios as updated by BP management, with one scenario assuming, for offshore assets in which BP owns an equity interest, the completion of only those projects for which BP and its partners either have funded or have agreed to fund the requisite capital (referred to in this section as the “sanctioned case”) and the other scenario taking into account, in addition to sanctioned projects, possible additional contributions for optional potential future projects at offshore assets in which BP owns an equity interest for which capital has not yet been committed (referred to in this section as the “sanctioned plus options case”).

Selected Public Companies Analyses. TPH reviewed publicly available financial and stock market information of BPMP and the following seven selected partnerships that TPH viewed as generally relevant for purposes of analysis as publicly traded master limited partnerships with operations in the midstream energy sector (collectively, the “selected partnerships”):

•	Delek Logistics Partners, LP

•	Genesis Energy, L.P.

•	Holly Energy Partners, L.P.

•	Magellan Midstream Partners, L.P.

•	NuStar Energy L.P.

•	PBF Logistics LP

•	Shell Midstream Partners, L.P.

TPH reviewed, among other information, enterprise values, calculated as implied equity values based on closing limited partner unit prices on December 17, 2021 plus the implied equity value of the general partner (as applicable), total debt, preferred equity and minority interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2021 and calendar year 2022 estimated EBITDA. In addition, TPH reviewed distribution yields, calculated as the most recent annualized quarterly distribution per limited partner unit divided by closing limited partner unit prices on December 17, 2021. Financial data of the selected partnerships were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of BPMP was based on the BPMP forecasts, Wall Street research analysts’ estimates, public filings and other publicly available information.

The overall low to high calendar year 2021 and calendar year 2022 estimated EBITDA multiples observed for the selected partnerships were 5.6x to 10.6x (with a mean and a median of 9.0x) and 6.1x to 10.3x (with a mean of 8.6x and a median of 8.8x), respectively, and the overall low to high estimated distribution yields observed for the selected partnerships were 5.9% to 11.2% (with a mean of 9.4% and a median of 9.3%).

TPH noted that (i) the calendar year 2021 estimated EBITDA multiples observed for BPMP were 9.3x (based on Wall Street research analysts’ estimates as of December 17, 2021 and as of August 4, 2021, one trading day prior to public announcement of Pipeline’s non-binding offer to acquire the outstanding BPMP Common Units held by the public), 10.5x (based on the sanctioned case and the sanctioned plus options case) and 10.3x (based on the BPMP case), (ii) the calendar year 2022 estimated EBITDA multiples observed for BPMP were 8.7x (based on Wall Street research analysts’ estimates as of December 17, 2021), 8.5x (based on Wall Street research analysts’ estimates as of August 4, 2021), 8.9x (based on the sanctioned case), 9.0x (based on the BPMP case) and 8.8x (based on the sanctioned plus options case) and (iii) the distribution yields observed for BPMP were 10.8% (based on public filings as of December 17, 2021) and 10.7% (based on public filings as of August 4, 2021).

TPH then applied selected ranges of calendar year 2021 and calendar year 2022 estimated EBITDA multiples derived from the selected partnerships of 8.5x to 10.5x and 8.0x to 9.5x to corresponding data of BPMP based on the BPMP forecasts and a selected range of estimated distribution yields derived from the selected partnerships of 8.5% to 10.5% to BPMP’s most recent annualized quarterly distribution per BPMP Common Unit based on public filings.

This analysis indicated the following approximate implied per unit equity value reference ranges for BPMP, as compared to the implied value of the Exchange Ratio:

Implied Equity Value Per Unit Reference Range Based On:										Implied Value of Exchange Ratio Based On:
2021E EBITDA						2022E EBITDA			Estimated Distribution Yield	Spot Closing Price	VWAP Price
Sanctioned Case		BPMP Case		Sanctioned Plus Options Case		Sanctioned Case	BPMP Case	Sanctioned Plus Options Case
$ $	9.77- 12.92	$ $	9.99- 13.19	$ $	9.77- 12.92	$11.16- $13.93	$11.12- $13.89	$11.36- $14.17	$13.24- $16.35	$15.12	$15.51

Selected Transactions Analysis. Using publicly available information, TPH reviewed financial data relating to the following selected transactions that TPH viewed as generally relevant for purposes of analysis, comprised of 29 transactions involving publicly-traded target companies or partnerships with operations in the midstream energy sector (the “selected MLP/company transactions”) and 20 transactions involving assets with operations in the midstream energy sector (the “selected asset transactions” and, together with the selected MLP/company transactions, the “selected transactions”):

Selected MLP/Company Transactions:

Announcement Date	Acquiror	Target
October 2021	• Phillips 66	• Phillips 66 Partners LP
October 2021	• Crestwood Equity Partners LP	• Oasis Midstream Partners LP
March 2021	• Chevron Corporation	• Noble Midstream Partners LP
February 2021	• Energy Transfer LP	• Enable Midstream Partners, LP
February 2021	• Brookfield Infrastructure Partners L.P.	• Inter Pipeline Ltd.
December 2020	• TC Energy Corporation	• TC PipeLines, LP
July 2020	• CNX Resources Corporation	• CNX Midstream Partners LP
February 2020	• Equitrans Midstream Corporation	• EQM Midstream Partners, LP
September 2019	• Energy Transfer LP	• SemGroup Corporation
August 2019	• Blackstone Infrastructure Partners L.P.	• Tallgrass Energy, LP
May 2019	• IFM Investors Pty Ltd	• Buckeye Partners, L.P.
May 2019	• MPLX LP	• Andeavor Logistics LP
April 2019	• UGI Corporation	• AmeriGas Partners, L.P.
November 2018	• Dominion Energy, Inc.	• Dominion Energy Midstream Partners, LP
November 2018	• Western Gas Equity Partners, LP	• Western Gas Partners, LP
October 2018	• EnLink Midstream LLC	• EnLink Midstream Partners, LP
October 2018	• Valero Energy Corporation	• Valero Energy Partners LP
October 2018	• Antero Midstream Corporation	• Antero Midstream Partners LP
September 2018	• Enbridge Inc.	• Enbridge Energy Partners, L.P.
September 2018	• Enbridge Inc.	• Enbridge Income Fund Holdings Inc.
June 2018	• Loews Corporation	• Boardwalk Pipeline Partners, LP
August 2018	• Enbridge Inc.	• Spectra Energy Partners, LP
August 2018	• Energy Transfer LP	• Energy Transfer Partners, L.P.
July 2018	• ArcLight Capital Partners, LLC	• TransMontaigne Partners L.P.
June 2018	• Cheniere Energy, Inc.	• Cheniere Energy Partners, LP Holdings, LLC
May 2018	• CVR Energy, Inc.	• CVR Refining, LP
May 2018	• The Williams Companies, Inc.	• Williams Partners L.P.
April 2018	• EQM Midstream Partners, LP	• Rice Midstream Partners LP
March 2018	• Tallgrass Energy GP, LP	• Tallgrass Energy Partners, LP

Selected Asset Transactions:

Announcement Date	Acquiror	Target
November 2021	• Undisclosed	• 36% interest in Cameron Highway Oil Pipeline system from Genesis Energy, L.P.
September 2021	• Enbridge Inc.	• Ingleside Energy Center and other Moda assets from Moda Midstream LLC
August 2021	• Holly Energy Partners, L.P.	• Integrated crude and refined products pipelines and terminal assets from Sinclair Transportation Company
August 2021	• Sunoco LP	• Seven Northeast storage terminals and one storage terminal in Florida from NuStar Energy L.P.
April 2021	• Undisclosed	• Interest in MVP Terminalling, LLC from Magellan Midstream Partners, L.P.
April 2021	• Undisclosed	• 49% in an affiliate holding certain onshore U.S. refined product and crude logistics assets from BP p.l.c.
November 2020	• Riverstone Holdings LLC	• International-Matex Tank Terminals from Macquarie Infrastructure Corporation
January 2020	• Buckeye Partners, L.P.	• Three U.S. marine terminals from Magellan Midstream Partners, L.P.
August 2019	• Pembina Pipeline Corporation	• U.S portion of Cochin pipeline from Kinder Morgan Canada Limited
May 2019	• Shell Midstream Partners, L.P.	• Dropdown of 25.97% Explorer and 10.125% Colonial Pipelines equity interest from Royal Dutch Shell plc
November 2018	• Vitol Investment Partnership II Ltd/IFM Investors Pty Ltd	• 50% interest in Vitol Tank Terminals International BV from Buckeye Partners, L.P.
November 2018	• InstarAGF Asset Management Inc.	• Certain jet fuel pipeline and terminal facilities from Buckeye Partners, L.P.
October 2018	• BP Midstream Partners LP	• Additional 45% interest in Mardi Gras, 23% interest in Ursa and 25% interest in KM-Phoenix assets from BP p.l.c.
August 2018	• Silver Creek Midstream, LLC	• PRB pipeline, crude oil gathering system and rail facility from Genesis Energy, L.P.
August 2018	• OMERS Infrastructure Management	• 50% interest in Bridgetex Pipeline Company, LLC and 400 Mbbbls/d crude oil pipeline system from Plains All American Pipeline, L.P. and Magellan Midstream Partners, L.P.
August 2018	• Alinda Capital Partners	• 49% interest in Maurepas Pipeline, LLC from SemGroup Corporation

Announcement Date	Acquiror	Target
August 2018	• Lotus Midstream LLC / Moda Midstream LLC	• Centurion pipeline and Oxy Ingleside Energy Center from Occidental Petroleum Corporation
August 2018	• Andeavor Logistics LP	• Permian gathering, storage, transportation assets from Andeavor
February 2018	• Delek Logistics Partners, LP	• Big Spring logistics assets from Delek US Holdings, Inc.
February 2018	• Wolf Midstream, Inc.	• 50% interest in Access Pipeline and 100% interest in Stonefell Terminal from MEG Energy Corp.

TPH reviewed, among other information and to the extent meaningful, the implied enterprise values of the selected transactions based on the consideration paid or payable in the selected transactions as a multiple of the current fiscal year or next 12 months (as applicable) estimated EBITDA of the target company, partnership or assets as of the applicable announcement date of such transactions. Financial data of the selected transactions were based on Wall Street research analysts’ estimates, public filings and other publicly available information. Financial data of BPMP was based on the BPMP forecasts, public filings and other publicly available information.

The overall low to high current fiscal year or next 12 months (as applicable) estimated EBITDA multiples observed for the selected MLP/company transactions were 7.5x to 15.3x (with a mean of 9.4x and a median of 8.6x, based on selected MLP/company transactions announced after January 1, 2020, and an overall mean of 10.3x and an overall median of 10.2x) and the overall low to high current fiscal year or next 12 months (as applicable) estimated EBITDA multiples observed for the selected asset transactions were 7.0x to 14.5x (with a mean of 10.1x and a median of 9.5x, based on selected asset transactions announced after January 1, 2020, and an overall mean of 10.8x and an overall median of 10.7x). TPH then applied a selected range of estimated EBITDA multiples derived from the selected transactions of 8.0x to 10.5x to the next 12 months estimated EBITDA of BPMP based on the BPMP forecasts.

This analysis indicated the following approximate implied per unit equity value reference ranges for BPMP, as compared to the implied value of the Exchange Ratio:

Implied Equity Value Per Unit Reference Range Based On:			Implied Value of Exchange Ratio Based On:
Sanctioned Case	BPMP Case	Sanctioned Plus Options Case	Spot Closing Price	VWAP Price
$10.75-$15.24	$10.94-$15.48	$10.90-$15.44	$15.12	$15.51

Discounted Cash Flow Analysis. TPH performed a discounted cash flow analysis of BPMP, based on the BPMP forecasts, by calculating the estimated present value of the standalone unlevered free cash flows that BPMP was forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2027. TPH calculated implied terminal values for BPMP by applying to BPMP’s fiscal year 2028 estimated EBITDA a selected range of terminal next 12 months EBITDA multiples of 8.0x to 9.5x. The present values (as of January 1, 2022) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.0% to 9.5%. This analysis indicated the following approximate implied per unit equity value reference ranges for BPMP, as compared to the implied value of the Exchange Ratio:

Implied Equity Value Per Unit Reference Range Based On:			Implied Value of Exchange Ratio Based On:
Sanctioned Case	BPMP Case	Sanctioned Plus Options Case	Spot Closing Price	VWAP Price
$12.56-$15.09	$14.24-$17.12	$16.16-$19.45	$15.12	$15.51

Dividend Discount Analysis. TPH performed a dividend discount analysis of BPMP, based on the BPMP forecasts, by calculating the estimated present value of distributions per BPMP Common Unit that BPMP was forecasted to generate during the fiscal years ending December 31, 2022 through December 31, 2027 after applying a constant 1.15x distribution coverage ratio (based on the latest distribution coverage ratio publicly disclosed by the management of BPMP prior to the date of TPH’s opinion) during the forecast period under alternative debt paydown and BPMP Common Unit repurchase scenarios. TPH calculated implied terminal values for BPMP by applying to BPMP’s fiscal year 2028 estimated distributions per BPMP Common Unit a selected range of decline rates of 4.0% to 0%. The present values (as of January 1, 2022) of the estimated distributions per BPMP Common Unit and terminal values were then calculated using a selected range of discount rates of 9.0% to 11.0%. This analysis indicated the following approximate implied per unit equity value reference ranges for BPMP, as compared to the implied value of the Exchange Ratio:

Implied Equity Value Per Unit Reference Range Based On:			Implied Value of Exchange Ratio Based On:
Sanctioned Case	BPMP Case	Sanctioned Plus Options Case	Spot Closing Price	VWAP Price
$10.96-$16.22	$11.86-$17.74	$12.66-$19.15	$15.12	$15.51

Certain Additional Information

TPH also observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was noted for informational purposes, including the following:

•

publicly available financial and stock market information of BP relative to six selected companies (Chevron Corporation, Eni S.p.A., Equinor ASA, Exxon Mobil Corporation, Royal Dutch Shell plc and TotalEnergies SE) that TPH viewed as generally relevant for purposes of review as publicly traded international integrated energy companies, which indicated overall low to high calendar year 2021 and calendar year 2022 estimated EBITDA multiples for such selected companies of 2.3x to 6.0x (with a mean of 4.5x and a median of 4.4x) and 2.4x to 5.6x (with a mean of 4.1x and a median of 3.9x), respectively, as compared to the calendar year 2021 and calendar year 2022 estimated EBITDA multiples for BP of 4.0x and 3.7x, respectively, based on publicly available Wall Street research analysts’ estimates, and overall low to high estimated dividend yields for such selected companies of 2.7% to 7.4% (with a mean of 5.2% and a median of 5.3%), as compared to the estimated dividend yield for BP of 5.0% based on publicly available Wall Street research analysts’ estimates;

•

publicly available undiscounted Wall Street research analysts’ price targets for BP ADSs, which implied overall low and high undiscounted target prices for BP ADSs of $29.00 per share and $45.00 per share (with a median of $35.00 per share and an unaffected median as of August 4, 2021 of $32.67 per share), as compared to the closing price for BP ADSs on December 17, 2021 of $26.30 and the low to high closing prices for BP ADSs during the 52-week period ended on December 17, 2021 of $20.19 per share to $30.29 per share, respectively; and

•

implied premiums paid in 28 transactions announced since 2018 involving acquisitions of affiliated master limited partnerships, which indicated (i) overall low to high unaffected implied one trading day premiums of approximately (1.5%) to 53.5% (with a mean of 14.3% and a median of 13.5%, based on transactions involving consideration comprised of a majority of stock, and an overall mean of 14.2% and an overall median of 13.7%) and (ii) overall low to high unaffected implied 30-day volume-weighted average premiums of approximately (12.3%) to 51.7% (with a mean of 14.7% and a median of 12.4%, based on transactions involving consideration comprised of a majority of stock, and an overall mean of 14.8% and an overall median of 13.7%).

Miscellaneous

TPH and its affiliates (including Perella Weinberg Partners LP), as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, equity research, asset management activities and other financial services and, in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of BPMP, BP, Pipelines, Holdings, Amoco, the General Partner and/or any of their respective affiliates and (ii) any currency or commodity that may be material to such parties or otherwise involved in the Transaction and the other matters contemplated by the Merger Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Transaction, as well as certain asset management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including BPMP, BP, Pipelines, Holdings, Amoco, the General Partner and/or their respective equityholders or affiliates.

TPH acted as financial advisor to the BPMP Conflicts Committee in connection with, and participated in certain negotiations leading to, the Transaction. For its services in connection with the Merger, TPH will receive an aggregate fee of $2.75 million, of which a portion was payable in connection with TPH’s engagement, a portion was payable upon the delivery of TPH’s opinion and $1.0 million is contingent upon the consummation of the Merger. BPMP also has agreed to reimburse certain of TPH’s expenses, including fees and expenses of counsel, and to indemnify TPH and certain related parties against certain liabilities, including under federal securities laws, arising out of TPH’s engagement.

As the BPMP Conflicts Committee was aware, although, as of the date of TPH’s opinion, TPH and its affiliates were not providing, and during the two-year period prior to such date had not provided, investment banking or other financial services to BPMP or the General Partner (in its capacity as general partner of BPMP) unrelated to the proposed Transaction or to BP, Pipelines, Holdings or Amoco for which TPH and its affiliates received compensation, TPH and its affiliates may in the future provide investment banking or other financial services to the General Partner, BPMP, BP, Pipelines, Holdings, Amoco and/or their respective unitholders, members, shareholders or affiliates, for which services TPH and its affiliates would expect to receive compensation.

Approval by the BP Board and its Reasons for the Merger

On December 19, 2021, the BP Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Merger Consideration, are advisable, fair and reasonable to and most likely to promote the success of BP for the benefit of its stockholders as a whole, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the issuance of Merger Consideration in the Merger, and authorized and empowered BP to enter into the Merger Agreement and to consummate the transactions contemplated thereby (including the Merger) on the terms and subject to the conditions set forth in the Merger Agreement. As used in this section, “BP Board” means the BP Board, acting through its authorized delegates.

The BP Board considered various factors in making its determination. The BP Board consulted with BP’s senior management and legal and financial advisors in its evaluation of the Merger and viewed the following factors as generally favorable in its determination and approval of the Merger Agreement and the transactions contemplated thereby:

•

The Merger is expected to help BP transition away from the financial and strategic limitations faced by BPMP. Currently, the long-term potential for BPMP is limited by its structure as an MLP and resulting lack of access to capital, scale and trading liquidity.

•

The BP Board’s belief that owning 100% of BPMP will in the future provide a more competitive cost of capital to pursue refinancing and expansion projects as compared to financing through issuances of BPMP debt and equity given challenges to the MLP market valuation and capacity which the BP Board expects to continue indefinitely.

•	The use of BP ADSs as currency in the Merger will not require any initial cash outlay by BP and will not have any impact on BP’s net debt.

•

Following the Merger, BP will have increased flexibility to optimize its midstream and upstream strategy by pursuing midstream projects and activity at the BP-level, BPMP-level, or with unaffiliated third parties.

•	The Merger will result in BP having higher retention of cash generated from the BPMP assets due to elimination of BPMP public distributions.

•	The Merger is expected to simplify BP’s organizational structure and reduce the management burden and general and administrative costs associated with BPMP’s status as a public company.

•	BP’s ability to access cheaper and less restrictive financing from third parties than is available to BPMP.

•

The BP Board’s belief that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Merger Consideration, are advisable, fair and reasonable to and most likely to promote the success of BP for the benefits of its stockholders as a whole.

•	The financial and other terms of the Merger Agreement, specifically:

•	each BPMP Public Common Unit would be acquired for 0.575 of one BP ADS;

•

the operating covenants of BPMP providing protection to BP prior to Closing by restricting BPMP’s ability to take certain actions prior to Closing that could reduce the value of the BPMP Public Common Units;

•	the Merger Agreement contains only limited conditions and exceptions to the closing conditions; and

•	separate approval of the BPMP Public Common Units is not required in connection with the Merger.

•

The fact that the Exchange Ratio is fixed, which protects against BP having to issue additional equity in the event that the market price of BP ADSs decreases prior to Closing and/or the market price of BPMP Common Units appreciates prior to Closing.

•

The BP Board’s review with senior management and BP’s legal and financial advisors of the financial and other terms of the Merger Agreement and related documents, including the conditions to the parties’ respective obligations and the termination provisions.

•	The BP Board’s familiarity with the businesses, assets, liabilities, results of operations, financial condition and competitive positions of BP and BPMP.

The BP Board viewed the following factors as generally negative or unfavorable in making a determination and recommendation with respect to the Merger Agreement and the transactions contemplated thereby.

•

The fact that the Exchange Ratio is fixed, and therefore the value of the Merger Consideration payable to the BPMP Public Unitholders will increase in the event that the market price of BP ADSs increase prior to Closing and will not decrease in the event the market price of BPMP Common Units declines.

•	The use of BP ADSs as currency in the Merger will require higher future dividend service.

•	The risk that the potential financial and operational benefits expected from the Merger might not be fully realized.

•	The risk that BP may be obligated to consummate the Merger even if there are material negative developments or events at BPMP between the signing of the Merger Agreement and Closing.

•

The risk that the Merger might not be completed in a timely manner or that the Merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Merger Agreement, and that a failure to complete the Merger could negatively affect the trading price of BP ADSs.

•	The potential that the investment community might not appreciate a combined company and as a result, the trading price of BP ADSs could be negatively impacted.

•	The risk that the BP ADS trading price is currently undervalued relative to the industry when comparing valuation metrics such as free cash flow yield.

•	The potential that the trading price of BP ADSs does not reflect the upside in future commodity prices which has a greater positive effect on BP’s standalone financial performance than that of BPMP.

After taking into account all of the factors set forth above, as well as others, the BP Board concluded that the potential benefits of the Merger outweighed any negative or unfavorable considerations and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are most likely to promote the success of BP for the benefit of its stockholders as a whole.

The foregoing discussion is not intended to be exhaustive, but it is intended to address the material information and principal factors considered by the BP Board in considering the Merger. In view of the number and variety of factors and the amount of information considered, the BP Board did not find it practicable to, and did not make specific assessments of, quantify or assign relative weights to, the specific factors considered in reaching its determination. In addition, the BP Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the BP Board may have given different weights to different factors. The BP Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the BP Board. It should be noted that certain statements and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19.

Interests of Certain Persons in the Merger

The following tables set forth information with respect to the beneficial ownership as of the dates specified of certain specified persons of BPMP Common Units, BP ADSs or BP Ordinary Shares. The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Except as indicated by footnote, the persons named in the tables below have sole voting and investment power with respect to all units or shares shown as beneficially owned by them, subject to community property laws where applicable.

The following table sets forth the beneficial ownership of BPMP Common Units, BP ADSs or BP Ordinary Shares held by: (1) any person known by BP as of December 31, 2021 to be the beneficial owner of more than 5% of the outstanding BP Ordinary Shares; (2) any person known by BPMP as of February 25, 2022 to be the beneficial owner of more than 5% of the outstanding BPMP Common Units; (3) the General Partner’s directors and executive officers and the directors and executive officers of the General Partner as a group, each as of January 21, 2022; and (4) BP’s directors and executive directors, and BP’s directors and senior managers as a group, each as of December 31, 2021. Unless indicated otherwise by footnote, the address of each person or entity named in the table is 501 Westlake Park Boulevard, Houston, Texas 77079.

Name of Beneficial Owner	BPMP Common Units Beneficially Owned(1)	Percent of Class	BP Ordinary Shares (or its Equivalent) Beneficially Owned(1)	Percent of Class	8% Cumulative First Preference Shares Beneficially Owned(1)	Percent of Class	9% Cumulative Second Preference Shares Beneficially Owned(1)	Percent of Class
Five Percent Holders of BP
JPMorgan Chase Bank N.A., depositary for ADSs, through its nominee Guaranty Nominees Limited(2)	—	—	4,949,791,849	24.1%	—	—	—	—
Blackrock, Inc.(3)	—	—	1,565,259,944	7.6%	—	—	—	—
The National Farmers Union Mutual Insurance Society Limited(4)	—	—	—	—	945,000	13.1%	987,000	18.0%
Interactive Investor Share Dealing Services(5)	—	—	—	—	779,125	10.8%	353,848	6.5%
Hargreaves Lansdown Asset Management Limited(6)	—	—	—	—	727,067	10.1%	—	—
M&G Investment Management Ltd.(7)	—	—	—	—	528,150	7.3%	644,450	11.8%
Barclays Capital(8)	—	—	—	—	525,764	7.3%	—	—
Canaccord Genuity Wealth Management(9)	—	—	—	—	460,497	6.4%	—	—
Halifax Share Dealing Services(10)	—	—	—	—	398,671	5.5%	—	—
Safra Group(11)	—	—	—	—	—	—	385,000	7.0%
Canaccord Genuity Group Inc.(12)	—	—	—	—	—	—	314,906	5.8%

Name of Beneficial Owner	BPMP Common Units Beneficially Owned(1)	Percent of Class	BP Ordinary Shares (or its Equivalent) Beneficially Owned(1)	Percent of Class	8% Cumulative First Preference Shares Beneficially Owned(1)	Percent of Class	9% Cumulative Second Preference Shares Beneficially Owned(1)	Percent of Class
Five Percent Holders of BPMP							—	—
BP Midstream Partners Holdings LLC(13)	56,956,712	54.4%	—	—	—	—	—	—
Directors and Senior Managers of BP
Murray Auchincloss	—	—	286,870	*	—	—	—	—
Pamela Daley	—	—	40,332	*	—	—	—	—
Bernard Looney	—	—	544,919	*	—	—	—	—
Helge Lund	—	—	600,000	*	—	—	—	—
Melody Meyer	—	—	20,646	*	—	—	—	—
Tushar Morzaria	—	—	51,972	*	—	—	—	—
Paula Reynolds	1,500	*	73,200	*	—	—	—	—
Karen Richardson	—	—	10,746	*	—	—	—	—
Sir John Sawers	—	—	24,242	*	—	—	—	—
Johannes Teyssen	—	—	35,000	*	—	—	—	—
All directors and senior managers of BP as a group (18 persons)	—	—	5,136,449	*	—	—	—	—
Directors and Named Executive Officers of BPMP
Robert P. Zinsmeister	5,555	*	313,841	*	—	—	—	—
Jack T. Collins	—	—	—	—	—	—	—	—
David Kurt	—	—	26,730	*	—	—	—	—
Starlee Sykes(14)	—	—	180,194	*	—	—	—	—
Derek Rush	—	—	17,196	*	—	—	—	—
Hans F. Boas(15)	—	—	10,506	*	—	—	—	—
J. Douglas Sparkman(16)	5,555	*	497,164	*	—	—	—	—
Clive Christison(17)	2,500	*	815,714	*	—	—	—	—
Walter Clements(18)	21,667	*	13,582	*	—	—	—	—
Robert Malone(18)	21,445	*	62	*	—	—	—	—
Michele F. Joy(18)	18,892	*	—	—	—	—	—	—
All directors and named executive officers of BPMP as a group (11 persons)	57,080	*	—	—	—	—	—	—

*	Less than one percent.
(1)

As of February 23, 2022, there were 104,794,540 BPMP Common Units outstanding, 20,550,372,126 BP Ordinary Shares (or its equivalent) outstanding, 7,232,838 BP First Preference Shares outstanding and 5,473,414 BP Second Preference Shares outstanding.

(2)	The principal business address of JPMorgan Chase Bank N.A. is 4 Chase Metrotech Center, Floor 16, Brooklyn, New York, 11245.
(3)	The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(4)	The principal business address of The National Farmers Union Mutual Insurance Society Limited is Tiddington Road, Warwickshire, Stratford-upon-Avon, CV37 7BJ, England, United Kingdom.
(5)	The principal business address of Interactive Investor Share Dealing Services is 2nd Floor, One Embarkment, Neville Street, Leeds, LS1 4DW, England, United Kingdom.
(6)	The principal business address of Hargreaves Lansdown Asset Management Limited is One College Square South Anchor Road, Bristol, BS1 5HL, England, United Kingdom.
(7)

Based on a Schedule 13G/A filed by M&G Investment Management Limited (“M&G”) on January 19, 2021, M&G is deemed to be the beneficial owner of 528,150 BP First Preference Shares, has sole voting and dispositive power with respect to 528,150 BP First Preference Shares and shared voting and dispositive power with respect to 0 BP First Preference Shares. The principal business address of M&G Investment Management Ltd. is 10 Fenchurch Avenue, London, X0 EC3M 5AG, England, United Kingdom.

(8)	The principal business address of Barclays Capital is 475 Seventh Avenue, New York, New York, 10019.
(9)	The principal business address of Canaccord Genuity Wealth Management is 609 Granville Street, Suite 2200, Vancouver, British Columbia, Canada V7Y 1H2.
(10)	The principal business address of Halifax Share Dealing Services is Trinity Road, Halifax, West Yorkshire, HX1 2RG, England, United Kingdom.
(11)	The principal business address of Safra Group is 33 West 26th Street, New York, New York, 10010.
(12)	The principal business address of Canaccord Genuity Group Inc. is 535 Madison Avenue, New York, New York, 10022.
(13)

Based on a Schedule 13D/A filed jointly by Holdings and Pipelines on December 19, 2021, each of Holdings and Pipelines is deemed to be the beneficial owner of 56,956,712 BPMP Common Units, and has sole voting and dispositive power with respect to 56,956,712 BPMP Common Units and shared voting and dispositive power with respect to 0 BPMP Common Units.

(14)	Includes 58,448 BP Ordinary Shares that will vest within 60 days of January 21, 2022.
(15)	Includes 323 BP Ordinary Shares, assuming a BP ADS market price of $30.71 as of January 21, 2022, in a 401(k) plan.
(16)	Includes 36,124 BP Ordinary Shares that will vest within 60 days of January 21, 2022.
(17)	Includes 19,943 BP Ordinary Shares that will vest within 60 days of January 21, 2022.
(18)	Includes 6,178 BPMP Common Units that will vest within 60 days of January 21, 2022.

Certain executive officers and directors of the General Partner, BPMP and their respective subsidiaries will have rights to ongoing indemnification and insurance coverage by the surviving company under the Merger Agreement.

No Appraisal Rights

BPMP Unitholders will have no appraisal rights in connection with the Merger under applicable law or contractual appraisal rights under the Partnership Agreement or the Merger Agreement.

Regulatory Matters

In connection with the Merger, BP and BPMP each intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE, the LSE and the FCA. BP and BPMP are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is required for the consummation of the Merger.

The Merger is not reportable under the HSR Act, and therefore, no filings with respect to the Merger were required to be made by BP or BPMP with the FTC or the DOJ.

Listing of the BP ADSs to be Issued in the Merger; Delisting and Deregistration of the BPMP Common Units

BP expects to obtain approval to list (a) the BP ADSs to be issued pursuant to the Merger Agreement on the NYSE and (b) the BP Ordinary Shares underlying such BP ADSs on the LSE, which approval is a condition to the Closing. Upon completion of the Merger, the BPMP Common Units will cease to be listed on the NYSE and will be subsequently deregistered under the Exchange Act.

Post-Closing Status of BPMP

After the consummation of the Merger, it is expected that BPMP will remain a wholly owned subsidiary of BP indefinitely. Following the Closing, BP plans to cause the reorganization of BPMP into a limited liability company with BPMP continuing to be taxed as a partnership, with Holdings and Amoco serving as its only members.

Accounting Treatment

BP prepares its consolidated financial statements in accordance with IFRS. As BP already controls BPMP through its indirect ownership of 100% of the membership interest of the General Partner and indirect ownership of 54.4% of the outstanding BPMP Common Units, BP consolidates BPMP as a subsidiary. BPMP Common Units that are not owned by BP, directly or indirectly, are recognized as non-controlling interest in BP’s consolidated financial statements.

The Merger will be accounted for as a buy-out of the BPMP Public Common Units representing a non-controlling interest in BPMP in accordance with IFRS 10 Consolidated Financial Statements. IFRS requires that a change in a parent’s ownership interest that does not result in a change of control of a subsidiary, such as is the case with the Merger, be treated as an equity transaction with any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid attributed to the owners of the parent. Accordingly, as BP controlled BPMP prior to the Merger, the transaction is reported within equity. BP will no longer report a share of BPMP’s results or equity as attributable to non-controlling interests and any excess of the purchase price over this share of BPMP’s equity will be recorded within BP’s shareholders equity. No gain or loss will be recognized in BP’s consolidated group income statement upon consummation of the Merger.

The financial condition and results of operations of BP prior to completion of the Merger reflected BPMP in its entirety with amounts attributable to non-controlling interests presented as separate line items. After completion of the Merger, the financial condition and results of operations of BP will continue to reflect BPMP in its entirety but no amounts for BPMP will be attributable to non-controlling interests, reflecting BP’s 100% controlling interest in BPMP.

Litigation Relating to the Merger

Since the initial public announcement of the Merger by BP and BPMP on December 20, 2021, none of BPMP, BP, Holdings, Merger Sub or the General Partner have been named as defendants in any lawsuit relating to the Merger.

THE MERGER AGREEMENT

This section of this consent statement/prospectus describes the material provisions of the Merger Agreement, but does not describe all of the terms of the Merger Agreement and may not contain all of the information about the Merger Agreement that is important to you. The following summary is qualified by reference to the complete text of the Merger Agreement, which is attached as Annex A to this consent statement/prospectus and incorporated by reference herein. You are urged to read the full text of the Merger Agreement because it is the legal document that governs the Merger.

The Merger Agreement and this summary of its terms have been included to provide you with information regarding the terms of the Merger Agreement, and this summary is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about BP, BPMP, the General Partner or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of BP, BPMP, the General Partner or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may have changed after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in BP’s or BPMP’s public disclosures incorporated by reference in this consent statement/prospectus.

The Merger; Effective Time; Closing

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub, an indirect wholly owned subsidiary of BP, will merge with and into BPMP, with BPMP continuing as the surviving entity and indirect wholly owned subsidiary of BP.

At the Effective Time, subject to any applicable withholding tax, (i) the BPMP Public Common Units outstanding immediately prior to the Effective Time will be converted into, and will thereafter represent only, the right to receive the Merger Consideration and following such conversion, will be automatically Cancelled; and (ii) any Partnership LTIP Award that is outstanding immediately prior to the Effective Time will cease to relate to or represent any right to receive BPMP Common Units and will be converted into the right to receive the Merger Consideration, except that the number of the BP ADSs issued shall be equal to the number of BPMP Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. Immediately following consummation of the Merger, the interests in BPMP owned by BP and its subsidiaries will remain outstanding as limited partner interests in the surviving entity, and the General Partner will continue to own the non-economic general partner interest and Incentive Distribution Rights in the surviving entity.

BP will not issue any fractional BP ADSs in the Merger. Instead of receiving any fractions of a BP ADS, all fractions of BP ADSs to which a BPMP Public Unitholder would otherwise have been entitled shall be aggregated and the resulting fraction will be rounded up to the nearest whole BP ADS. If a BPMP Public Unitholder holds BPMP Public Common Units in “street name”, the impact of such rounding on the number of BP ADSs received will be in accordance with the policies and procedures of such BPMP Public Unitholder’s bank, broker or other nominee.

The Effective Time will occur at such time as BP and BPMP cause a certificate of merger to be duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by BP and BPMP in writing and specified in the certificate of merger.

The closing of the Merger will take place on the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than conditions that by their nature are to be satisfied at the closing but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as BP and BPMP may agree.

Conditions to Completion of the Merger

BP and BPMP may not complete the Merger unless each of the following conditions is satisfied, or to the extent permissible, waived:

•	receipt of the Required Limited Partner Written Consent in accordance with applicable law and filing of the Required Limited Partner Written Consent with the minutes of proceedings of BPMP;

•

no restraint is in effect enjoining, restraining, preventing or prohibiting the completion of the transactions contemplated by the Merger Agreement or making the completion of the transactions contemplated by the Merger Agreement illegal;

•

the registration statement of which this consent statement/prospectus forms a part must have been declared effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC;

•	this consent statement/prospectus shall have been mailed to all BPMP Unitholders following effectiveness of the aforementioned registration statement and at least 20 days prior to the Closing; and

•

(i) the BP ADSs (and the BP Ordinary Shares represented thereby) deliverable to the BPMP Public Unitholders as contemplated by the Merger Agreement must have been approved for listing on the NYSE, subject to official notice of issuance, (ii) the FCA shall have acknowledged to BP or its agent (and such acknowledgement shall not have been withdrawn) that the application for the admission of the BP Ordinary Shares represented by such BP ADSs to the premium listing segment of the FCA’s Official List shall have been approved and (after satisfaction of any conditions to which such approval is expressed to be subject) shall become effective as soon as a dealing notice has been issued by the FCA and any such conditions upon which such approval is expressed to be subject have been satisfied, and (iii) the LSE shall have acknowledged to BP or its agent (and such acknowledgement shall not have been withdrawn) that such BP Ordinary Shares referred to in (ii) above shall be admitted to trading on the LSE’s main market for listed securities.

The obligations of BP, Holdings and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of BPMP and the General Partner:

•

with respect to BPMP, the General Partner and their respective subsidiaries being a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and having all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed, organized or existing (other than with respect to BPMP or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BPMP, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to neither BPMP nor any of its subsidiaries having any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of BPMP Common Units or any other equity interest on any matter both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	with respect to BPMP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to BPMP’s capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC, undisclosed liabilities, internal controls and information supplied for inclusion in this consent statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on BPMP;

•	BPMP and the General Partner having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•

the receipt by BP of an officer’s certificate signed on behalf of BPMP and the General Partner by an executive officer of the General Partner certifying that the preceding conditions have been satisfied.

The obligation of BPMP to effect the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties in the Merger Agreement of BP, Holdings and Merger Sub:

•

with respect to each of BP, Holdings and Merger Sub being a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and having all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on BP, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to the authority of BP, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement and the absence of certain changes or events, being true and correct in all respects, in each case, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to its capitalization, being true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the date of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

with respect to all BP ADSs (and the BP Ordinary Shares represented thereby) constituting the Merger Consideration, when issued, being duly authorized, validly issued, fully paid and nonassessable and will be issued in full compliance with, and will be free of, preemptive rights, and such BP Ordinary Shares will rank pari passu in all respects with the then existing ordinary shares in the capital of BP; and

•

with respect to all other representations and warranties, being true and correct both when made and at and as of the closing, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth in any individual representation or warranty, other than with respect to the filing of documents with the SEC and the FCA, undisclosed liabilities, internal controls and information supplied for inclusion in this consent statement/prospectus) does not have, and would not reasonably be expected to have, individually or in the aggregate a “material adverse effect” on BP;

•	BP, Holdings and Merger Sub having performed in all material respects all obligations required to be performed by each of them under the Merger Agreement; and

•	the receipt by BPMP of an officer’s certificate signed on behalf of BP by an executive officer of BP certifying that the preceding conditions have been satisfied.

For purposes of the Merger Agreement, the term “material adverse effect” means, when used with respect to a person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, liquidity, condition (financial or otherwise) or results of operations of such person and its subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger and the issuance of the BP ADSs as Merger Consideration, on or before September 19, 2022; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of, attributable to, resulting from or due to any of the following shall be disregarded in determining whether there has been a material adverse effect: (i) changes, conditions, circumstances, effects, events, developments or occurrences generally affecting the economy, the financial or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such person operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including the initiation of litigation by any person with respect to the Merger Agreement and the transactions contemplated thereby. or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in the Merger Agreement relating to noncontravention by the parties and the satisfaction of the closing conditions set forth in the Merger Agreement with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by the Merger Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such person or the credit rating of such person (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or other electronic attack, sabotage, pandemics (including COVID-19) or epidemics; (vi) changes in any applicable laws or regulations applicable to such person or applicable accounting regulations or principles or the interpretation thereof; (vii) any proceedings commenced by or involving any current or former member, partner or shareholder of such person or any of its subsidiaries arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing does not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); (x) with respect to BP only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, states of facts or occurrence that has a material adverse effect on BPMP and its subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been a material adverse effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such person and its subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and geographic markets in which such person and its subsidiaries operate.

For purposes of the Merger Agreement, except where expressly provided otherwise, BPMP and its subsidiaries are not considered subsidiaries of BP or affiliates of BP or any of its subsidiaries (including the General Partner and Merger Sub).

Representations and Warranties

The Merger Agreement contains representations and warranties by BP, Holdings and Merger Sub, on the one hand, and BPMP and the General Partner, on the other hand.

These representations and warranties have been made solely for the benefit of the parties to the Merger Agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•

have been qualified by certain public disclosures of the parties and disclosures that were made to the other party in connection with the negotiation of the Merger Agreement, which disclosures may not be reflected in the Merger Agreement; and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Accordingly, these representations and warranties should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this consent statement/prospectus and in the documents incorporated by reference into this consent statement/prospectus, which may include information that updates, modifies or qualifies the information set forth in the representations and warranties.

The representations and warranties made by BP, Holdings and Merger Sub, on the one hand, and BPMP and the General Partner, on the other hand, relate to, among other things:

•	organization, standing and similar organizational matters;

•	capital structure;

•

due authorization of the Merger Agreement and the transactions contemplated by the Merger Agreement, absence of any conflicts with third parties created by such transactions and the voting requirements for such transactions;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	documents filed with the SEC and the FCA;

•	no undisclosed liabilities or obligations;

•	maintenance of a system of internal controls;

•	absence of changes or events since September 30, 2021;

•	legal proceedings;

•	compliance with applicable laws and the possession of certain permits;

•	information supplied in connection with this consent statement/prospectus and the registration statement of which it is a part;

•	benefit plans and other employee matters;

•	environmental matters;

•	derivative transactions;

•	opinions of financial advisors;

•	insurance;

•	brokers and other advisors;

•	the Investment Company Act of 1940, as amended;

•	no other representations and warranties; and

•	certain operational representations and warranties of BPMP and the General Partner with respect to non-operated joint ventures of BPMP are qualified by knowledge of BPMP and the General Partner.

Conduct of Business Prior to Closing

Under the Merger Agreement, BP, on the one hand, and each of BPMP and the General Partner, on the other hand, has undertaken certain covenants that place restrictions on it and its respective subsidiaries from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement in accordance with its terms and the Effective Time, unless the other party gives its prior written consent (which consent cannot be unreasonably withheld, conditioned or delayed).

Subject to certain exceptions, unless BP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), each of BPMP and the General Partner has agreed, and will cause each of its respective subsidiaries, to (i) conduct its business in the ordinary course of business in all material respects; provided, that it shall not prohibit BPMP and its subsidiaries from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the BPMP to take commercially reasonable actions outside of the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and to retain the services of its present officers and key employees, if any, (iii) use commercially reasonable efforts to keep in full force and effect all material permits and all material insurance policies maintained by BPMP and its subsidiaries, other than changes to such policies made in the ordinary course of business, and (iv) use commercially reasonable efforts to comply in all material respects with all applicable laws and the requirements of certain material contracts of BPMP. During the period from December 19, 2021, the date of the Merger Agreement, until the Effective Time, if permitted by applicable law, the General Partner will cause BPMP to declare and pay regular quarterly cash distributions to the BPMP Unitholders consistent with past practice; provided, that, in no event shall any regular quarterly cash distribution declared or paid by BPMP to the BPMP Unitholders be less than $0.3475 per BPMP Common Unit.

Subject to certain exceptions, unless BP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), BPMP and the General Partner, will not, and will not permit their respective subsidiaries to:

•

amend the organizational documents (whether by merger, consolidation, conversion or otherwise) of any such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement;

•

declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of any BPMP Common Units, other than regular quarterly cash distributions consistent with past practice, not to be less than $0.3475 per BPMP Common Unit;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the BPMP or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of BPMP Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of the Merger Agreement or otherwise granted in compliance with the Merger Agreement;

•

make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other person, other than immaterial acquisitions or dispositions in the ordinary course of business;

•

make any loans or advances to any person (other than (1) to its employees in the ordinary course of business consistent with past practice, (2) loans and advances to BPMP or any of its subsidiaries and (3) trade credit granted in the ordinary course of business consistent with past practice);

•

incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BPMP or any of its subsidiaries, other than (1) borrowings and repayments under BPMP’s revolving credit facility, (2) borrowings from BPMP or any of its subsidiaries by BPMP or any of its subsidiaries, (3) repayments of borrowings from BPMP or any of its subsidiaries by BPMP or any of its subsidiaries and guarantees by BPMP or any of its subsidiaries of indebtedness of BPMP or any of its subsidiaries and (4) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;

•	split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any such entity’s capital stock or other equity interests;

•	adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

•

waive, release, assign, settle or compromise any proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to have a material adverse effect on BPMP;

•

(1) change its fiscal year or any material method of tax accounting, (2) make, change or revoke any material tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (3) settle or compromise any liability for taxes or any audit, examination or other legal proceeding in respect of an amount of taxes, (4) file any material amended tax return, (5) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material tax, (6) surrender any right to claim a material tax refund, or (7) consent to any extension of waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

•

engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of BPMP for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

•

except as required by the terms of any benefit plan of BPMP existing and in effect on the date of the Merger Agreement or as contemplated by the Merger Agreement, (1) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any benefit plan of BPMP (or any plan or arrangement that would be a benefit plan of BPMP if in effect as of the date of the Merger Agreement), (2) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers or employees of BPMP, the General Partner or any of their respective subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (3) accelerate any material rights or benefits under any benefit plan of BPMP, or (4) grant or amend any Partnership LTIP Awards or other equity awards; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement.

Subject to certain exceptions, unless BPMP consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), BP will not, and will not permit Holdings or Merger Sub to:

•

amend BP’s organizational documents (whether by merger, consolidation, conversion or otherwise) or that certain Second Amended and Restated Deposit Agreement, dated as of December 6, 2013, as amended on February 9, 2017 and March 27, 2020, by and between BP and JPMorgan Chase Bank, N.A., acting in its capacity as depositary, and all holders and beneficial owners of BP ADSs (the “Deposit Agreement”) in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the completion of the Merger or the other transactions contemplated by the Merger Agreement or (b) adversely affect the rights associated with the BP ADSs or BP Ordinary Shares in any material respect;

•	merge, consolidate or enter into any other business combination transaction or agreement with any person in which such other person is the surviving entity;

•

voluntarily adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of BP or a plan or agreement of reorganization of Parent under any bankruptcy or similar law or take any action to cause the liquidation, winding up or dissolution of Merger Sub; or

•

agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or other transactions contemplated by the Merger Agreement.

Required Limited Partner Written Consent

The General Partner has agreed to, as promptly as practicable after the date that the registration statement of which this consent statement/prospectus forms a part is declared effective under the Securities Act, distribute to the BPMP Unitholders this consent statement/prospectus, which shall include a form of consent that may be executed by BPMP Unitholders in connection with the Required Limited Partner Written Consent.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of BP, Holdings and Merger Sub, on the one hand, and BPMP and the General Partner, on the other hand, will cooperate with the other and use and cause their respective subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing to be satisfied as promptly as reasonably practicable, including, for the avoidance of doubt, in the case of BP, Holdings and the General Partner, until the Effective Time or the termination of the Merger Agreement, retaining ownership and voting control, directly or indirectly, over all BPMP Common Units and the General Partner’s interest in BPMP beneficially owned by BP, Holdings, any of their respective subsidiaries or the General Partner, as applicable, as of December 19, 2021, the date of the Merger Agreement, or acquired thereafter, and to consummate and make effective the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) promptly obtain all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to complete the transactions contemplated by the Merger Agreement, and (iii) defend any proceedings challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. If at any time prior to the effectiveness of the Required Limited Partner Written Consent, BP or its affiliates (other than Holdings) acquire a beneficial or direct ownership of any BPMP Common Units, then BP and its affiliates shall enter into the Support Agreement by execution of a joinder thereto. Notwithstanding anything in the Merger Agreement to the contrary, neither party nor its affiliates shall be obligated pursuant to the foregoing to offer or commit or consent to take or refrain from taking any action pursuant to any request or requirement of any governmental authority that involves (i) making any divestiture or disposition of any portion of any business or assets or (ii) accepting or entering any consent decree or hold separate order.

BPMP Conflicts Committee

Prior to the earlier of the Effective Time and the termination of the Merger Agreement, BP will not, and will not permit any of its subsidiaries to, take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then-existing members of the BPMP Conflicts Committee, eliminate the BPMP Conflicts Committee, revoke or diminish the authority of the BPMP Conflicts Committee or remove or cause the removal of any director of the GP Board that is a member of the BPMP Conflicts Committee either as a director or as a member of such committee.

Access to Information

Until completion of the Merger, BPMP has agreed to afford BP and its representatives reasonable access, during normal business hours and on certain conditions, to all of its and its subsidiaries’ respective properties, books, contracts, commitments, personnel and records, in each case for integration and operational planning related to the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that from and after the Effective Time, to the fullest extent permitted under applicable laws, BP will cause BPMP (as the surviving entity of the Merger) to, (i) indemnify and hold harmless against any reasonable costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement in connection with any actual or threatened legal proceeding arising out of, relating to or in connection with their status or duties as officer, director or employee of BPMP, the General Partner or any of their respective subsidiaries, any act or omission by them in their capacities as such occurring or alleged to have occurred at or prior to the Effective Time, and provide advancement of expenses with respect to each of the foregoing to any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of BPMP, the General Partner or any of their respective subsidiaries or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an officer, director or employee of BPMP, the General Partner or any of their respective subsidiaries (including the Merger Agreement and the transactions and actions contemplated thereby) and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the organizational documents of BPMP and the General Partner immediately prior to the Effective Time and ensure that the organizational documents of BPMP and the General Partner or any of their respective successors or assigns, if applicable, will for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of BPMP and the General Partner than are presently set forth in such organizational documents. In addition, BPMP (as the surviving entity of the Merger) will maintain in effect for six years following the Effective Time BPMP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to such indemnified persons, provided that in no event will BPMP (as the surviving entity of the Merger) be required to expend more than an amount per year equal to 300% of current annual premiums paid by BPMP for such insurance.

Certain Tax Matters

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign tax that follows the U.S. federal income tax treatment), the parties have agreed to treat the Merger as a taxable exchange of the BPMP Common Units (other than those held by BP and its subsidiaries) to Pipelines, as the tax-regarded owner of Holdings, in exchange for the Merger Consideration. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental authority.

BP will pay all transfer, documentary, sales, use, stamp, registration and other similar taxes payable (including penalties and interest) in connection with the issuance of the BP ADSs as Merger Consideration.

Withholding

BP, Holdings, Merger Sub, the surviving entity and the exchange agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to the Merger Agreement to any person such amounts as BP, Holdings, Merger Sub, the surviving entity or the exchange agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case BP, Holdings, Merger Sub, the surviving entity or the exchange agent, as applicable, will be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate governmental authority, such amounts (including securities) will be treated for all purposes of the Merger Agreement as having been paid or issued to the person in respect of whom such deduction and withholding was made.

Adjustments to Prevent Dilution

The Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be adjusted to reflect fully the effect of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of BPMP Common Units or BP ADSs, as applicable, that change the number of outstanding BPMP

Common Units or BP ADSs between the date of the Merger Agreement and the Effective Time to provide the BPMP Public Unitholders the same economic effect as contemplated by the Merger Agreement prior to such event.

Stock Exchange Listing, Delisting and Deregistration

BP has agreed to use its reasonable best efforts to cause the BP Ordinary Shares to be admitted to trading on the LSE’s main market for listed securities and approved for admission to the premium listing segment of the FCA’s Official List and to cause the BP ADSs to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, in each case prior to the Effective Time.

BPMP has agreed to cooperate and use its reasonable best efforts to cause the delisting of the BPMP Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the closing of the Merger in compliance with applicable law.

Section 16 Matters

Prior to the completion of the Merger, BPMP has agreed to take all steps as may be required to cause any dispositions of BPMP Common Units resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BPMP, or will become subject to such reporting requirements with respect to the surviving company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Other Covenants and Agreements

The Merger Agreement also contains covenants relating to cooperation in the preparation of this consent statement/prospectus and additional agreements relating to, among other things applicability of takeover statutes, fees and expenses, securityholder litigation and public announcements.

Termination of the Merger Agreement

The Merger Agreement may be terminated prior to the closing of the Merger.

•

by the mutual written consent of BP and BPMP duly authorized by the BP Board acting through its authorized delegates and by the BPMP Conflicts Committee, respectively (whether before or after the Required Limited Partner Written Consent has been obtained); or

•	by either of BP or BPMP:

•

if the Closing does not occur on or before September 19, 2022 (whether before or after the Required Limited Partner Written Consent has been obtained); provided, that this termination right will not be available to (a) BP or BPMP if the inability to satisfy any condition under the Merger Agreement necessary for closing of the Merger was due to the failure of, in the case of BP, BP, Holdings or Merger Sub, or, in the case of BPMP, BPMP or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such entity prior to the closing of the Merger and (b) BP or BPMP if, in the case of BP, BPMP or the General Partner, or, in the case of BPMP, BP, Holdings or Merger Sub, has filed and is pursuing an action seeking specific performance as permitted pursuant to the terms of the Merger Agreement; or

•

if any restraint by a government authority is in effect and has become final and nonappealable (whether before or after the Required Limited Partner Written Consent has been obtained); provided, however, that the right to terminate the Merger Agreement pursuant to a restraint shall not be available to BP or BPMP if such restraint was due to the failure of, in the case of BP, BP, Holdings or Merger Sub, or, in the case of BPMP, BPMP or the General Partner, to perform any of its obligations under the Merger Agreement in any material respect; and

•

by BP if BPMP or the General Partner has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to BPMP’s and the General Partner’s authority to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the applicable limited partner voting requirements for approval of the Merger Agreement and transactions contemplated thereby, or the absence of certain changes or events are breached or failed to be true, in a way that the related condition to closing would not be satisfied, and such breach or failure is either incurable or not cured within 30 days following receipt of written notice from BP of such breach (unless BP, Holdings or Merger Sub is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement); and

•

by BPMP (which termination may be effected for BPMP by the BPMP Conflicts Committee without the consent, authorization or approval of the GP Board) if BP has breached or failed to perform any of its covenants or agreements in the Merger Agreement, or any representations or warranties with respect to the authority of BP, Holdings and Merger Sub to execute the Merger Agreement and complete the transactions contemplated by the Merger Agreement, the due issuance of the BP ADSs in connection with the Merger, or the absence of certain changes or events are breached or failed to be true, in a way that the related condition to closing would not be satisfied, and such breach or failure is either incurable or not cured within 30 days following receipt of written notice from BPMP of such breach (unless BPMP or the General Partner is in material breach of any representations, warranties, covenants or agreements in the Merger Agreement).

Effect of Termination; Termination Expenses

If the Merger Agreement is validly terminated, then, except as described below, each of the parties will be relieved of its duties and obligations and such termination will be without liability to any party. However, termination will not relieve any party of (i) its obligation to reimburse the non-terminating party for its expenses, as set forth below, and (ii) any liability for failure to consummate the Merger and other transactions contemplated by the Merger Agreement when required under the agreement or for intentional fraud or any “willful breach” (as defined in the Merger Agreement). Notwithstanding the foregoing, in no event shall the General Partner or BPMP have any liability for any matter set forth in the preceding sentence for any action taken or omitted to be taken by the General Partner, BPMP, any of their respective subsidiaries or any of their respective representatives at the direction of BP or Holdings.

The Merger Agreement contains various amounts payable under the circumstances described below.

•

if the Merger Agreement is validly terminated by BP due to a material uncured breach by BPMP or the General Partner of any of its representations, warranties, covenants or agreements as described above, then BPMP will promptly pay BP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by BP and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0 million; and

•

if the Merger Agreement is validly terminated by BPMP due to a material uncured breach by BP of any of its representations, warranties, covenants or agreements as described above, then BP will promptly pay BPMP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by BPMP and its affiliates in connection with the Merger Agreement and the transactions contemplated thereby up to a maximum of $5.0  million, in each case, subject to certain limited restrictions.

Amendment and Supplement; Waiver

At any time prior to the Effective Time, the Merger Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the BP Board acting through its authorized delegates and the BPMP Conflicts Committee; provided, that there shall be no amendment or change to the provisions of the Merger Agreement that by applicable laws, the Partnership Agreement or stock exchange rules would require further approval by BPMP Unitholders without obtaining the requisite approval of the BPMP Unitholders.

Assignment

The Merger Agreement and any interests, rights or obligations under the Merger Agreement are not assignable, by operation of law or otherwise, by either party without the prior written consent of the other party.

Specific Performance

The parties to the Merger Agreement have agreed that each party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement. Each of the parties has agreed that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) either party has an adequate remedy at law, or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party has further agreed that no party is required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party has irrevocably waived any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Governing Law

The Merger Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Delaware.

THE SUPPORT AGREEMENT

The following describes the material provisions of the Support Agreement, a copy of which is attached as Annex B to this consent statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this consent statement/prospectus is qualified in its entirety by reference to the Support Agreement. This summary does not purport to be complete and may not contain all of the information about the Support Agreement that is important to you. BP and BPMP encourage you to read carefully the Support Agreement in its entirety before making any decisions regarding the merger.

In order to complete the merger, BPMP must obtain approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the BPMP Unitholders. As a condition and inducement to BPMP’s willingness to enter into the Merger Agreement and to proceed with the Merger, Holdings entered into the Support Agreement.

The Support Agreement was entered into simultaneously with the execution of the Merger Agreement on December 19, 2021, by and between BPMP and Holdings. As of February 25, 2022, Holdings beneficially owned 56,956,712 BPMP Common Units, which represent approximately 54.4% of the outstanding BPMP Common Units. Pursuant to the terms of the Support Agreement, Holdings agreed, among other things, (i) to deliver a written consent covering all of the BPMP Common Units beneficially owned by it in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, (ii) to vote against any action, agreement, transaction or proposal that is intended, would reasonably be expected or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger.

During the term of the Support Agreement, Holdings agreed not to, without the written approval of the BPMP Conflicts Committee:

•

transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the transfer of, any BPMP Common Units beneficially owned by Holdings or the voting power thereof or therein (including by operation of law);

•

grant any proxies or powers of attorney, deposit any BPMP Common Units owned by Holdings into a voting trust or enter into a voting agreement with respect to any such BPMP Common Units; or knowingly take any action that would make any representation or warranty of Holdings untrue or incorrect or have the effect of preventing or disabling Holdings from performing its obligations under the Support Agreement; provided, however, notwithstanding the foregoing, it is expressly contemplated that immediately prior to Closing, Holdings will transfer to Pipelines, and Pipelines will transfer to Amoco, 1,050,000 BPMP Common Units representing approximately 1.0% of the issued and outstanding BPMP Common Units and such transfer shall not be restricted by the Support Agreement.

Notwithstanding the foregoing, Holdings may transfer its BPMP Common Units to any of its affiliates, provided that, prior to and as a condition to the effectiveness of such transfer, each transferee becomes a party to the Support Agreement. Any transfer in violation of the terms of the Support Agreement is void.

In connection with the foregoing restrictions, BPMP has notified the exchange agent, JPMorgan Chase Bank N.A., who is also serving as BP’s transfer agent, that there is a stop transfer order with respect to the BPMP Common Units owned by Holdings and that the Support Agreement places limits on the voting and transfer of such BPMP Common Units until the termination of the Support Agreement.

The Support Agreement will remain in effect until the earlier to occur of (i) the completion of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the mutual written agreement of BPMP and Holdings to terminate the Support Agreement.

COMPARISON OF RIGHTS OF BP SHAREHOLDERS AND BPMP UNITHOLDERS

BP is a public company limited by shares incorporated under the laws of England and Wales (referred to as “English law” in this section entitled “Comparison of Rights of BP Shareholders and BPMP Unitholders”), subject to the provisions of the UK Companies Act 2006 (the “Companies Act”). BPMP is a Delaware limited partnership, subject to the provisions of the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon completion of the transaction, each BPMP Public Common Unit will be converted into, and will thereafter represent only, the right to receive the Merger Consideration and following such conversion, will be automatically Cancelled. As a result, BPMP Public Unitholders will become holders of BP ADSs and their rights will be governed principally by English law and the BP articles of association (the “BP Articles”), which differ from the Partnership Agreement and the DRULPA.

Set out below are the material differences between the rights of a holder of BP Ordinary Shares under the BP Articles and English law, on the one hand, and the rights of a BPMP Unitholder under the Partnership Agreement and the DRULPA, on the other hand. BP’s share capital comprises BP Ordinary Shares and BP Preference Shares (as defined below) and the rights attaching to the BP Preference Shares are also described below. A reference in this section entitled “Comparison of Rights of BP Shareholders and BPMP Unitholders” to a BP shareholder is to a holder of BP Ordinary Shares or BP Preference Shares.

The following summary does not reflect any rules of the LSE, the NYSE or the Frankfurt, Dusseldorf and Hamburg Stock Exchanges that may apply to BP in connection with the matters discussed, nor certain agreements unless expressly stated, that may expressly apply to these matters. You should read carefully relevant portions of the Companies Act, the Listing Rules made by the Financial Conduct Authority (“FCA”) under Part VI of the Financial Services and Markets Act 2000, as amended (“FSMA”) (the “FCA Listing Rules”), the Disclosure Guidance and Transparency Rules made by the FCA under Part VI of FSMA (the “FCA DTRs”), the UK Corporate Governance Code and the constituent documents of each of BP and BPMP.

BPMP Public Unitholders will become holders of BP ADSs, each of which represents a beneficial interest in six BP Ordinary Shares. For a detailed discussion about BP Ordinary Shares and BP ADSs, see the description of BP’s Ordinary Shares and BP ADSs contained in Exhibit 2.1 to its Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference herein. For a detailed discussion of the fees and charges payable by BP ADS holders for delivery and surrender of ADSs or upon distributions by BP to investors, please see “Shareholder Information—Fees and charges payable by ADS holders” in BP’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference herein. Please note that, notwithstanding the foregoing, you will not be charged any issuance fees for issuances of BP ADSs in settlement of this transaction.

For more information, see the section entitled “Where You Can Find More Information.”

BP p.l.c.	BPMP

Authorized and Issued Capital

As at February 23, 2022, the allotted and fully paid share capital of BP was 20,550,372,126 BP Ordinary Shares (including treasury shares), each with a nominal value of $0.25, and 7,232,838 8 per cent. cumulative preference shares (the “BP First Preference Shares”) and 5,473,414 9 per cent. cumulative second preference shares (the “BP Second Preference Shares”, together with the BP First Preference Shares, the “BP Preference Shares”), each with a nominal value of £1.00. Of the number of BP Ordinary Shares in issue,1,035,796,002 were registered as treasury shares.

BP has no authorized ordinary share capital limit under the BP Articles but BP Preference Shares are limited to cumulative £20 million of nominal value.

All BP Ordinary Shares rank pari passu in all respects and have equal voting rights and no right to a fixed cumulative preferential dividend.

All of the BP First Preference Shares rank pari passu in all respects and all of the BP Second Preference Shares rank pari passu in all respects. The BP First Preference Shares and the BP Second Preference Shares have equal voting rights, and the BP Preference Shares have preferential rights to the BP Ordinary Shares in connection with the payment of a dividend and upon a return of assets of BP on a liquidation. Otherwise, the BP Preference Shares give holders no rights to participate in the profits or assets of BP.

The Partnership Agreement authorizes BPMP to issue an unlimited number of additional equity securities (which may be senior to existing classes and series of outstanding equity interests) for any purpose at any time and from time to time for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any BPMP Unitholders. No fractional units shall be issued by BPMP.

As of February 23, 2022, BPMP had outstanding 104,794,540 BPMP Common Units, 56,956,712 of which were owned by BP and its affiliates.

BPMP Common Units are listed on the NYSE under the trading symbol “BPMP”.

BP p.l.c.	BPMP

BP shareholders are not subject to calls on capital by BP, provided that the amounts required to be paid on issue of their shares have been paid off. All BP shares are fully paid.

The rights attached to any class of shares may be varied with the consent in writing of holders of 75 per cent. of the shares of that class or on the adoption of a special resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting, all of the provisions of the BP Articles relating to proceedings at a general meeting apply, except that the quorum with respect to a meeting to change the rights attached to the BP First Preference Shares or the BP Second Preference Shares is 10 per cent. or more of the shares of that class, and the quorum to change the rights attached to the BP Ordinary Shares is one third or more of the shares of that class.

A variation to a class of shares may include:

•  the issue or creation of any shares ranking equally therewith, or having any priority thereto;

•  the abandonment of any preference or priority or of any accrued dividend or the reduction for any time or permanently of the dividends payable thereon;

•  the amalgamation into one class of the shares of any two or more classes;

•  the sub-division of shares of one class into shares of different classes;

•  any alteration in the BP Articles varying or taking away any rights or privileges attached to shares of the class;

•  any scheme for the reduction of BP’s capital affecting the class of shares in a manner not otherwise authorised by the BP Articles;

•  any scheme for the distribution (though not in accordance with legal rights) of assets in money or in kind in or before liquidation; or

•  any contract for the sale of the whole or any part of BP’s property or business determining the way in which as between the several classes of shareholders the purchase consideration shall be distributed.

BP Ordinary Shares, the BP First Preference Shares and the BP Second Preference Shares are admitted to the premium listing segment of the Official List of the FCA

BP p.l.c.	BPMP

and to trading on the LSE’s main market for listed securities, under the symbols “BP.”, “BP.A” and “BP.B”, respectively.

BP Ordinary Shares have a secondary listing, and are listed, on the Frankfurt, Dusseldorf and Hamburg Stock Exchanges, under the symbol “BPE5”.

BP Ordinary Shares trade in the form of BP ADSs in the United States which are listed on the NYSE, where they trade under the trading symbol “BP”. It is a condition to completion of the transaction that the BP ADSs to be issued in connection with the merger consideration be approved for listing on the NYSE.

Issue of Shares / Interests; Pre-emption Rights; Share Repurchases

English law provides that a public company can issue shares provided that the directors have authority to allot such shares by an ordinary resolution passed at a general meeting. Further, English law provides for statutory pre-emption rights that apply on an allotment of equity securities. A listed company can disapply such rights by a special resolution passed by shareholders at a general meeting.

On May 12, 2021 at the annual general meeting of BP:

•  in accordance with the Investment Association Share Capital Management Guidelines, the BP shareholders approved an ordinary resolution granting the BP directors the authority to allot shares in the capital of BP up to a maximum nominal amount of: (a) $1,695,601,677, representing approximately one-third of BP’s issued ordinary share capital (excluding treasury shares) as at February 25, 2021; and (b) a further amount of $1,695,601,677, representing approximately one-third of BP’s issued ordinary share capital (excluding treasury shares) as at February 25, 2021, pursuant to a rights issue only; and

•  in accordance with the institutional shareholder guidance and, in particular, the Pre-Emption Group’s Statement of Principles on disapplying pre-emption rights, BP shareholders approved a special resolution granting the BP directors the authority to allot equity securities for cash otherwise than in connection with an offer to existing shareholders: (a) up to a maximum nominal value of $254,340,251, representing

The Partnership Agreement authorizes BPMP to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by the General Partner without the approval of the BPMP Unitholders.

It is possible that BPMP will fund acquisitions through the issuance of additional BPMP Common Units, subordinated units or other partnership interests. Holders of any additional common units BPMP issues will be entitled to share equally with the then-existing BPMP Unitholders in BPMP’s distributions. In addition, the issuance of additional BPMP Common Units or other partnership interests may dilute the value of the interests of the then-existing BPMP Unitholders in BPMP’s net assets.

In accordance with Delaware law and the provisions of the Partnership Agreement, BPMP may also issue additional partnership interests that, as determined by the General Partner, may have rights to distributions or special voting rights to which the BPMP Common Units are not entitled. In addition, the Partnership Agreement does not prohibit BPMP’s subsidiaries from issuing equity interests, which may effectively rank senior to the BPMP Common Units.

The General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase BPMP Common Units, subordinated units or other partnership interests whenever, and on the same terms that, BPMP issues partnership interests to persons other than the General Partner and its affiliates, to the extent

BP p.l.c.	BPMP

approximately five per cent. of the issued ordinary share capital of BP (excluding treasury shares) as at February 25, 2021; and (b) up to a further maximum nominal value of $254,340,251, representing approximately five per cent. of the issued ordinary share capital of BP (excluding treasury shares) as at February 25, 2021 for the purposes only of financing an acquisition or a specified capital investment.

These authorities expire on the earlier of: (a) the date of the 2022 annual general meeting of BP; and (b) August 12, 2022.

The BP Articles provide that, if approved by BP shareholders at a general meeting and subject to certain procedural requirements of the Companies Act, BP may repurchase its own shares. BP shareholders may approve two different types of such share purchases: on-market purchases or off-market purchases. A purchase is an on-market purchase if it is made on a recognized investment exchange and is not an off-market purchase. A purchase is off-market if the shares are not purchased on a recognized investment exchange or are purchased on a recognized investment exchange but are not subject to a marketing arrangement on that exchange.

A resolution passed at BP’s 2021 annual general meeting provides the BP directors with authority to purchase up to 10 per cent. of the issued ordinary share capital of BP (excluding any treasury shares) as at February 25, 2021. This authority expires on the earlier of: (a) the date of the 2022 annual general meeting of BP; and (b) August 12, 2022.

BP can repurchase BP Ordinary Shares only if: (a) the BP Ordinary Shares are fully paid; and (b) payment for the repurchase is made out of: (i) distributable profits; or (ii) the proceeds of a new issue of shares made for the purpose of the repurchase.

necessary to maintain the percentage interest of the General Partner and its affiliates, including such interest represented by BPMP Common Units and subordinated units, that existed immediately prior to each issuance. The BPMP Unitholders will not have preemptive rights under the Partnership Agreement to acquire additional BPMP Common Units or other partnership interests.

BP / BPMP Dividends and Distributions
If recommended by the BP directors, BP shareholders may, by ordinary resolution, declare dividends but no such dividend may be declared in excess of the amount recommended by the BP directors. The BP directors may also pay interim dividends without obtaining the approval of BP shareholders. No dividend may be paid other than out of profits available for distribution, as determined under IFRS and the Companies Act.	Any distributions BPMP makes are characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that BPMP would make from capital surplus. Operating surplus distributions will be made to BPMP Unitholders and, if BPMP makes quarterly distributions above the first target distribution level described below, to the holder of its Incentive Distribution Rights. BPMP

BP p.l.c.	BPMP

Dividends on BP Ordinary Shares are payable only after payment of dividends on the BP Preference Shares.

The BP First Preference Shares entitle the holders to a fixed cumulative preferential dividend on the amounts paid up thereon at the rate of 8 per cent. per annum. The BP Second Preference Shares entitle the holders to a fixed cumulative preferential dividend on the amounts paid up thereon (payable next after the dividend on the BP First Preference Shares, but in priority to any dividend on the BP Ordinary Shares) at the rate of 9 per cent. per annum.

Any dividend unclaimed after a period of 10 years from the date of declaration of such dividend shall be forfeited and reverts to BP. If BP exercises its right to forfeit shares and sells shares belonging to an untraced BP shareholder then any entitlement to claim dividends or other monies unclaimed in respect of those shares will be for a period of twelve months after the sale. BP may take such steps as the BP directors decide are appropriate in the circumstances to trace the member entitled and the sale may be made at such time and on such terms as the BP directors may decide.

The BP directors have the power to declare and pay dividends in any currency provided that a sterling equivalent is announced. BP’s policy is to announce dividends for BP Ordinary Shares in US dollars and state an equivalent sterling dividend. Dividends on BP Ordinary Shares will be paid in sterling and on BP ADSs in US dollars.

At BP’s annual general meeting held on April 15, 2010, BP shareholders approved the introduction of a Scrip Dividend Programme (the “Scrip Programme”) and to include provisions in the BP Articles to enable BP to operate the Scrip Programme. The Scrip Programme was renewed at BP’s annual general meeting held on May 12, 2021 for a further three years. The Scrip Programme enables holders of BP Ordinary Shares to elect to receive new fully paid BP Ordinary Shares (or, in the case of holders of BP ADS, BP ADS) instead of cash. The operation of the Scrip Programme is always subject to the BP directors’ decision to make the scrip offer available in respect of any particular dividend. BP announced on October 29, 2019 and as part of all subsequent quarterly results announcements made since then that the BP Board has suspended the Scrip Programme in respect of those quarterly dividends. Should the BP directors decide not to offer the scrip in does not anticipate that it will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all BPMP Unitholders, but the Incentive Distribution Rights would generally not participate in any capital surplus distributions. Any distribution from capital surplus would result in a reduction of the minimum quarterly distribution and target distribution levels and, if BPMP reduces the minimum quarterly distribution to zero and eliminates any unpaid arrearages, thereafter capital surplus would be distributed as if it were operating surplus and the Incentive Distribution Rights would thereafter be entitled to participate in such distributions.

Operating Surplus. BPMP defines operating surplus with respect to any period as:

•  $110.0 million (as described below); plus

•  all of the cash receipts of BPMP and BPMP’s subsidiaries after October 30, 2017, the closing date of its initial public offering (“IPO”), through the last day of such period, excluding cash from interim capital transactions (as defined below) and provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•  cash distributions paid in respect of equity issued (including incremental distributions on Incentive Distribution Rights) to finance all or a portion of expansion capital expenditures in respect of the period that commences when BPMP enters into a binding obligation for the acquisition, construction, development or expansion of an asset and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; plus cash distributions paid in respect of equity issued (including incremental distributions on Incentive Distribution Rights) to pay the construction period interest on debt incurred, or to pay construction period

BP p.l.c.	BPMP

respect of any particular dividend, cash will automatically be paid instead. The BP directors may determine in relation to any scrip dividend plan or programme how the costs of the programme will be met, the minimum number of BP Ordinary Shares required in order to be able to participate in the programme and any arrangement to deal with legal and practical difficulties in any particular territory.

If BP is wound up (whether the liquidation is voluntary, under supervision or by the court) the liquidator may, with the authority of a special resolution: (a) divide among the BP shareholders in specie or kind the whole or any part of the assets of BP and whether or not the assets shall consist of property of one kind or of properties of different kinds, and may for such purpose set such value as he deems fair upon any one or more class or classes of property and may decide how such division shall be carried out as between the members or different classes of members; and (b) vest any part of the assets in trustees upon such trusts for the benefit of BP shareholders as the liquidator shall think fit, and in each case, the liquidation of BP may be closed and BP dissolved, but so that no contributory shall be compelled to accept any shares or other property in respect of which there is a liability.

distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period that commences when BPMP enters into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; less

•  all of BPMP’s operating expenditures after the closing of the IPO; less

•  the amount of cash reserves established by the General Partner to provide funds for future operating expenditures; less

•  all working capital borrowings not repaid within twelve months after having been incurred or repaid within such twelve month period with the proceeds of additional working capital borrowings; less

•  any cash loss realized on disposition of an investment capital expenditure.

For purposes of the Partnership Agreement, Mars Oil Pipeline Company, LLC, Mardi Gras Transportation System Company, LLC (“Mardi Gras”) and each of the following Mardi Gras joint ventures will be deemed subsidiaries: Caesar Oil Pipeline Company, LLC, Cleopatra Gas Gathering Company, LLC, Proteus Oil Pipeline Company, LLC and Endymion Oil Pipeline Company, LLC.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if the General Partner so determines. Furthermore, cash received from an interest in an entity for which BPMP accounts using the equity method will not be included to the extent it exceeds BPMP’s proportionate share of that entity’s operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of

BP p.l.c.	BPMP

BPMP’s acquisition of such an interest without any basket similar to that described in the first bullet above). Operating surplus does not reflect actual cash generated by BPMP’s operations. For example, it includes a basket of $110.0 million that enables BPMP, if it chooses, to distribute as operating surplus cash it receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, BPMP may also distribute as operating surplus up to the amount of any such cash that BPMP receives from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deducted from operating surplus at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deduction.

BPMP defines operating expenditures in the Partnership Agreement, and it generally means all of BPMP’s cash expenditures, including, but not limited to, taxes, fees and reimbursement of expenses to the General Partner or its affiliates, payments made under hedge contracts (provided that (1) with respect to amounts paid in connection with the initial purchase of a hedge contract such amounts will be amortized over the life of the applicable hedge contract and (2) payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), officer compensation, repayment of working capital borrowings, interest and principal on indebtedness and estimated total maintenance spend, provided that operating expenditures will not include:

BP p.l.c.	BPMP

•  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•  payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and canceled) of principal of and premium on indebtedness, other than working capital borrowings;

•  expansion capital expenditures;

•  actual maintenance capital expenditures;

•  investment capital expenditures;

•  payment of transaction expenses relating to interim capital transactions;

•  distributions to BPMP’s partners (including distributions in respect of BPMP’s Incentive Distribution Rights); or

•  repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in the Partnership Agreement as any cash distributed in excess of BPMP’s operating surplus. Accordingly, capital surplus would generally be generated only by the following (which BPMP refers to as “interim capital transactions”):

•  borrowings other than working capital borrowings;

•  sales of BPMP’s equity interests; and

•  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

The Partnership Agreement provides that BPMP treats all cash distributed as coming from operating surplus until the sum of all cash distributed since October 30, 2017, the closing date of the IPO (other than any distributions of proceeds of the IPO) equals the operating surplus from the closing of the IPO.

BP p.l.c.	BPMP

The Partnership Agreement provides that BPMP treats any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. BPMP does not anticipate that it will make any distributions from capital surplus.

Distributions From Operating Surplus

If BPMP makes distributions of cash from operating surplus for any quarter, the Partnership Agreement requires that BPMP makes the distribution in the following manner:

•  first, to all BPMP Unitholders, pro rata, until it distributes for each BPMP Common Unit an amount equal to the minimum quarterly distribution for that quarter; and

•  thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions From Capital Surplus

The Partnership Agreement requires that BPMP makes distributions from capital surplus, if any, in the following manner:

•  first, to all BPMP Unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•  second, to the BPMP Unitholders, pro rata, until BPMP distributes for each BPMP Common Unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•  thereafter, BPMP will make all distributions from capital surplus as if they were from operating surplus.

Distributions of Cash Upon Liquidation

If BPMP dissolves in accordance with the Partnership Agreement, it will sell or otherwise dispose of its assets in a process called liquidation. BPMP will first apply the proceeds of liquidation to the payment of its creditors. BPMP will distribute any remaining proceeds to the BPMP Unitholders and the holders of the Incentive Distribution Rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of BPMP assets in liquidation.

BP p.l.c.	BPMP

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the BPMP Unitholders to a repayment of the initial value contributed by BPMP Unitholders for their BPMP Common Units, which BPMP refers to as the “initial unit price” for each BPMP Common Unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the BPMP Unitholders to a preference over the holders of subordinated units upon BPMP’s liquidation, to the extent required to permit BPMP Unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the BPMP Common Units. However, there may not be sufficient gain upon BPMP’s liquidation to enable the BPMP Unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the Incentive Distribution Rights.

Incentive Distribution Rights
Not applicable.

The General Partner, as the initial holder of BPMP’s Incentive Distribution Rights, has the right under the Partnership Agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distributions and the target distribution levels upon which the incentive distribution payments would be set. If the General Partner transfers all or a portion of the Incentive Distribution Rights in the future, then the holder or holders of a majority of BPMP’s Incentive Distribution Rights will be entitled to exercise this right. The following discussion assumes that the General Partner holds all of the Incentive Distribution Rights at the time that a reset election is made.

The right to reset the minimum quarterly distributions and the target distribution levels upon which the incentive distributions are based may be exercised, without approval of the BPMP Unitholders or the BPMP Conflicts Committee, at any time when there are no subordinated units outstanding and BPMP has made cash distributions at or in excess of the highest then-applicable target distribution for the

BP p.l.c.	BPMP

prior four consecutive fiscal quarters (and the aggregate amounts distributed in such four quarters did not exceed adjusted operating surplus for such four-quarter period). The reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset election and higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. Because the reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset, if BPMP were to issue additional BPMP Common Units after the reset and maintain the per unit distribution level, no additional incentive distributions would be payable. By contrast, if there were no such reset and BPMP were to issue additional BPMP Common Units and maintain the per unit distribution level, additional incentive distributions would have to be paid based on the additional number of outstanding common units and the percentage interest of the Incentive Distribution Rights above the target distribution levels. Thus, the exercise of the reset right would lower BPMP’s cost of equity capital. BPMP anticipates that the General Partner would exercise this reset right, it would do so in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by the General Partner of incentive distribution payments based on the target cash distributions prior to the reset, the General Partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the Incentive Distribution Rights for the quarter prior to the reset event as compared to the cash distribution per BPMP Common Unit in such quarter.

The number of BPMP Common Units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in

BP p.l.c.	BPMP

respect of the Incentive Distribution Rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

Following a reset election, the reset minimum quarterly distribution will be calculated and the target distribution levels will be reset to be correspondingly higher such that BPMP would make distributions from operating surplus for each quarter thereafter as follows:

•  first, to all BPMP Unitholders, pro rata, until each BPMP Unitholder receives an amount per unit for that quarter equal to 115.0% of the reset minimum quarterly distribution;

•  second, 85.0% to all BPMP Unitholders, pro rata, and 15.0% to the holders of BPMP’s Incentive Distribution Rights, until each unitholder receives an amount per unit for that quarter equal to 125.0% of the reset minimum quarterly distribution;

•  third, 75.0% to all BPMP Unitholders, pro rata, and 25.0% to the holders of BPMP’s Incentive Distribution Rights, until each unitholder receives an amount per unit for that quarter equal to 150.0% of the reset minimum quarterly distribution; and

•  thereafter, 50.0% to all BPMP Unitholders, pro rata, and 50.0% to the holders of BPMP’s Incentive Distribution Rights.

Required Shareholder / Unitholder Votes for Certain Transactions

The following matters, among others, require the approval of BP shareholders and, for the reason set out in the section entitled “Meetings; Voting; Action by Written Consent”, have to be exclusively approved at a general meeting of BP.

Under English law, a special resolution means a resolution passed by a majority of not less than 75 per cent. of the BP shareholders or holders of 75 per cent. of the voting rights attaching to the shares (depending on whether the vote is by a show of hands or by a poll) present in person (or by proxy) and entitled to vote at the meeting. For a resolution to be regarded as a special resolution, the notice of the meeting must specify the intention to propose the resolution as a special

The following is a summary of the BPMP Unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require the approval of a majority of the outstanding BPMP Common Units.

In voting their BPMP Common Units and subordinated units, the General Partner and its affiliates will have no duty or obligation whatsoever to BPMP or the BPMP Unitholders, including any duty to act in the best interests of BPMP or the BPMP Unitholders.

The Incentive Distribution Rights may be entitled to vote in certain circumstances.

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resolution. An ordinary resolution means a resolution passed by a simple majority of the BP shareholders or holders of a simple majority of the voting rights attaching to the shares (depending on whether the vote is by a show of hands or by a poll) present in person (or by proxy) and entitled to vote at the meeting.

Matters requiring special resolution:

•  amendments to the articles of association;

•  change to the company’s name;

•  reduction of the notice required for a general meeting (other than an annual general meeting) from 21 days to 14 days;

•  reductions of capital; and

•  disapplication (or renewal of disapplication) of preemption rights where directors are acting under a general authority to allot.

Matters requiring ordinary resolution:

•  removal of directors;

•  approval of directors’ long-term service contracts;

•  approvals of loans, quasi loans, credit transactions, substantial property transactions, etc., with directors, and persons connected with directors;

•  approval of directors’ remuneration report and policy;

•  authorization of political donations or expenditure;

•  appointment and removal of auditors;

•  fixing remuneration of auditors;

•  authority to directors to allot shares;

•  authority to directors to determine the terms, conditions and manner of redemption of shares; and

•  authority to directors to make market purchase of shares.

Certain of the matters requiring ordinary and special resolutions listed above are proposed and voted on annually by BP shareholders at the annual general meeting of BP.

Issuance of
additional units

No approval right.

Amendment of
the Partnership
Agreement

Certain amendments may be made by the General Partner without the approval of the BPMP Unitholders. Other amendments generally require the approval of a unit majority. Please read the section entitled “Amendment of Governing Documents.”

Merger of BPMP or
the sale of all or
substantially all of
its assets

Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of the
partnership

Unit majority.

Continuation of the
business upon
dissolution

Unit majority.

Withdrawal of the
General Partner

Under most circumstances, the approval of a majority of the BPMP Common Units, excluding BPMP Common Units held by the General Partner and its affiliates, is required for the withdrawal of the General Partner prior to December 31, 2027 in a manner that would cause a dissolution of the partnership. Please read “Removal of

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Directors / Withdrawal or Removal of General Partner.”

Removal of the
General Partner

For cause with not less than 66 2/3% of the outstanding units, voting as a single class, including units held by the General Partner and its affiliates. Please read the section entitled “Removal of Directors / Withdrawal or Removal of General Partner.”

Transfer of the
General Partner interest

No approval right.

Transfer of
Incentive
Distribution Rights

No approval right.

Transfer of
ownership interests in the General Partner

No approval right.

If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the General Partner or its affiliates and any transferees of that person or group approved by the General Partner or to any person or group who acquires the units with the specific prior approval of the General Partner.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of BPMP requires the prior consent of the General Partner. However, the General Partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to BPMP or the BPMP

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Unitholders, including any duty to act in the best interest of BPMP or the BPMP Unitholders.

In addition, the Partnership Agreement generally prohibits BPMP or the BPMP Unitholders, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of BPMP’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of BPMP’s assets without such approval. The General Partner may also sell all or substantially all of BPMP’s assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, the General Partner may consummate any merger without the prior approval of the BPMP Unitholders if BPMP is the surviving entity in the transaction, the General Partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the Partnership Agreement (other than an amendment that the General Partner could adopt without the consent of other partners), each of BPMP’s units will be an identical unit of the partnership following the transaction and the partnership interests to be issued do not exceed 20% of BPMP’s outstanding partnership interests (other than Incentive Distribution Rights) immediately prior to the transaction.

If the conditions specified in the Partnership Agreement are satisfied, the General Partner may convert BPMP or any of its subsidiaries into a new limited liability entity or merge it or any of its subsidiaries into, or convey all of its assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in BPMP’s legal form into another limited liability entity, BPMP has received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the BPMP Unitholders and the General Partner with the same rights and obligations as contained in the Partnership Agreement. The BPMP Unitholders are not entitled to dissenters’ rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of

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BPMP’s assets or any other similar transaction or event.

Management by Board of Directors / General Partner

The day to day business and affairs of BP shall be managed by the BP directors, who may exercise all such powers of BP as are not required by the BP Articles or the Companies Act to be exercised by BP in general meetings.

The directors may delegate any of their powers or discretions to committees appointed by them and set the terms of reference for such committees.

The BP Board has established four principal board committees: a people and governance committee, an audit committee, a safety and sustainability committee and a remuneration committee. The composition of the people and governance committee, the audit committee and the remuneration committee is determined in line with the UK Corporate Governance Code.

Notwithstanding the fact that there is no age limit requirement for directors to retire, at each BP annual general meeting, BP’s Articles provide that all BP directors shall retire annually. In line with the recommendations of the UK Corporate Governance Code, all of the directors wishing to continue serving, and considered eligible by the BP Board, offer themselves for re-election at every annual general meeting. Under the UK Corporate Governance Code, a majority of the BP Board (other than the Chair) are required to be independent.

Under English law, any agreement under which a director agrees to perform services (as a director or otherwise) for a company or its subsidiaries is defined as a service agreement. Service agreements with a guaranteed term of more than two years require prior approval by the shareholders by ordinary resolution at a general meeting. English law permits a company to provide for terms of different lengths for its directors.

The General Partner shall conduct, direct and manage all activities of BPMP. Except as otherwise expressly provided in the Partnership Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other persons, all management powers over the business and affairs of BPMP shall be exclusively vested in the General Partner, and no other partner of BPMP shall have any management power over the business and affairs of BPMP. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of the Partnership Agreement, the General Partner shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of BPMP.

Nomination and Election of Directors / General Partner
No person shall be appointed or reappointed a director at any general meeting unless: (a) he or she is a director retiring at the general meeting; (b) he or she is recommended by the BP directors for election; (c) not less than seven nor more than 42 days before the date	Please refer to the section entitled “Removal of Directors / Withdrawal or Removal of General Partner.”

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appointed for the meeting there shall have been lodged at the registered office notice in writing signed by a BP shareholder (other than the person to be proposed), duly qualified to attend and vote at the meeting for which such notice is given, of his intention to propose such person for election and also notice in writing signed by the person to be proposed of his willingness to be elected.

Removal of Directors / Withdrawal or Removal of General Partner

Under the Companies Act, BP shareholders may, by ordinary resolution (of which special notice has been given in accordance with the Companies Act), remove any BP director from office (notwithstanding any agreement to the contrary, but without prejudice to any claim that the BP director may have for the breach of such agreement) and appoint another person to fill the vacancy. In the absence of such appointment, the vacancy arising upon the removal of a director from office may be filled as a casual vacancy.

In addition to any power of removal under the Companies Act, BP shareholders may, under the BP Articles, by ordinary resolution (of which no special notice need be given), remove a director before the expiration of his or her period of office and, subject to the BP Articles, may by ordinary resolution, appoint another person who is willing to act as a director, and is permitted by law to do so, to be a director instead of him or her.

Because the withdrawal of the General Partner can cause BPMP’s dissolution without the approval of the BPMP Unitholders, the General Partner has agreed not to withdraw voluntarily as BPMP’s general partner prior to December 31, 2027 without obtaining the approval of the holders of at least a majority of the outstanding BPMP Common Units, excluding BPMP Common Units held by the General Partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2027, the General Partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. The General Partner’s agreement not to withdraw prior to December 31, 2027 does not restrict the sale of the General Partner or the transfer of the general partner interest to a third party without BPMP Unitholders’ consent because such transfer would not cause BPMP’s dissolution. Notwithstanding the information above, the General Partner may withdraw without BPMP Unitholders’ approval upon 90 days’ notice to the BPMP Unitholders if at least 50% of the outstanding BPMP Common Units are held or controlled by one person and its affiliates, other than the General Partner and its affiliates. In addition, the Partnership Agreement permits the General Partner, in some instances, to sell or otherwise transfer all of its general partner interest in BPMP without the approval of the BPMP Unitholders.

Upon withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its general partner interest in BPMP, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, BPMP

BP p.l.c.	BPMP

will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue BPMP’s business and to appoint a successor general partner.

The General Partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by the General Partner and its affiliates, and BPMP receives an opinion of counsel regarding limited liability and tax matters. Any removal of the General Partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding BPMP Common Units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by the General Partner and its affiliates gives them the ability to prevent the General Partner’s removal.

In the event of the removal of the General Partner or withdrawal of the General Partner where that withdrawal violates the Partnership Agreement, a successor general partner will have the option to purchase the general partner interest and Incentive Distribution Rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws, the departing general partner has the option to require the successor general partner to purchase the general partner interest and the Incentive Distribution Rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s

BP p.l.c.	BPMP

general partner interest and all its and its affiliates’ Incentive Distribution Rights will automatically convert into BPMP Common Units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, BPMP will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for BPMP’s benefit by the departing general partner or its affiliates.

Transfer of BP Ordinary Shares / BPMP Common Units / General Partner Interest
The BP Ordinary Shares are freely transferable and there are no restrictions on transfer. The BP Articles include provisions relating to the administrative requirements associated with such transfer. The BP directors may refuse to register a transfer of BP Ordinary Shares which are not fully paid or if such transfer is in favour of more than four persons jointly.

Upon the transfer of a BPMP Common Unit in accordance with the Partnership Agreement, the transferee of the BPMP Common Unit shall be admitted as a BPMP Unitholder with respect to the BPMP Common Units transferred when such transfer and admission are reflected in BPMP’s books and records. Each transferee:

•  automatically becomes bound by the terms and conditions of the Partnership Agreement;

•  represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement; and

•  makes the consents, acknowledgments and waivers contained in the Partnership Agreement.

The General Partner will cause any transfers to be recorded on BPMP’s books and records from time to time (or shall cause the transfer agent to do so, as applicable).

BPMP is entitled to treat the nominee holder of a BPMP Common Unit as the absolute owner in the event such nominee is the record holder of such BPMP Common Unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

BPMP Common Units are securities and any transfers are subject to the laws governing the

BP p.l.c.	BPMP

transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in BPMP for the transferred BPMP Common Units.

Until a BPMP Common Unit has been transferred on BPMP’s books, BPMP and the transfer agent may treat the record holder of the BPMP Common Unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

For a discussion on the transfer of general partner interests, please refer to the section entitled “Removal of Directors / Withdrawal or Removal of General Partner.”

Limited Call Right
Not applicable.

If at any time the General Partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the General Partner will have the right, which it may assign in whole or in part to any of its affiliates or to BPMP, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the General Partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•  the highest price paid by the General Partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase those limited partner interests; and

•  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of the General Partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a BPMP

BP p.l.c.	BPMP
Unitholder of the exercise of this call right are the same as a sale by that BPMP Unitholder of his BPMP Common Units in the market.

Entity Conversion Right
Not applicable.	If, in connection with the enactment of U.S. federal income tax legislation or a change in the official interpretation of existing U.S. federal income tax legislation by a governmental authority, the General Partner determines that it would be adverse to BPMP’s interests (i) for BPMP to continue to be characterized as a partnership for U.S. federal or applicable state and local income tax purposes or (ii) for the BPMP Common Units held by BPMP Unitholders other than the General Partner and its affiliates not to be converted into or exchanged for interests in a newly formed entity taxed as a corporation or an entity taxable at the entity level for U.S. federal or applicable state and local income tax purposes whose sole asset is an interest in BPMP (“parent corporation”), then the General Partner may, without BPMP Unitholder approval, cause BPMP to be treated as an entity taxable as a corporation or subject BPMP to entity-level taxation for U.S. federal or applicable state and local income tax purposes. The General Partner may effect such change through BPMP’s conversion or by any other means or methods, including causing the BPMP Common Units held by BPMP Unitholders other than the General Partner and its affiliates to be converted into or exchanged for interests in the parent corporation. Any such event may be taxable or nontaxable to BPMP Unitholders, depending on the form of the transaction. The tax liability, if any, of a BPMP Unitholder as a result of such event may vary depending on the BPMP Unitholder’s particular situation and may vary from the tax liability of the General Partner and of BPMP’s sponsor. In addition, if the General Partner causes partnership interests in BPMP to be held by a parent corporation, the General Partner and its affiliates may choose to retain their partnership interests in BPMP rather than convert their partnership interests into parent corporation shares and the General Partner may permit other holders to retain their partnership interests in BPMP on a case by case basis. However, the General Partner will have no duty or obligation to make any such determination or take any actions and may decline to do so in its sole discretion.

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Amendment of Governing Documents

Under English law, BP shareholders may, by special resolution, alter, delete, substitute, amend or add to its articles of association and the other constitutional documents of BP. The BP directors are not authorized to change the BP Articles.

If at any time the capital of BP is divided into different classes of shares, the rights attached to such shares may be varied as set out in the section entitled “Authorised and Issued Capital.”

Amendments to the Partnership Agreement may be proposed only by the General Partner. However, the General Partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to BPMP or the BPMP Unitholders, including any duty to act in the best interests of BPMP or the BPMP Unitholders. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the BPMP Unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•  enlarge the obligations of any BPMP Unitholder without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by BPMP to the General Partner or any of its affiliates without the consent of the General Partner, which consent may be given or withheld in its sole discretion.

The provision of the Partnership Agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by the General Partner and its affiliates).

No Unitholder Approval

The General Partner may generally make amendments to the Partnership Agreement without the approval of any BPMP Unitholder to reflect:

•  a change in BPMP’s name, the location of its principal place of business, its registered agent or its registered office;

BP p.l.c.	BPMP

•  the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

•  a change that the General Partner determines to be necessary or appropriate to qualify or continue BPMP’s qualification as a limited partnership or other entity in which the BPMP Unitholders have limited liability under the laws of any state or to ensure that neither BPMP nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•  cause BPMP to be treated or restructured into an entity taxable as a corporation for US, federal or applicable state and local income tax purposes if the General Partner determines it would be adverse to BPMP’s interests not to do so;

•  a change in BPMP’s fiscal year or taxable year and related changes;

•  an amendment that is necessary, in the opinion of BPMP’s counsel, to prevent BPMP or the General Partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•  an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•  any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone;

•  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

•  any amendment that the General Partner determines to be necessary or appropriate for the formation by BPMP of, or BPMP’s investment

BP p.l.c.	BPMP

in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

•  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•  any other amendments substantially similar to any of the matters described in the clauses above.

In addition, the General Partner may make amendments to the Partnership Agreement, without the approval of any BPMP Unitholder, if the General Partner determines that those amendments:

•  do not adversely affect the BPMP Unitholders, considered as a whole, or any particular class of limited partners, in any material respect;

•  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•  are necessary or appropriate for any action taken by the General Partner relating to splits or combinations of units under the provisions of the Partnership Agreement; or

•  are required to effect the intent expressed in the prospectus used in connection with BPMP’s IPO or the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that the General Partner determines adversely affects in any material respect one or more

BP p.l.c.	BPMP
particular classes of BPMP Unitholders, and is not permitted to be adopted by the General Partner without BPMP Unitholder approval, requires the approval of at least a majority of the class or classes so affected, but no vote is required by any class or classes of BPMP Unitholders that the General Partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any such amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of the BPMP Unitholders is required to be approved by the affirmative vote of BPMP Unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that increases the percentage of units required to remove the General Partner or call a meeting of BPMP Unitholders must be approved by the affirmative vote of BPMP Unitholders whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring BPMP Unitholder approval, the General Partner is not required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the BPMP Unitholders nor result in BPMP being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless BPMP first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the BPMP Unitholders.

Voting; Action by Written Consent
On a poll, each holder of a BP Ordinary Share who is present in person at a general meeting has one vote for every share held. On a poll, each holder of a BP Preference Share who is present in person at a general meeting has two votes for every £5.00 in nominal value of the BP Preference Shares held.	Each record holder of a BPMP Common Unit has a vote according to its percentage interest in BPMP, although additional limited partner interests having special voting rights could be issued. However, if at any time any person or group, other than the General Partner and its affiliates, their transferees, transferees of their transferees (provided that the General Partner has notified such secondary transferees that the

BP p.l.c.	BPMP

On a show of hands, each BP shareholder who is present in person at a general meeting shall have one vote regardless of the number of shares held.

A BP shareholder may appoint a proxy or, if the BP shareholder is a corporation, a corporate representative to act on its behalf at a general meeting of BP. Please refer to the section entitled “Proxy Statements and Reports.”

A BP shareholder (or its duly appointed proxy or, if the BP shareholder is a corporation, its duly appointed corporate representative) entitled to more than one vote need not, if he or she votes, use all his or her votes or cast all the votes he or she uses the same way.

The BP Articles provide that voting on resolutions at a general meeting of BP will be decided on a poll other than resolutions of a procedural nature, which may be decided on a show of hands. However, if the resolution if to be decided on a show of hands a poll may (before or on the declaration of the result of the show of hands) be demanded by: (a) the chair of the meeting; (b) not less than five BP shareholders present in person or by proxy have having the right to vote on the resolution; (c) a BP shareholder or BP shareholders present in person or by proxy and representing not less than one-tenth of the total voting rights of all the BP shareholders having the right to vote on the resolution (excluding any voting rights attached to any shares in BP held as treasury shares); or (d) a BP shareholder or BP shareholders present in person or by proxy and holding shares in BP conferring a right to vote on the resolution, being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right (excluding shares in BP conferring a right to vote on the resolution which are held as treasury shares).

For the purposes of determining which persons are entitled to attend or vote at a general meeting of BP and how many votes such persons may cast, BP may specify in the notice of the meeting a time, not more than 48 hours before the time of the meeting, by which a person who holds shares in registered form must be entered on BP’s register of members in order to have the right to attend or vote at the meeting or to appoint a proxy or , if the BP shareholder is a corporation, a corporate representative to do so.

voting limitation shall not apply to them), or a person or group who acquires units (provided that, prior to such acquisition, the General Partner has notified such person or group that the voting limitation shall not apply to them), acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting to BPMP Unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

BPMP Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. In the case of BPMP Common Units held by the General Partner on behalf of ineligible holders, the General Partner will distribute the votes on those BPMP Common Units in the same ratios as the votes of BPMP Unitholders (including the General Partner) in respect of limited partner interests other than those of ineligible holders are cast.

Special meetings of the BPMP Unitholders may be called by the General Partner or by BPMP Unitholders owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed, in accordance with the procedures set forth in the Partnership Agreement. The General Partner must send notice of any meetings to all unitholders of record as of a record date which may not be less than 10 or more than 60 days prior to the date of the meeting (or, where approvals are sought without a meeting, the date by which Limited Partners must submit approvals) and any such meeting may be held not less than 10 days or more than 60 days after the mailing of notice of the meeting. BPMP Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any such action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

BP p.l.c.	BPMP

BP shareholders do not have the right to cumulative voting.

Under English law, shareholders of a public company such as BP are not permitted to pass resolutions by written consent. All shareholder decisions must be taken at the general meeting.

For a discussion on the voting thresholds required for certain transactions, please refer to the section entitled “Required Shareholder / Unitholder Votes for Certain Transactions.”

Proxy Statements and Reports

On a poll, every proxy or corporate representative appointed by a holder of BP Ordinary Shares who is present in person at a general meeting has one vote for every share in respect of which his or her appointment as proxy or corporate representative has been made. On a poll, every proxy or corporate representative appointed by a holder of a BP Preference Share who is present in person at a general meeting has two votes for every £5.00 in nominal value of the BP Preference Shares in respect of which his or her appointment as proxy or corporate representative has been made.

On a show of hands, every proxy or corporate representative appointed by a BP shareholder who is present in person at a general meeting shall have one vote, provided that the proxy shall have one vote for the resolution in question and one vote against it if: (a) the proxy has been duly appointed by more than one member entitled to vote on the resolution; and (b) the proxy has been instructed by one or more of those members to vote for the resolution and by one or more other of those members to vote against it or is instructed by one or more of those members to vote in one way and is given discretion as to how to vote by one or more others (and wishes to use that discretion to vote in the other way).

Under English law, there is no separate regulatory regime for the solicitation of proxies.

BP is also subject to certain periodic reporting requirements under U.S. securities laws. Specifically, BP is required to publicly file with the SEC an annual report on Form 20-F within four months of the end of the financial year covered by the report. As a foreign private issuer, BP is also be required to publicly furnish to the SEC reports on Form 6-K promptly after the occurrence of certain events, including material information that it makes or is required to make public pursuant to English law, files or is required to file with any stock exchange on which BP Ordinary Shares trade

Not applicable.

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and which was made public by that exchange, or is otherwise distributed or required to be distributed to BP shareholders.

General Meetings

An annual general meeting and all other general meetings of BP must be called by at least 21 clear days’ written notice (the “clear day” rule is set out in the Companies Act and excludes the day of the meeting and the day that the notice is given). In line with the Companies Act and practice, a special resolution enabling BP to hold general meetings (other than annual general meetings) on 14 clear days’ notice was approved at BP’s 2021 annual general meeting.

The notice shall specify the date, time and place of such general meeting, the means, or all different means, of attendance and participation (including, without limitation, any satellite meeting places and any electronic facilities the board has determined be used to enable attendance and participation) and the general nature of the business to be dealt with.

Under the Companies Act, in certain circumstances, BP shareholders may propose a resolution to be moved at the annual general meeting or require BP to circulate to all BP shareholders a statement of not more than 1,000 words in relation to a resolution or other matter to be dealt with at a general meeting. BP is required to give notice of such resolution or circulate such statement once it has received requests to do so from: (a) BP shareholders representing at least five per cent. of the total voting rights of all the BP shareholders who have a relevant right to vote; or (b) at least 100 BP shareholders who have a relevant right to vote and hold shares in BP on which there has been paid up an average sum, per BP shareholder, of at least £100.

The BP directors may call general meetings. If there are not sufficient BP directors to form a quorum in order to call a general meeting, any BP director may call a general meeting. If there is no director willing or able to do so, any two BP shareholders may call a general meeting for the purpose of appointing one or more directors.

The BP directors are required to call a general meeting if requested by BP shareholders representing at least five per cent. of the paid-up capital of BP as carries the right of voting at general meetings (excluding any

None. For a discussion on the voting procedures when a meeting of the BPMP Unitholders is called, please refer to the section entitled “Voting; Action by Written Consent.”

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paid-up capital held as treasury shares). Such meeting must be called within 21 days from the date on which the BP directors become subject to the requirement, and held on a date not more than 28 days after the date of the notice calling the meeting. The meeting may only deal with the business stated in the request by BP shareholders, or as proposed by the directors. If the BP directors fail to call the general meeting requested by BP shareholders, the BP shareholders who requested such meeting, or any of them representing more than one half of the total voting rights of all of them, may themselves call a general meeting. Such meeting must be called for a date not more than three months after the date on which the BP directors become subject to the requirement to call a meeting. Any reasonable expenses incurred by the relevant BP shareholders requesting the meeting by reason of the failure of the BP directors duly to call a meeting must be reimbursed by BP.

No business other than the appointment of a chairman shall be transacted at any general meeting unless a quorum is present. Two persons entitled to vote upon the business to be transacted, each being a BP shareholder or a proxy for a BP shareholder or a duly authorized representative of a corporation which is a BP shareholder, shall be a quorum.

The BP directors may make arrangements for simultaneous attendance and participation by electronic means allowing persons not present together at the same place to attend, speak and vote at the meeting (including the use of satellite meeting places).

Appraisal and Dissenters Rights

English law does not generally provide for appraisal rights.

However, in the event of a compulsory acquisition or “squeeze out”, under the Companies Act, where: (a) a “takeover offer” is made for the shares of a company incorporated in the UK; and (b) the offeror has acquired or unconditionally contracted to acquire at least 90 per cent. in value of the shares of any class to which the offer relates representing at least 90 per cent. of the voting rights carried by those shares, the offeror may, within three months beginning on the day after the last day on which the offer could be accepted, require shareholders who did not accept the offer to transfer their shares to the offeror on the terms of the offer. A dissenting shareholder may object to the transfer or its

None.

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proposed terms by applying to the court within six weeks of the date on which notice of the required transfer was given by the offeror.

The court may, on receiving such an application, order: (a) that the offeror is not entitled and bound to acquire the shares to which the notice relates; or (b) that the terms on which the offeror is entitled and bound to acquire the shares shall be such as the court thinks fit.

A minority shareholder is entitled, in circumstances similar to the “squeeze out” described above, to require the offeror to acquire his or her shares on the same terms as those contained in the original offer. The period within which the offeree shareholder must exercise his or her rights is the later of: (a) three months from the close of the offer; and (b) three months from when the bidder gives the shareholder notice of his or her rights.

Indemnification and Limitation on Liability

Save as described below, under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Subject to certain exceptions, English law does not permit BP to indemnify a BP director against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to BP. The exceptions allow BP to: (a) purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company” (i.e., a company that is a subsidiary of BP) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which he or she is a director; (b) provide a qualifying third party indemnity provision which permits BP to indemnify its directors and directors of an associated company in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment), except for (i) the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings brought by the company or an associated company, or the legal costs incurred in connection with certain specified applications by the director for relief where the court refuses to grant the relief; (ii) fines imposed in criminal proceedings; and (iii) penalties imposed by regulatory

The Partnership Agreement provides that certain persons, including the General Partner, managers, managing members, directors and officers, shall not be liable for monetary damages to BPMP, any of the BPMP Unitholders or any other persons who are bound by the Partnership Agreement for losses sustained or liabilities incurred as a result of any act or omission of any such person unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, such person acted in bad faith or engaged in intentional fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

The Partnership Agreement indemnifies certain persons, including the General Partner, managers, managing members, directors and officers, to the fullest extent permitted by law for any proceedings as a result of such persons acting on behalf of BPMP, subject to certain limitations in the Partnership Agreement. The Partnership Agreement also provides for advancement of expenses for proceedings against any such person. Further, the Partnership Agreement allows BMP to purchase and maintain insurance on behalf of the General Partner and any person designated by the General Partner to protect against any liability incurred by such person on behalf of BPMP.

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bodies; (iv) loan funds to a director to meet expenditure incurred defending civil and criminal proceedings against him or her (even if the action is brought by the company itself), or expenditure incurred applying for certain specified relief, subject to the requirement that the loan must be on terms that it is repaid if the defense or application for relief is unsuccessful; and (v) provide a qualifying pension scheme indemnity provision, which allows the company to indemnify a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with such director’s activities as a trustee of the scheme (subject to certain exceptions).

Under the BP Articles, subject to the Companies Act (including as set out above), every current or former director, secretary, or other officer of BP shall be entitled to be indemnified by BP against all costs, charges, losses, expenses and liabilities incurred by him in the execution and/or discharge of his duties and/or the exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office.

Exclusive Forum
The BP Articles do not stipulate an exclusive forum for a derivative action brought by a BP shareholder pursuant to the Companies Act. However, the Companies Act requires that a shareholder of a company who brings a derivative claim or seeks to continue a claim as a derivative claim must apply to the courts of England and Wales for permission to continue the claim.

The Partnership Agreement is governed by Delaware law. The Partnership Agreement requires that any claims, suits, actions or proceedings:

•  arising out of or relating in any way to the Partnership Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among BPMP Unitholders or of BPMP Unitholders to BPMP, or the rights or powers of, or restrictions on, the BPMP Unitholders or BPMP);

•  brought in a derivative manner on behalf of BPMP;

•  asserting a claim of breach of a duty owed by any director, officer or other employee of BPMP or the General Partner, or owed by the General Partner, to BPMP or the BPMP Unitholders;

•  asserting a claim arising pursuant to any provision of the Delaware Act; or

•  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter

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jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. In addition, the Partnership Agreement provides that each BPMP Unitholder irrevocably waives the right to trial by jury in any such claim, suit, action or proceeding.

Shareholder Actions

The Companies Act provides limited circumstances in which a shareholder of a company may bring a derivative claim on behalf of the company. Such a claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. It is immaterial whether the cause of action arose before or after the person seeking to bring the claim became a shareholder of the company. A person seeking to bring a derivative claim must obtain the permission of the courts of England and Wales to continue that claim after issue.

The courts of England and Wales must refuse the claim if the action would not promote the success of the company, or the company authorized the director’s action or omission before it occurred, or has since ratified the action or omission (in both cases provided the act is capable of authorization or ratification). If there is no absolute bar to continuing the claim, the courts of England and Wales must consider the following (non-exhaustive) factors: (a) whether the shareholder is acting in good faith; (b) the importance that a person acting in accordance with the duty to promote the success of the company would accord to the proposed claim; (c) whether a proposed or past act or omission would be likely to be authorized or ratified; (d) whether the company has decided not to pursue the claim; (e) whether the shareholder has a cause of action that he or she may pursue in his or her own right rather than on behalf of the company; and (f) the views of the shareholders of the company who have no personal direct or indirect interest in the matter.

The Companies Act also permits a shareholder to apply to the courts of England and Wales for relief on the grounds that: (a) the company’s affairs are being or have

Not applicable.

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been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or (b) any act or omission of the company is or would be so prejudicial.

The UK Limitation Act 1980 imposes a limitation period, with certain exceptions, of civil claims. The period is six years in respect of actions in contract and tort, and 12 years for breach of any obligation contained in a deed. The period starts to run on the date that the action accrued. In the case of contract, this is the date on which the breach occurred, and in tort this is the date on which the damage occurred.

Conflicts of Interest and Fiduciary Duties

Under English law, a director is under a duty to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or may conflict, with the interests of the company and is obliged to declare his or her interest in a proposed or ongoing transaction to the other directors. It is an offense to fail to declare an interest.

The Companies Act requires a director of a company who is in any way interested in a contract or proposed contract with the company to declare the nature of the director’s interest at a meeting of the directors of the company. The definition of ‘interest’ includes the interests of spouses, children, companies and trusts. The Companies Act also requires that a director must avoid a situation where a director has, or could have, a direct or indirect interest that conflicts, or possibly may conflict, with the company’s interests. The Companies Act allows directors of public companies to authorize such conflicts where appropriate, if a company’s articles of association so permit. The BP Articles permit the authorization of such conflicts.

A BP director shall not vote at a meeting of the directors on any resolution (and shall not be counted in the quorum at such meeting in relation to any resolution) concerning any contract or arrangement or any other transaction or proposal whatsoever in which he or she has any material interest (otherwise than by virtue of his interests in shares or debentures or other securities of BP) unless his or her interest arises only because the case falls within one or more of the exceptions listed in the BP Articles.

The duty to avoid a conflict of interest is not infringed if the situation cannot reasonably be regarded as likely to

The Partnership Agreement contains provisions that eliminate the General Partner’s fiduciary duties to BPMP and the BPMP Unitholders. The Partnership Agreement also restricts the remedies available to BPMP Unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.

The General Partner may take into account the interests of other parties in addition to BPMP’s interests when resolving conflicts of interest. In effect, these provisions limit the General Partner’s fiduciary duties to BPMP Unitholders. The Partnership Agreement also restricts the remedies available to BPMP Unitholders for actions taken by the General Partner that might, without those limitations, constitute breaches of fiduciary duty. Whenever a potential conflict of interest arises between the General Partner or any of its affiliates, on the one hand, and BPMP, its subsidiaries or any partner, on the other, any resolution or course of action by the General Partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by all partners and will not breach the Partnership Agreement or any duty stated or implied by law or equity, if the resolution or course of action is:

•  approved by Special Approval; or

•  approved by the vote of a majority of outstanding BPMP Common Units (excluding BPMP Common Units owned by the General Partner and its affiliates).

The General Partner is authorized but will not be required in connection with its resolution of a conflict

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give rise to a conflict of interest or if the matter has been authorized by the directors in accordance with the BP Articles.

Provided that the director has declared his or her interest to the other directors, a director notwithstanding his or her office may, generally: (a) be a party to, or otherwise interested in, any transaction or arrangement with the company or in which the company is directly or indirectly interested; or (b) be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise be interested in, any body corporate in which the company is directly or indirectly interested.

Under English law, BP’s directors have a statutory and fiduciary duty to take only those actions that are in the interests of the company as a whole.

Pursuant to the Companies Act, directors must:

•  act in a way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its shareholders as a whole;

•  act in accordance with the company’s constitution and exercise powers only for the purposes for which they are conferred;

•  exercise independent judgment;

•  exercise reasonable care, skill and diligence;

•  avoid conflicts of interest;

•  not accept benefits from third parties; and

•  declare an interest in a proposed transaction with the company.

of interest to seek Special Approval of the BPMP Conflicts Committee or approval of the BPMP Unitholders and may adopt a resolution or course of action that has not received such approval. If Special Approval is sought, then it will be presumed the BPMP Conflicts Committee of the GP Board acted in good faith.

The Partnership Agreement also entitles the General Partner to take or decline to take any action in its individual capacity, as opposed to in its capacity as the general partner of BPMP, free of any duty (including any fiduciary duty) or obligation whatsoever to BPMP, its subsidiaries or any BPMP Unitholder or any other person bound by the Partnership Agreement and, to the fullest extent permitted by law, with no requirement to act in good faith

Related Party Transactions
Under the FCA Listing Rules, the definition of a related party includes any person who is (or was within the 12 months before the date of the transaction or arrangement) a substantial shareholder of BP (i.e., any person who is entitled to exercise, or to control the exercise of, 10 per cent. or more of the votes able to be cast at a general meeting of BP), any person who is (or was within the 12 months before the date of the transaction or arrangement) a director or shadow director of BP or any of its subsidiaries, any person who	Please refer to the section entitled “Conflicts of Interest and Fiduciary Duties.”

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“exercises significant influence over the company” or any associate of a related party.

A related party transaction is a transaction or arrangement (other than in the ordinary course between a listed company or any of its subsidiaries and a related party. Certain tests (“class tests”) are used to assess the impact of the related party transaction on the listed company (or any of its subsidiaries).

BP’s obligations would be dependent on the outcome of the class tests. Depending on the size of the transaction: (a) no action may be required; (b) BP may have to obtain confirmation from a “sponsor” appointed in accordance with the FCA Listing Rules that the terms of the proposed transaction are fair and reasonable and announce details relating to the transaction as soon as possible; or (c) BP may need to obtain BP shareholder approval at a general meeting prior to entering into the transaction.

Further, under the Companies Act, certain transactions between a director (or a person connected with a director) and a related company of which he or she is a director are prohibited unless approved by the shareholders, such as loans, credit transactions and substantial property transactions.

Annual and Periodic Reporting

BP is required to meet continuing obligations under UK law, including making notifications and announcements with respect to:

•  Financial reporting: BP must publish an annual report as soon as possible and in any event within four months after the end of each financial year. The annual report must include consolidated audited accounts, a management report and a responsibility statement. It must also contain: (a) a statement describing how the directors have had regard to certain matters set out in section 172 of the Companies Act concerning the duties of a director to promote the success of the company for the benefit of its members; (b) a going concern statement (as to whether the board considers it appropriate to adopt the going concern basis of accounting); and (c) a viability statement (on the board’s broader assessment of BP’s ongoing viability). BP must also publish a half-yearly report as soon as possible and in any event no later than

BPMP is required under SEC rules to file annual reports on Form 10-K and quarterly reports on form 10-Q with the SEC on an ongoing basis. BPMP must also file current reports on Form 8-K to report certain specified events, including:

•  entry into and termination of a material definitive agreement (a copy of the agreement must also be publicly filed);

•  completion of an acquisition or disposition of assets;

•  notice of a delisting or failure to satisfy a continued listing rule or standard or transfer of listing;

•  unregistered sales of equity securities;

•  material modifications to rights of security holders;

•  changes in the company’s certifying accountant;

•  changes in control of the company;

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three months after the end of the period to which it relates.

•  Inside Information: BP must publicly disclose, as soon as possible (except in limited circumstances), via a regulated information service, referred to as an “RIS”, information of a precise nature which is not generally available, which relates, directly or indirectly, to BP and which would, if generally available, be likely to have a significant effect on the price of BP Ordinary Shares.

•  Disclosure of Interests: any person (including directors) in their capacity as holders of securities in, or relating to, BP, is required to disclose details of their holdings of shares and financial instruments in the company, where those holdings reach, exceed or fall below three per cent. and any subsequent whole percentage figure of the voting share capital (subject to certain exceptions). BP must then announce this via an RIS.

•  Changes to the BP Board: BP must disclose as soon as possible via an RIS after it has made any decision regarding: (a) the appointment of a new director; (b) the resignation, removal or retirement of a director; or (c) any important change in the functions or executive responsibilities of a director.

•  Repurchase of shares: any decision by the BP Board to submit to BP shareholders a proposal for BP to be authorized to purchase its own equity shares, other than the renewal of an existing authority, must be disclosed via an RIS immediately.

•  Directors’ dealings: BP must notify an RIS of any information notified to it by directors, other persons discharging management responsibilities, and persons closely associated with them, of the occurrence of all transactions conducted on their own account in the shares of the company, or derivatives or any other financial instruments linked to them.

•  Disclosure of regulated information: BP must disseminate all regulated information (that is information to which the FCA Listing Rules or the FCA DTRs apply) in unedited, full text through an RIS.

•  Significant transactions: significant acquisitions and disposals by BP or one of its subsidiaries must be publicly disclosed.

• election of directors, appointment of principal officers, and departure of directors and principal officers; and • amendments to charter and bylaws.

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•  Transactions with related parties: where any transaction or arrangement over a certain size is proposed between a listed company (or any of its subsidiary undertakings) and a related party (as further described in the section entitled “Related Party Transactions”), an RIS announcement, a shareholder circular and the prior approval of the company in general meeting will generally be required.

•  Corporate Governance: BP is required to make a statement in its annual report regarding its compliance with the UK Corporate Governance Code.

BP is also subject to certain periodic reporting requirements under U.S. securities laws.

Disclosure of Interest in Shares

There are no provisions in the BP Articles requiring any person acquiring, holding or disposing of a certain percentage of the BP shares are required to make disclosure of their ownership percentage, although there are such requirements under UK law.

The basic disclosure requirement under Rule 5 of the FCA DTRs, imposes a statutory obligation on a person to notify BP and the FCA of the percentage of the voting rights in BP such person holds or is deemed to hold, through its direct or indirect holding of certain financial instruments, if the percentage of those voting rights:

•  reaches, exceeds or falls below three per cent. and/or any subsequent whole percentage figure as a result of an acquisition or disposal of shares or financial instruments; or

•  reaches, exceeds or falls below any such threshold as a result of any change in the number of voting rights attached to shares in BP.

The FCA DTRs set out in detail the circumstances in which an obligation of disclosure will arise, as well as certain exemptions from those obligations for specified persons.

Under section 793 of the Companies Act, BP may, by notice in writing, require a person that BP knows or has reasonable cause to believe has or had during the three years preceding the date of notice an interest in BP shares, to indicate whether or not that is the case and, if

Section 16 of the Exchange Act requires any beneficial owner of more than 10% of any class of BPMP’s equity securities and any officer or director of BPMP to report on Forms 3, 4 or 5, and transactions involving the acquisition or divestment of equity interests in BPMP.

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that person does or did hold an interest in BP shares, to provide certain information as set out in that act.

Under the FCA Listing Rules, BP is required to disclose in its annual report the interests of each of its directors and their connected persons. The Market Abuse Regulation imposes an obligation of disclosure on “persons discharging managerial responsibility” (including directors) and their “closely associated” persons (in each case, as defined therein) to notify BP and the FCA of every transaction relating to the shares or debt instruments of BP.

The City Code on Takeovers and Mergers also imposes strict disclosure requirements with regard to dealings in the securities of an offeror or offeree company on all parties to a takeover and also on their respective associates during the course of an offer period.

The Market Abuse Regulation (EU) No. 596/2014 as it forms part of retained EU law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”) prohibits any person from dealing in shares when in possession of inside information. MAR also prohibits directors and other persons discharging management responsibilities from dealing in BP securities during the 30-day period before the announcement of interim or annual financial results.

Takeover Provisions

Under English law, BP’s directors have a fiduciary duty to take only those actions that are in the interests of the company and its shareholders as a whole (as further described in the section entitled “Conflicts of Interest and Fiduciary Duties”). Generally, anti-takeover measures are not actions that fall within this category.

BP is subject to the City Code on Takeovers and Mergers, which governs the conduct of mergers and takeovers in the UK. Any takeover of BP would have to be in accordance with this code.

There are no provisions in the BP Articles that would have an effect of delaying, deferring or preventing a takeover by, or change of control of, BP.

Not applicable.

Rights of Inspections
Under English law, a company must retain and keep available for inspection by shareholders free of charge,	Under the Partnership Agreement, the General Partner shall keep or cause to be kept appropriate

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and by any other person on payment of a prescribed fee, its register of shareholders. It must also keep available for inspection by shareholders free of charge records of all resolutions and meetings by shareholders and for a fee, provide copies of the minutes to shareholders who request them. Shareholders may also inspect the service contracts of directors at BP’s registered offices during business hours.

In each case, the records of all resolutions and meetings by shareholders should be kept for at least ten years. These records may be kept in electronic form, as long as they are capable of being produced in hard copy form.

The BP Articles provide that no BP shareholder (other than a director) shall have any right to inspect any of the accounting records or books or documents of BP except to the extent such right is conferred on that shareholder by law, ordered by a court of competent jurisdiction or authorised by the BP directors or by ordinary resolution of BP.

books and records with respect to BPMP’s business. Any books and records maintained by or on behalf of BPMP in the regular course of its business, including the record of the record holders of units or other interests in BPMP, books of account and records of BPMP proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of BPMP shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. BPMP shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including operating surplus and adjusted operating surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate. Each BPMP Unitholder shall have the right, upon reasonable written demand stating the purpose of such demand and at such BPMP Unitholder’s own expense, to obtain (i) true and full information regarding the status of the business and financial condition of BPMP (provided that such requirement shall be satisfied if the BPMP Unitholder is furnished BPMP’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act); (ii) a current list of the name and last known business, residence or mailing address of each record holder; and (iii) a copy of the Partnership Agreement and the Certificate of Limited Partnership of BPMP and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which the Partnership Agreement, the Certificate of Limited Partnership of BPMP and all amendments thereto have been executed.

The aforementioned rights of BPMP Unitholders replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the BPMP Unitholders, each other person who acquires an interest in an interest in BPMP and each other person bound by the Partnership Agreement hereby agrees to the fullest extent permitted by law that they do not have any

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rights as partners to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information outlined above.

Taxation
See “Material U.S. Federal Income Tax Consequences” and “Material UK Tax Consequences.”

BPMP is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income tax.

Each BPMP Unitholder receives a Schedule K-1 from BPMP reflecting such unitholder’s share of BPMP’s items of income, gain, loss and deduction for each taxable year following the end of such taxable year.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of U.S. federal income tax consequences to U.S. Holders (as defined below) of the Merger and of owning and disposing of BP ADSs received in the Merger. This discussion is limited to U.S. Holders of BPMP Public Common Units that hold their BPMP Public Common Units, and will hold their BP ADSs received in the Merger, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address tax consequences that may be relevant to particular holders in light of their individual circumstances, including, without limitation:

•	banks, financial institutions or insurance companies;

•	real estate investment trusts;

•	regulated investment companies or mutual funds;

•	“controlled foreign corporations” or “passive foreign investment companies”;

•	dealers and brokers in stocks and securities or currencies;

•	traders in securities that use a mark-to-market method of tax accounting;

•	tax-exempt entities or governmental organizations;

•	certain former citizens or long-term residents of the United States;

•	persons that received BPMP Common Units as compensation for the performance of services;

•	holders of options, restricted units or bonus units granted under any BPMP benefit plan;

•

persons that hold BPMP Common Units or BP ADSs as part of a hedge, straddle, appreciated financial position, conversion or other “synthetic security” or integrated investment or risk reduction transaction for U.S. federal income tax purposes;

•	S-corporations or other pass-through entities (or investors in S-corporations or other pass-through entities);

•	persons whose “functional currency” is not the U.S. Dollar;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to the BPMP Common Units or BP ADSs being taken into account in an applicable financial statement; or

•	persons that, directly or indirectly, hold 10% or more of BP’s shares (as measured by voting power or value).

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds BPMP Common Units or BP ADSs, the tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. A partner in a partnership holding BPMP Common Units or BP ADSs should consult its own tax advisor.

Moreover, this discussion does not address any tax consequences arising under the net investment income tax or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes.

This discussion is based on provisions of the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations (the “Treasury Regulations”) and the income tax convention between the U.S. and the U.K. that entered into force on March 31, 2003, all as of the date hereof, and any of which are subject to change, possibly with a retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below. No ruling has been or is expected to be sought from the IRS with respect to any of the tax consequences discussed below. As a result there can be no assurances that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of BPMP Public Common Units or BP ADSs that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more U.S. persons have the authority to control all of the substantial decisions of such trust.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF BP ADSs RECEIVED IN THE MERGER. EACH HOLDER OF BPMP COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF BP ADSs RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Tax Consequences of the Merger to U.S. Holders of BPMP Common Units

Tax Characterization of the Merger

The receipt of BP ADSs in exchange for BPMP Common Units pursuant to the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes and BP and BPMP intend to report the Merger consistent with such tax treatment. In general, the Merger will be treated as a taxable exchange of a U.S. Holder’s BPMP Common Units in exchange for BP ADSs received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

A U.S. Holder who receives BP ADSs in exchange for BPMP Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the BP ADSs received and (B) such U.S. Holder’s share of BPMP’s nonrecourse liabilities immediately prior to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the BPMP Common Units exchanged therefor (which includes such U.S. Holder’s share of BPMP’s nonrecourse liabilities immediately prior to the Merger).

A U.S. Holder’s initial tax basis in BPMP Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the BPMP Common Units plus the U.S. Holder’s share of BPMP’s nonrecourse liabilities. Over time that basis has (i) increased by the U.S. Holder’s share of BPMP’s income and by any increases in the U.S. Holder’s share of BPMP’s nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from BPMP, by the U.S. Holder’s share of BPMP’s losses, by any decreases in the U.S. Holder’s share of BPMP’s nonrecourse liabilities and by the U.S. Holder’s share of BPMP’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. Upon the disposition of a common unit, including in connection with the Merger, a U.S. Holder’s basis in his BPMP Common Unit will be increased by the U.S. Holder’s share of business interest not yet deductible by such U.S. Holder due to applicable limitations on the deductibility of such business interest.

Except as noted below, gain or loss recognized by a U.S. Holder on the exchange of BPMP Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to “unrealized receivables,” including depreciation recapture, or to “inventory items” owned by BPMP and its subsidiaries. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of a BPMP Common Unit pursuant to the Merger Agreement and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. Holder’s BPMP Common Units pursuant to the Merger. Consequently, a U.S. Holder may recognize both ordinary income and capital loss upon the exchange of BPMP Common Units in the Merger.

Capital gain or loss recognized by a U.S. Holder will generally be long-term capital gain or loss if the U.S. Holder has held its BPMP Common Units for more than twelve months as of the Effective Time. If the U.S. Holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. Holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. Holders that are corporations may only be used to offset capital gains.

The amount of gain or loss recognized by each U.S. Holder in the Merger will vary depending on each U.S. Holder’s particular situation, including the value of the BP ADSs received by each U.S. Holder in the Merger, the adjusted tax basis of the BPMP Common Units exchanged by each U.S. Holder in the Merger, and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by each U.S. Holder. Each U.S. Holder is strongly urged to consult its own tax advisor with respect to the unitholder’s specific tax consequences of the Merger, taking into account its own particular circumstances.

BPMP Items of Income, Gain, Loss, and Deduction for the Taxable Period of BPMP that Includes the Date of the Merger.

A U.S. Holder of BPMP Common Units will be allocated its share of BPMP’s items of income, gain, loss, and deduction for the taxable period of BPMP that includes the date of the Merger in accordance with the terms of the BPMP Partnership Agreement. A U.S. Holder will be subject to U.S. federal income tax on any such allocated income and gain even if such U.S. Holder does not receive a cash distribution from BPMP. Any such income and gain allocated to a U.S. Holder will increase the U.S. Holder’s tax basis in the BPMP Common Units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. Holder resulting from the Merger. Any losses or deductions allocated to a U.S. Holder will decrease the U.S. Holder’s tax basis in the BPMP Common Units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. Holder resulting from the Merger.

Tax Basis and Holding Period in BP ADSs Received in the Merger.

A U.S. Holder’s tax basis in the BP ADSs received in the Merger will equal the fair market value of such ADSs. A U.S. Holder’s holding period in the BP ADSs received in the Merger will begin on the day after the date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of BP ADSs Received in the Merger

Distributions on BP ADSs

A U.S. Holder of BP ADSs received in the Merger will be subject to U.S. federal income taxation on the gross amount of any dividend paid by BP with respect to the BP ADSs (including dividends paid but reinvested received under the Global Invest Direct (GID) Dividend Reinvestment Plan for ADS holders) out of BP’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Dividends paid to a non-corporate U.S. Holder that constitute qualified dividend income will be taxable to the holder at a preferential rate, provided that the holder has a holding period in the BP ADSs of more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid by BP with respect to the BP ADSs will generally be qualified dividend income.

For U.S. federal income tax purposes, a dividend with respect to the BP ADSs must be included in income when the depositary, actually or constructively, receives the dividend and will not be eligible for the dividends received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. U.S. Holders should consult their own tax advisor regarding the U.S. tax treatment of the dividend fee in respect of dividends paid on the BP ADSs. Dividends with respect to the BP ADSs will be income from sources outside the U.S. and generally will be “passive category income” or, in the case of certain U.S. Holders, “general category income”, each of which is treated separately for purposes of computing a U.S. Holder’s foreign tax credit limitation.

Distributions in excess of the BP’s earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of a U.S. Holder’s basis in the BP ADSs and thereafter as capital gain, subject to taxation as described below under “Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of BP ADSs.” However, consistent with many similarly situated non-U.S. corporations, BP does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each U.S. Holder of BP ADSs generally should expect distributions made by BP to be reported to them as dividends.

In addition, the taxation of dividends may be subject to the rules for passive foreign investment companies (PFIC), described below under “Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of BP ADSs.” Distributions made by a PFIC do not constitute qualified dividend income and are not eligible for the preferential tax rate applicable to such income.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of BP ADSs

Subject to the PFIC rules discussed below, a U.S. Holder who sells or otherwise disposes of BP ADSs received in the Merger will recognize a capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized on the disposition and the U.S. Holder’s tax basis, determined in U.S.

dollars, in the ADSs. Any such capital gain or loss generally will be long-term capital gain or loss, subject to tax at a preferential rate for a non-corporate U.S. Holder, if the U.S. Holder’s holding period for such BP ADSs exceeds one year. The tax basis of any BP shares acquired through reinvested dividends under the GID Dividend Reinvestment Plan for ADS holders will be equal to the fair market value of the stock on the investment date. The holding period for shares acquired under the plan will begin the day after the applicable investment date.

Gain or loss from the sale or other disposition of BP ADSs will generally be income or loss from sources within the U.S. for foreign tax credit limitation purposes. The deductibility of capital losses is subject to limitations.

PFIC Rules

Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. Holders that hold shares (including ADSs) in a non-U.S. corporation classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. In general, BP would be treated as a PFIC with respect to a particular U.S. holder in any taxable year in which, after applying certain look-through rules, either:

(i) at least 75% of BP’s gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

(ii) at least 50% of BP’s assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which BP is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

While not free from doubt, BP believes that BP ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes and BP does not anticipate becoming a PFIC in the foreseeable future, but this conclusion is a factual determination that is made annually and thus may be subject to change. If BP were to be treated as a PFIC for any taxable year during which a U.S. holder owns BP ADSs, the U.S. holder generally would be subject to adverse rules, regardless of whether BP continued to be classified as a PFIC in subsequent years. Gain realized on the sale or other disposition of the BP ADSs would in general not be treated as capital gain. Instead, unless a BP shareholder elects to be taxed annually on a mark-to-market basis with respect to its BP ADSs, such BP shareholder would be treated as if it had realized such gain ratably over the BP shareholder’s holding period for the BP ADSs and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Similarly, dividends that constitute “excess” distributions are allocated ratably over the holding period and are subject to the applicable higher rate of tax and an interest charge in the same manner. Dividends that a BP shareholder receives from BP will not be eligible for the tax rates applicable to qualified dividend income if BP is treated as a PFIC with respect to a BP shareholder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

The PFIC rules are complex and uncertain. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (1) stocks and securities issued by non-U.S. persons, (2) financial instruments and contracts that have non-U.S. issuers or counterparties, and (3) interests in foreign entities. U.S. Holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the BP ADSs

Information Reporting and Backup Withholding

Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, BP ADSs received in the Merger. A U.S. Holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, BP ADSs received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. Each BPMP Unitholder should consult its own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of BP ADSs in light of such unitholder’s particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

MATERIAL UK TAX CONSEQUENCES

The following statements are intended only as a general guide to certain UK tax considerations and do not purport to be a complete analysis of all potential UK tax consequences relating to the holding or disposing of BP ADSs. Save as set out in the section below headed “—Consequences of the Merger” in relation to stamp duty and SDRT (as defined below), these statements do not purport to provide any analysis of the UK tax consequences of the Merger or of the tax position of BP or BPMP. They are based on current UK law and what is understood to be the current practice of HM Revenue & Customs as at the date of this consent statement/prospectus, both of which may change, possibly with retroactive effect.

The following statements apply only to holders of BPMP Public Common Units who are not resident or, in the case of individuals, domiciled for tax purposes in the UK for UK tax purposes, who hold BPMP Public Common Units, and, following the Merger, BP ADSs as an investment and who for UK tax purposes are the absolute beneficial owner of the BP Ordinary Shares represented by such BP ADSs (as applicable) and any dividends paid on such BP Ordinary Shares. The tax position of certain categories of holder of BPMP Public Common Units who are subject to special rules is not considered and it should be noted that they may incur liabilities to UK tax on a different basis to that described below. This includes persons holding BPMP Public Common Units or, following the Merger, BP ADSs in connection with employment, dealers in securities, insurance companies, collective investment schemes, charities or exempt pension funds.

The statements summarize the current position and are intended as a general guide only. They do not constitute tax advice. Holders of BPMP Public Common Units who are in any doubt as to their UK tax position, or who may be subject to tax in a jurisdiction other than the UK, are strongly recommended to consult their own professional advisers.

Taxation of Disposals

Holders of BP ADSs who are not resident in the UK will not generally be subject to UK taxation of capital gains on the disposal or deemed disposal of BP ADSs unless they are carrying on a trade, profession or vocation in the UK through a branch or agency there (or, in the case of a corporate holder, they are carrying on a trade in the UK through a permanent establishment there) in connection with which the BP ADSs are used, held or acquired. Non-UK tax resident holders may be subject to non-UK taxation on any gain under local law.

An individual holder of BP ADSs who has been resident for tax purposes in the UK but who ceases to be so or becomes treated as resident outside the UK for the purposes of a double tax treaty for a period of five years or less and who disposes of all or part of his or her BP ADSs during that period may be liable to capital gains tax on his or her return to the UK, subject to any available exemptions or reliefs.

Taxation of Dividends

BP is not required to withhold UK tax when paying a dividend.

Holders of BP ADSs resident outside the UK will generally not be subject to UK taxation on dividend income unless they are carrying on a trade, profession or vocation through a branch or agency in the UK (or, in the case of a corporate holder, they are carrying on a trade in the UK through a permanent establishment there) and the dividends are either a receipt of that trade, profession or vocation (or, in the case of a corporate holder, BP ADSs are used by, or held by or for, that UK permanent establishment). Holders of BP ADSs resident outside the UK should consult their own tax adviser concerning their tax position on dividends received from BP.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements in this section apply to any holders of BP ADSs irrespective of their residence, summarize the current position and are intended as a general guide only. Special rules apply to agreements made by, amongst others, intermediaries.

Consequences of the Merger

Holders of BPMP Public Common Units will not be liable to pay any stamp duty or SDRT in respect of the issuance of BP Ordinary Shares (or BP ADSs) pursuant to the Merger.

Subsequent Transfers

Provided there is no written instrument of transfer, transfers of the BP ADSs for consideration will not attract a charge to stamp duty. Paperless transfers of BP ADS held within DTC will not incur a SDRT charge.

HOUSEHOLDING OF INFORMATION STATEMENT/PROSPECTUS

Some banks, brokers and other nominees may be participating in the practice of “householding” information statements, proxy statements and annual reports. This means that only one copy of this notice of action by written consent and information statement/prospectus may have been sent to multiple unitholders in your household, unless BPMP has received contrary instructions in the past from applicable BPMP Unitholders. If you would prefer to receive separate copies of the information statement either now or in the future, please contact your bank, broker or other nominee. In addition, upon written or oral request to BPMP, BPMP will provide a separate copy of the information statement/prospectus. In addition, BPMP Unitholders sharing an address can request delivery of a single copy of the proxy statement if you are receiving multiple copies upon written or oral request to BPMP at the address and telephone number stated below. All requests or notices related to the foregoing may be directed to BPMP at the following address: 501 Westlake Park Boulevard, Houston, Texas 77079, +1 (281) 366-2000; Attn: Secretary.

LEGAL MATTERS

The validity of BP ADSs to be issued in the Merger will be passed upon by Baker Botts (UK) L.L.P., London, England.

EXPERTS

BP

The consolidated financial statements of BP as of December 31, 2020 and 2019, and for each of the three years in the period ended December 31, 2020, incorporated by reference in this consent statement/prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report included in BP’s Report on Form 6-K filed on January 31, 2022. The effectiveness of BP’s internal control over financial reporting has been audited by Deloitte LLP as stated in their report included in BP’s Annual Report on Form 20-F for the year ended December 31, 2020. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Rosneft Oil Company for the year ended December 31, 2019 appearing in Exhibit 99.1 to the Annual Report on Form 20-F of BP for the year ended December 31, 2020 have been audited by Ernst & Young LLC, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DeGolyer and MacNaughton, independent petroleum engineering consultants, performed an independent evaluation of net proved oil, condensate, natural gas liquids and gas reserves, as of December 31, 2020 for certain properties owned by PJSC Rosneft Oil Company. DeGolyer and MacNaughton has delivered to us its summary letter report describing its procedures and conclusions, a copy of which appears as Exhibit 15.2 to the Annual Report on Form 20-F of BP for the year ended December 31, 2020, which is incorporated herein by reference.

Netherland, Sewell & Associates (NSAI), an independent petroleum engineering consulting firm, performed an independent evaluation of net proved crude oil, condensate, natural gas liquids and natural gas reserves, as of December 31, 2020, for certain properties owned by BP in the US Lower 48. NSAI has delivered to us its summary letter report describing its procedures and conclusions, a copy of which appears as Exhibit 15.4 to the Annual Report on Form 20-F of BP p.l.c. for the year ended December 31, 2020, which is incorporated herein by reference.

BPMP

The financial statements of BP Midstream Partners LP, incorporated by reference in this consent statement/prospectus by reference to BP Midstream Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of BP Midstream Partners LP’s internal control over financial reporting as of December 31, 2020 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The financial statements of Mars Oil Pipeline Company LLC appearing in BP Midstream Partners LP’s Annual Report (Form 10-K) for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BP files annual and other reports and other information with the SEC, and BPMP files annual, quarterly and current reports, proxy statements and other information with the SEC. BP files or furnishes annual reports, reports and other information with the SEC under the Exchange Act. As BP is a “foreign private issuer,” under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the U.S. Exchange Act and the reporting and liability provisions applicable to officers, directors and significant stockholders under Section 16 of the Exchange Act. BP’s file number with the SEC is 333-254751 and BPMP’s file number with the SEC is 333-221213. Filings made with the SEC by BP and BPMP are available to the public over the Internet at the SEC’s web site at www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this consent statement/prospectus.

BP has filed with the SEC a registration statement on Form F-4 of which this consent statement/prospectus forms a part. The registration statement registers the BP ADSs to be issued to BPMP Public Unitholders in connection with the Merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about BP ADSs. The rules and regulations of the SEC allow BP and BPMP to omit certain information included in the registration statement from this consent statement/prospectus.

The SEC allows BP and BPMP to “incorporate by reference” the information they file with it, which means that BP and BPMP can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this consent statement/prospectus, and information that BP and BPMP file later with the SEC will automatically update or supersede this information.

BP incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by BP with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this consent statement/prospectus and prior to the consummation of the Merger:

•

Annual Report on Form 20-F for the year ended December 31, 2020, filed March 22, 2021; the consolidated financial statements contained on such Form 20-F have been superseded by the audited consolidated financial statements on Form 6-K filed on January 31, 2022, and the auditor has not reissued its opinion thereon;

•

Report on Form 6-K filed on January 31, 2022 which contains the audited consolidated financial statements as of December 31, 2020 and 2019 and for each of the three years in the period ended 31  December 2020 restated to effect the change in accounting policy related to the presentation of revenues and purchases relating to physically settled derivative contracts in Note 1 and the change in segmentation disclosed in Notes 1 and 5; and

•	Reports on Form 6-K, filed April 27, 2021, August 3, 2021, November 2, 2021, February 8, 2022 (third filing) and February 28, 2022.

BPMP incorporates by reference the documents listed below (other than any portions of the documents not deemed to be filed) and any future filings made by BPMP with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after that date of this consent statement/prospectus and prior to the consummation of the Merger:

•	Annual Report on Form 10-K for the year ended December 31, 2020;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	Current Reports on Form 8-K, filed August 5, 2021, September 3, 2021, September 10, 2021, September 20, 2021, October 5, 2021, October 26, 2021 and December 20, 2021;

•

the description of the BPMP Common Units contained in BPMP’s registration statement on Form 8-A filed on October 24, 2017, including any subsequently filed amendments and reports updating such description.

You may request a copy of any of the documents incorporated by reference by BP and BPMP at no cost by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone number:

BP p.l.c.

Investor Relations

1 St. James’s Square,

London SW1Y 4PD,

United Kingdom

Phone: +44-20-7496-4000

BP Midstream Partners LP

Investor Relations

501 Westlake Park Boulevard

Houston, Texas 77079

Phone: +1 (281) 366-2000

To obtain timely delivery of these documents prior to the conclusion of the written consent process, BPMP Unitholders must request the information no later than March 28, 2022.

You may also obtain more information regarding BP by consulting its website, at www.bp.com. The information on BP’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent statement/prospectus, and you should not consider it part of this consent statement/prospectus.

You may also obtain more information regarding BPMP by consulting its website, at www.bpmidstreampartners.com. The information on BPMP’s website (other than the documents expressly incorporated by reference as set forth above) is not incorporated by reference in this consent statement/prospectus, and you should not consider it part of this consent statement/prospectus.

You should rely only on the information incorporated by reference or provided in this consent statement/prospectus or to which this consent statement/prospectus refers you. Neither BP nor BPMP have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information which appears in this consent statement/prospectus and which is incorporated by reference in this consent statement/prospectus may only be accurate as of the date of this consent statement/prospectus or the date of the document in which incorporated information appears. The business, financial condition, results of operations and prospects may have changed for each of BP and BPMP since that date.

Annex A

THE MERGER AGREEMENT

[See attached]

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BP P.L.C.,

BP MIDSTREAM RTMS LLC,

BP MIDSTREAM PARTNERS HOLDINGS LLC,

BP MIDSTREAM PARTNERS GP LLC,

and

BP MIDSTREAM PARTNERS LP

December 19, 2021

Page
ARTICLE I DEFINED TERMS; CONSTRUCTION		A-2
Section 1.1	Definitions	A-2
Section 1.2	Interpretation	A-11

ARTICLE II THE MERGER		A-12
Section 2.1	The Merger and Surviving Entity	A-12
Section 2.2	Closing	A-12
Section 2.3	Effective Time	A-12
Section 2.4	Effects of the Merger	A-13
Section 2.5	Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner	A-13
Section 2.6	Continuation as Partner	A-13

ARTICLE III MERGER CONSIDERATION; EXCHANGE PROCEDURES		A-13
Section 3.1	Merger Consideration	A-13
Section 3.2	Rights as Partnership Unitholders; Common Unit Transfers	A-14
Section 3.3	Exchange of Certificates and Book-Entry Units	A-14
Section 3.4	No Dissenters’ Rights	A-16
Section 3.5	Anti-Dilution Provisions	A-16
Section 3.6	Treatment of Awards	A-17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER		A-17
Section 4.1	Organization, Standing and Power	A-17
Section 4.2	Capitalization	A-18
Section 4.3	Authority; Noncontravention; Voting Requirements	A-19
Section 4.4	Governmental Approvals	A-20
Section 4.5	Partnership SEC Documents; Undisclosed Liabilities; Internal Controls	A-21
Section 4.6	Absence of Certain Changes or Events	A-22
Section 4.7	Legal Proceedings	A-22
Section 4.8	Compliance With Laws	A-22
Section 4.9	Environmental Matters	A-23
Section 4.10	Information Supplied	A-22
Section 4.11	Tax Matters	A-23
Section 4.12	Partnership Benefit Plans; Employee Matters	A-24
Section 4.13	Real Property	A-24
Section 4.14	Regulatory Matters	A-26
Section 4.15	Opinion of Financial Advisor	A-26
Section 4.16	Brokers and Other Advisors	A-26
Section 4.17	Insurance	A-26
Section 4.18	Investment Company Act	A-26
Section 4.19	No Other Representations or Warranties	A-27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS AND MERGER SUB		A-27
Section 5.1	Organization, Standing and Power	A-27
Section 5.2	Capitalization	A-27
Section 5.3	Authority; Noncontravention; Voting Requirements	A-28
Section 5.4	Governmental Approvals	A-29
Section 5.5	Parent Public Documents; Undisclosed Liabilities; Internal Controls	A-30

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2021 (this “Agreement”), is entered into by and among BP p.l.c., a public limited company incorporated under the laws of England and Wales (“Parent”), BP Midstream Partners Holdings LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Holdings”), BP Midstream RTMS LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), BP Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of BP Pipelines (North America) Inc., a Maine corporation and indirect and wholly owned Subsidiary of Parent (“Pipelines”), as sole member of Holdings and with the Parent’s support, and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of the Partnership or the Partnership Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (d) directed, on behalf of the GP Board, that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;

WHEREAS, pursuant to Section 5.6(b) of the General Partner Company Agreement, Holdings has delivered to the General Partner its consent (the “Sole Member Consent”), in Holdings’ capacity as the sole member of the General Partner (Holdings, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, by the General Partner;

WHEREAS, the Board of Directors of Parent (the “Parent Board”), through its authorized delegates, has (a) determined that the forms, terms and provisions of the Transaction Documents and the transactions contemplated thereby, including the Merger and the issuance of Parent ADSs as consideration for the Merger (the “Parent Stock Issuance”), are most likely to promote the success of Parent for the benefit of its members as a whole and (b) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Pipelines directly owns 100% of the issued and outstanding limited liability company interests in Holdings, and Pipelines, in its capacity as the sole member of Holdings, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and declared it advisable for Holdings to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by Holdings;

WHEREAS, Parent, Holdings and Pipelines and certain other wholly owned direct and indirect Subsidiaries of Parent have entered into an intra-group agreement on or around the date of this Agreement in relation to certain share issuances and capital contributions that will be made by wholly owned direct and indirect Subsidiaries of Parent in connection with the Parent Stock Issuance immediately following the Effective Time (the “Intra-Group Agreement”);

WHEREAS, Holdings directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Holdings, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by Merger Sub;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, Holdings, as the record and beneficial owner of 56,956,712 Common Units, representing a Unit Majority, is entering into a support agreement, attached as Exhibit A, with the Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, Holdings has agreed to deliver (or cause to be delivered) a written consent with respect to the Common Units it beneficially owns approving the adoption of the Merger, this Agreement and the transactions contemplated hereby in accordance with Section 14.3 and Section 13.11 of the Partnership Agreement; and

WHEREAS, immediately prior to Closing, Holdings will distribute to Pipelines and Pipelines will contribute to Amoco Pipeline Holding Company, a Delaware corporation and indirect, wholly owned Subsidiary of Parent (“Amoco”), 1,050,000 Common Units representing approximately 1.0% of the issued and outstanding Common Units, and Amoco shall be admitted as a Limited Partner of the Partnership at such time in accordance with the Partnership Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.

“Agreement” has the meaning set forth in the Preamble.

“Amoco” has the meaning set forth in the Recitals.

“Balance Sheet Date” means September 30, 2021.

“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“BPHNAL” has the meaning set forth in Section 3.3(a).

“BPHNAL Shares” has the meaning ascribed to it in the Intra-Group Agreement.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in New York, New York or London, England are authorized or required by applicable Laws to be closed.

“CA 2006” means the U.K. Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.

“Cancellation” has the meaning set forth in Section 3.1(a).

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“Conflicts Committee” has the meaning set forth in the Recitals.

“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.15.

“Consent Statement/Prospectus” has the meaning set forth in Section 4.4.

“Contract” has the meaning set forth in Section 4.3(b).

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.

“CREST” means the relevant system (as defined in the United Kingdom Uncertificated Securities Regulations 2001) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such regulations) .

“Deposit Agreement” means that certain Second Amended and Restated Deposit Agreement, dated as of December 6, 2013, as amended on February 9, 2017 and March 27, 2020, by and between the Parent and JPMorgan Chase Bank, N.A., acting in its capacity as depositary (the “ADS Depository”), and all holders and beneficial owners of Parent ADSs.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“DTRs” means the disclosure guidance and transparency rules made by the FCA acting under Part VI of FSMA (as set out in the FCA Handbook published by the FCA).

“Effective Time” has the meaning set forth in Section 2.3.

“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or health and safety (to the extent related to exposure to Hazardous Substances), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 4.4.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(a).

“FCA” means the United Kingdom Financial Conduct Authority.

“FERC” has the meaning set forth in Section 4.14(b).

“FPA” has the meaning set forth in Section 4.14(a).

“FSMA” means the U.K. Financial Services and Markets Act 2000.

“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.

“General Partner” has the meaning set forth in the Preamble.

“General Partner Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of September 8, 2017, as may be amended, modified or supplemented from time to time.

“General Partner Interest” has the meaning set forth in the Partnership Agreement.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“GP Board” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.

“Holdings” has the meaning set forth in the Preamble.

“ICA” has the meaning set forth in Section 4.14(a).

“IFRS” means the International Financial Reporting Standards as issued by the International Account Standards Board and as adopted by the European Union and the UK.

“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.

“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.

“Intra-Group Agreement” has the meaning set forth in the Recitals.

“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Listing Applications” has the meaning set forth in Section 6.10(a).

“Listing Rules” means the listing rules made by the FCA pursuant to Part VI of the FSMA and contained in the FCA’s publication of the same name.

“London Applications” has the meaning set forth in Section 6.10(a).

“LSE” means the London Stock Exchange.

“MAR” means Regulation (EU) No 596/2014 on market abuse, as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended.

“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, liquidity, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of, attributable to, resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: (i) changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement and the transactions contemplated hereby, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; (iii) any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war or natural disasters or other force majeure events not set forth in clause (v); (v) cyberterrorism, hacking, ransomware or any other electronic attack, sabotage, pandemics (including COVID-19) or epidemics; (vi) changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vii) any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; (viii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; (ix) any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, states of facts or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate.

“Maximum Amount” has the meaning set forth in Section 6.6(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“NGA” has the meaning set forth in Section 4.14(a).

“NGPA” has the meaning set forth in Section 4.14(a).

“Non-Operated Joint Ventures” means Caesar Oil Pipeline Company, LLC, Cleopatra Gas Gathering Company, LLC, Proteus Oil Pipeline Company, LLC, Endymion Oil Pipeline Company, LLC, Mars Oil Pipeline Company, LLC, and Ursa Oil Pipeline Company, LLC.

“NYSE” means the New York Stock Exchange.

“NYSE Listing Application” has the meaning set forth in Section 6.10(a).

“Official List” is the list maintained by the FCA in accordance with Section 74(1) of the FSMA for the purposes of Part VI of the FSMA.

“OCSLA” has the meaning set forth in Section 4.14(a).

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent ADS” means an American depositary share of Parent representing a beneficial interest in six newly issued Parent Ordinary Shares.

“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Ordinary Shares granted under or governed by the Parent Equity Plans.

“Parent Equity Plans” means all plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards of Parent Ordinary Shares or cash settlement of awards valued, in whole or in part, by reference to Parent Ordinary Shares, or otherwise relating thereto.

“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).

“Parent Non-SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Ordinary Shares” means the ordinary shares, par value $0.25 per share, of Parent.

“Parent Organizational Document” means the Memorandum and Articles of Association of Parent, effective May 21, 2018.

“Parent Public Documents” has the meaning set forth in Section 5.5(a).

“Parent SEC Documents” has the meaning set forth in Section 5.5(a).

“Parent Shares” means the Parent Ordinary Shares and Parent ADSs.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stockholders” means the holders of the outstanding Parent Shares as of the date hereof.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 30, 2017, as may be amended, modified or supplemented from time to time.

“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, Holdings, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.

“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).

“Partnership Interest” has the meaning set forth in the Partnership Agreement.

“Partnership Leased Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Long-Term Incentive Plan” means the BP Midstream Partners LP 2017 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.

“Partnership LTIP Awards” means, collectively, the Partnership Phantom Units and any other awards issued under a Partnership Long-Term Incentive Plan.

“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).

“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.

“Partnership Owned Real Property” has the meaning set forth in Section 4.13(a).

“Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the Partnership, (G) resulting from any facts or circumstances relating to Parent or its affiliates, or (H) that does not and would not reasonably be expected to materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business; or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto.

“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all such Permits relating to the transportation of oil, natural gas or water.

“Partnership Phantom Unit” means an unvested Common Unit issued under the Partnership Long-Term Incentive Plan.

“Partnership Real Property Leases” has the meaning set forth in Section 4.13(a).

“Partnership Revolving Credit Facility” means that certain Short Term Credit Facility Agreement, dated as of October 30, 2017, by and among the Partnership, as the borrower, and North America Funding Company, an affiliate of Parent, as lender, as amended by that certain First Amendment to the Short Term Credit Facility Agreement, dated as of February 24, 2020, as it may be further amended, modified or supplemented from time to time.

“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).

“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.

“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, Pipelines, Holdings, Amoco, the General Partner and their respective Affiliates.

“Partnership Unitholders” means holders of Common Units.

“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pipelines” has the meaning set forth in the Recitals.

“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“PRR” means the prospectus regulation rules made by the FCA, as amended, and includes the Prospectus Regulation.

“Prospectus Regulation” means Regulation (EU) 2017/1129 and the delegated implementing acts and technical standards thereunder as such legislation forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended.

“Public Common Unit” has the meaning set forth in Section 3.1(a).

“PUHCA” has the meaning set forth in Section 4.14(a).

“Registration Statement” has the meaning set forth in Section 4.10.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.

“Representatives” has the meaning set forth in Section 4.19.

“Requisite Partnership Approval” has the meaning set forth in Section 4.3(a).

“Restraints” has the meaning set forth in Section 7.1(b).

“Rights” means, with respect to any Person, (i) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (ii) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.

“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.1(c).

“Sole Member” has the meaning set forth in the Recitals.

“Sole Member Consent” has the meaning set forth in the Recitals.

“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent or Holdings; provided, further, that each of the Non-Operated Joint Ventures shall be considered a Subsidiary of the Partnership for the purposes of this Agreement.

“Support Agreement” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 4.3(a).

“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.

“UKBA” means the United Kingdom Bribery Act of 2010.

“Unit Majority” has the meaning set forth in the Partnership Agreement.

“Willful Breach” has the meaning set forth in Section 8.2.

“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent of the holders of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.

Section 1.2 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;

(f) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(g) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(h) all references to prices, values or monetary amounts refer to United States dollars;

(i) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(j) this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;

(k) each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;

(l) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(m) any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;

(n) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(o) unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;

(p) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP or IFRS, as applicable, and in each case applied on a consistent basis;

(q) all references to days mean calendar days unless otherwise provided; and

(r) except as otherwise noted, all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1 The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana St., Suite 3200, Houston, Texas 77002 at 8:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Holdings shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership

Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 2.5 Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner. At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof, applicable Laws and Section 6.6. The name of the Surviving Entity shall be “BP Midstream Partners LP.”

Section 2.6 Continuation as Partner. At the Effective Time, (a) Holdings and Amoco will continue as Limited Partners of the Partnership, (b) the General Partner shall continue as the holder of the General Partner Interest, (c) the General Partner will continue to hold the Incentive Distribution Rights and (d) the Partnership (as the Surviving Entity) will continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities or any other Person:

(a) Conversion and Cancellation of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than Common Units owned by Parent and its Subsidiaries, including Holdings and Amoco, immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into, and shall thereafter represent only, the right to receive 0.575 Parent ADSs (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to Section 3.3(d) with respect to fractional Parent ADSs and subject to adjustment in accordance with Section 3.5, and following such conversion, shall be automatically cancelled and cease to exist (“Canceled” or the “Cancellation”). The Parent ADSs will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.

(b) Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units Canceled in exchange for the right to receive the Merger Consideration pursuant to Section 3.1(a).

(c) Treatment of Partnership Owned Units and Parent Owned Partnership Interests.

(i) Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such cancellation.

(ii) The Partnership Interests, including the General Partner Interest and the Incentive Distribution Rights, that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent, including Holdings and Amoco, shall not be canceled, shall not entitle the holder thereof to receive the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.

(d) Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the Cancellation of all Public Common Units and the right to receive the Merger Consideration in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b) and (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i).

Section 3.2 Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units Canceled in exchange for the right to receive the Merger Consideration as a result of and pursuant to the Merger pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement). At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Common Units.

Section 3.3 Exchange of Certificates and Book-Entry Units.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint an exchange and payment agent hereunder reasonably acceptable to the Partnership for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). As of the Effective Time, in consideration of the Cancellation and the issuance to Parent by its wholly owned direct Subsidiary, BP Holdings North America Ltd. (“BPHNAL”), of the BPHNAL Shares in accordance with and pursuant to the Intra-Group Agreement, Parent shall allot and deposit under the Deposit Agreement such number of Parent Ordinary Shares required to represent the Parent ADSs issuable pursuant to Section 3.1(a). Promptly after the Effective Time but on the Closing Date, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, American depositary receipts evidencing (or evidence of Parent ADSs in book-entry form representing) the Parent ADSs issuable under this Article III in exchange for Public Common Units. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent ADSs pursuant to Section 3.3(c) and evidence of Parent ADSs in book-entry form for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent ADSs representing, in the aggregate, the whole number of Parent ADSs that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including dividends or other distributions pursuant to Section 3.3(c). No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c), if any.

(c) Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent ADSs issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent ADSs issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent ADSs with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent ADSs with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent ADSs, all Parent ADSs to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) No Fractional Parent ADSs. No certificates or scrip for Parent ADSs representing fractional Parent ADSs or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent ADSs. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent ADS, all fractions of Parent ADSs to which a holder of Public Common Units received the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent ADS will be rounded up to a whole Parent ADS.

(e) No Further Rights in Public Common Units. The Merger Consideration issued upon conversion and Cancellation of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent ADSs to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(g) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).

(h) Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.

(i) Book Entry Shares. All Parent ADSs to be issued in the Merger will be issued in book-entry form, without physical certificates.

Section 3.4 No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Parent ADSs or Parent Ordinary Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units, Parent ADSs or Parent Ordinary Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 3.6 Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and the Partnership Long-Term Incentive Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows: as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such Partnership LTIP Awards, cease to relate to or represent a right with respect to Common Units and shall be converted into the right to receive the Merger Consideration, except that the number of the Parent ADSs issued shall be equal to the number of Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. The Parent ADSs issued as the Merger Consideration will be subject to adjustment in accordance with Section 3.5, and will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws. With respect to each Partnership LTIP Award, any distribution or distribution equivalent amounts accrued but unpaid as of the Closing will be paid to the holder within 30 days of the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows; provided that the representations and warranties set forth in Section 4.5(c), Section 4.6(b), Section 4.7, Section 4.8, Section 4.9, Section 4.11, Section 4.12, Section 4.13, Section 4.14 and Section 4.17 to the extent applicable to the Non-Operated Joint Ventures are to the knowledge of the Partnership:

Section 4.1 Organization, Standing and Power.

(a) Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed, organized or existing (other than with respect to the Partnership or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).

(b) Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (in the case of an interest in a limited liability company, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and in the case of an interest in a limited partnership, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and are owned free and clear of all material liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).

(d) The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.

Section 4.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units, the General Partner Interest and the Incentive Distribution Rights. As of December 17, 2021, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 104,794,540 Common Units, (ii) the General Partner Interest and (iii) the Incentive Distribution Rights. The Partnership has reserved 5,502,271 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plan, of which, as of December 17, 2021, 18,534 Common Units are subject to outstanding Partnership LTIP Awards, and 5,440,267 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plan. From December 17, 2021 until the date of this Agreement, no additional limited partner interests or general partner interests of the Partnership have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plan. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest and the Incentive Distribution Rights free and clear of any Lien, and the General Partner Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) As of the date of this Agreement, except as set forth in Section 4.2(a) or in the Partnership Agreement or pursuant to this Agreement, (i) there are no equity securities of the Partnership issued or authorized and reserved for issuance, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.

(d) Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

Section 4.3 Authority; Noncontravention; Voting Requirements.

(a) Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of the holders of a Unit Majority (the “Requisite Partnership Approval”). The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the Conflicts Committee and consented to by the Sole Member and no other entity action on the part of the Partnership or the General Partner is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and, except for obtaining the Requisite Partnership Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The Conflicts Committee has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

(b) Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will (i) assuming the Requisite Partnership Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Sole Member Consent, which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s Subsidiaries, (ii) assuming the Requisite Partnership Approval is obtained and the authorizations, consents and approvals referred to in Section 4.3(d) and (e) and Section 4.4, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Requisite Partnership Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d) The Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of the Partnership or the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (iii) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (iv) directed, on behalf of the GP Board, that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.

(e) Pursuant to Section 5.6(b) of the General Partner Company Agreement, the Sole Member has (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (ii) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby, including the Merger, by the General Partner.

Section 4.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the consent statement constituting a part thereof relating to the Requisite Partnership Approval (the “Consent Statement/Prospectus”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5 Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.

(a) The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2020 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e) The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.

(f) Since December 31, 2020, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received written notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

Section 4.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects.

Section 4.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.8 Compliance With Laws.

(a) The Partnership and its Subsidiaries are, and since the later of December 31, 2019 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the General Partner or the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, the UKBA, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; (ii) has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt

Practices Act, the UKBA or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority with respect to any such matters, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c) The Partnership and its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.9 Environmental Matters. Except as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect: (i) the Partnership and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) the Partnership and each of its Subsidiaries has obtained, and is in material compliance with, all permits and licenses required under applicable Environmental Laws and there are no such actions to terminate, cancel or revoke any such permit or license; (iii) there is no written notice, demand, request for information, citation, summons, complaint or order received by, and no investigation, claim, action, suit, proceeding or review is pending or, to the knowledge of the Partnership, threatened by any Person against the Partnership or its Subsidiaries, in each case with respect to any matters arising under Environmental Laws; (iv) to the knowledge of the Partnership, there have been no Releases of Hazardous Substances at any property in violation of any applicable Environmental Law, that requires investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (v) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.

Section 4.10 Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership make any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.11 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax

Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been properly treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.12 Partnership Benefit Plans; Employee Matters.

(a) Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(b) Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).

(d) Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.

(e) Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer.

Section 4.13 Real Property.

(a) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) either the Partnership or a Subsidiary of the Partnership has good and valid title to each material real property at which material operations of the Partnership or any of its Subsidiaries are conducted and that are owned by the Partnership or any Subsidiary, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or a Subsidiary of the Partnership has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which material operations of the Partnership or any of its Subsidiaries are conducted (any such property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions, and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, any of its Subsidiaries or, to the knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease.

(b) Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Partnership Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Partnership Owned Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, and (iii) neither the Partnership nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon.

(c) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.

Section 4.14 Regulatory Matters.

(a) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no proceedings pending, or to the knowledge of the Partnership, threatened in writing, alleging that the Partnership or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Outer Continental Shelf Lands Act, 43 U.S.C. 1331 et seq. (the “OCSLA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility or transportation commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be.

(b) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any of its Subsidiaries during the two years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, or (iii) any state public utility or transportation commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings, as of their respective dates, as amended or supplemented, were in material compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.

Section 4.15 Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Tudor, Pickering, Holt & Co. (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Section 4.16 Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 4.17 Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the oil and natural gas gathering, processing, treating, transportation and storage industries and oil and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.

Section 4.18 Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.19 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or its Subsidiaries with respect to any other information provided to Parent, Holdings or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, HOLDINGS AND MERGER SUB

Except as disclosed in (a) the Parent Public Documents filed with or publicly furnished to the SEC or the FCA prior to the date of this Agreement (but excluding any disclosure contained in any such Parent Public Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:

Section 5.1 Organization, Standing and Power.

(a) Each of Parent, Holdings and Merger Sub is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b) Parent has made available to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their respective provisions in any material respect.

Section 5.2 Capitalization.

(a) The authorized equity interests of Parent consist of unlimited Parent Ordinary Shares and 20,000,000 preference shares, par value £1 per share. As of December 16, 2021, there were (i) 20,808,167,042

Parent Ordinary Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Ordinary Shares held in treasury), (ii) 837,857,624 Parent ADSs issued and outstanding (which Parent ADSs each represent six Parent Ordinary Shares, which Parent Ordinary Shares are included in clause (i) of this Section 5.2(a)), (iii) 1,037,875,956 Parent Ordinary Shares held in treasury, (iv) no Parent ADSs held in treasury and (v) 12,706,252 preference shares, par value £1 per share. From December 16, 2021 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All Parent Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) As of the date of this Agreement, except as set forth in Section 5.2(a), pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder or as would not require approval by the shareholders of Parent, (i) there are no equity securities of Parent issued, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) other than in connection with publicly announced share buyback programs, there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.

(c) When issued pursuant to the terms of this Agreement, all Parent ADSs (and the Parent Ordinary Shares represented thereby) constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and will be issued in full compliance with, and will be free of, preemptive rights. Such Parent Ordinary Shares will rank pari passu in all respects with the then existing ordinary shares in the capital of Parent.

(d) All of the issued and outstanding equity interests of Merger Sub and all of the outstanding shares of Holdings are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of Holdings, and by Holdings, in the case of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.3 Authority; Noncontravention; Voting Requirements.

(a) Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by (i) the Parent Board, acting through its authorized delegates, (ii) Pipelines as the sole member of Holdings, and (iii) Holdings as the sole member of Merger Sub, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b) Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will (i) contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Document, the Organizational Documents of Holdings or the Organizational Documents of Merger Sub, or (ii) assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Holdings or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Holdings or Merger Sub under, any of the terms, conditions or provisions of any Contract or Permit to which Parent, Holdings or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent, Holdings or Merger Sub, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No vote of the holders of any class or series of the share capital of Parent is necessary to approve the Parent Stock Issuance.

(d) No prospectus pursuant to the PRR is required to be published in connection with the issuance of the Parent ADSs (and the Parent Ordinary Shares represented thereby) constituting the Merger Consideration or the admission of such Parent Ordinary Shares to trading on the main market for listed securities of the LSE.

(e) The Parent Board, through its authorized delegates, has (i) determined that the forms, terms and provisions of the Transaction Documents and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are most likely to promote the success of Parent for the benefit of its members as a whole and (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement as deemed appropriate by Parent’s authorized persons.

(f) The Deposit Agreement has been duly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by the ADS Depositary, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. Upon due issuance by the ADS Depositary of the Parent ADSs evidencing the Merger Consideration against the deposit of the underlying Parent Ordinary Shares in respect thereof in accordance with the provisions of this Agreement and the Deposit Agreement, such Parent ADSs will be duly and validly issued and the persons in whose names the Parent ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement. Upon issuance of the Merger Consideration in accordance herewith, the ADS Depositary or its nominee, as the registered holder of the Parent Ordinary Shares represented by the Parent ADSs issued as Merger Consideration, will be, subject to the terms of the Deposit Agreement, entitled to all the rights of a shareholder conferred by the Parent Organizational Documents.

Section 5.4 Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the FSMA, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Consent Statement/Prospectus constituting a part thereof, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, the LSE, the FCA, the Listing Rules, the CA 2006, the MAR, the DTRs, and the FSMA, as applicable, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.5 Parent Public Documents; Undisclosed Liabilities; Internal Controls.

(a) Since December 31, 2020, the Parent has (i) filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 6-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”) and (ii) filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements and documents required to be filed or furnished by them with the FCA (collectively and together with all documents filed or publicly furnished on a voluntary basis, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent Non-SEC Documents” and together with the Parent SEC Documents, the “Parent Public Documents”). The Parent Public Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Parent Public Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act, CA 2006, the DTRs, the PRR, the MAR, the FSMA and the Listing Rules, as the case may be, applicable to such Parent Public Documents, and none of the Parent Public Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or FCA staff with respect to the Parent Public Documents, other than any comment letters issued to the Parent in the course of routine review of the Parent’s periodic filings. To the knowledge of Parent, none of the Parent Public Documents is the subject of ongoing SEC or FCA review or investigation, and no enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent Public Document.

(b) The consolidated financial statements of Parent included in the Parent Public Documents as of their respective dates (if amended, as of the date of the last such amendment) have been prepared in accordance with IFRS (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in shareholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).

(c) Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent Public Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 5.5(c) of the Parent Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with IFRS or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files or makes public under the Exchange Act, FSMA, Listing Rules, the DTRs, the MAR or CA 2006 are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC or the FCA, and that all such material information is communicated to its management as appropriate during the periods in which the relevant reports are being prepared. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

(e) Since December 31, 2020, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received written notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

Section 5.6 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date, except for (i) this Agreement and the transactions contemplated hereby and (ii) any acquisitions or divestments that are not required to be disclosed in the Parent Public Documents, Parent has carried on and operated its business in the ordinary course of business in all material respects; provided that executing on its publicly announced strategy shall not be considered to be outside of ordinary course of business.

Section 5.7 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent, Holdings or Merger Sub or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent, Holdings or Merger Sub, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent, Holdings or Merger Sub or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 5.8 Compliance With Laws. Parent, Holdings and Merger Sub are, and since the later of December 31, 2019 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the Limited Partners contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.10 Brokers and Other Advisors. Except for BofA Securities, Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Holdings or Merger Sub.

Section 5.11 Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.12 Ownership of Partnership Interests. As of the date of this Agreement, Holdings is the beneficial owner of 56,956,712 Common Units, the General Partner Interest and the Incentive Distribution Rights, and such Common Units constitute a Unit Majority.

Section 5.13 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Holdings, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to Parent, Holdings and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent, Holdings or Merger Sub or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1 Preparation of the Registration Statement and the Consent Statement/Prospectus.

(a) As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership shall file with the SEC the Consent Statement/Prospectus, and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Consent Statement/Prospectus will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Consent Statement/Prospectus, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Consent Statement/Prospectus or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Consent Statement/Prospectus or the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b) The General Partner shall distribute to the Limited Partners the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Limited Partners in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Section 6.2 Conduct of Business.

(a) Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries (except with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2(a)) to, (A) conduct its business in the ordinary course of business in all material respects; provided, that this clause (A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and to retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and subject to Section 6.11, the

General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units consistent with past practice; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of Common Units be less than $0.3475 per Common Unit. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries (except with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2(a)) to:

(i) amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units pursuant to Section 6.2(a);

(iii) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv) make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than immaterial acquisitions or dispositions in the ordinary course of business;

(v) make any loans or advances to any Person (other than (x) to its employees in the ordinary course of business consistent with past practice, (y) loans and advances to the Partnership or any of its Subsidiaries and (z) trade credit granted in the ordinary course of business consistent with past practice);

(vi) incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or any of its Subsidiaries, other than (w) borrowings and repayments under the Partnership Revolving Credit Facility, (x) borrowings from the Partnership or any of its Subsidiaries by the Partnership or any of its Subsidiaries, (y) repayments of borrowings from the Partnership or any of its Subsidiaries by the Partnership or any of its Subsidiaries and guarantees by the Partnership or any of its Subsidiaries of indebtedness of the Partnership or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;

(vii) split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(viii) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

(ix) waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;

(x) (t) change its fiscal year or any material method of Tax accounting, (u) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (v) settle or compromise any liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (w) file any material amended Tax Return, (x) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (y) surrender any right to claim a material Tax refund or (z) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;

(xii) engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xiii) except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any Partnership Benefit Plan (or any plan or arrangement that would be a Partnership Benefit Plan if in effect as of the date of this Agreement), (x) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers or employees of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan, or (z) grant or amend any Partnership LTIP Awards or other equity awards; or

(xiv) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) for any acquisitions or divestments that are not required to be disclosed in the Parent Public Documents or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause Holdings and Merger Sub to conduct its business in the ordinary course of business in all material respects; provided, that executing on its publicly announced strategy shall not be considered to be outside of ordinary course of business; and provided, further, that this clause shall not prohibit Parent from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit Holdings or Merger Sub to:

(i) amend Parent’s Organizational Documents (whether by merger, consolidation, conversion or otherwise) or the Deposit Agreement in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect the rights associated with the Parent Ordinary Shares or Parent ADSs in any material respect;

(ii) merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;

(iii) voluntarily adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Parent or a plan or agreement of reorganization of Parent under any bankruptcy or similar Law, or take any action to cause the liquidation, winding up or dissolution of Merger Sub; or

(iv) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable, including, for the avoidance of doubt, in the case of Parent, Holdings and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and the General Partner Interest in the Partnership beneficially owned by Parent, Holdings, any of their respective Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter, and to consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) promptly obtain all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. If, at any time prior to the effectiveness of the Written Consent, Parent or its Affiliates (other than Holdings) acquire a beneficial or direct ownership of any Common Units, then Parent and its Affiliates shall enter into the Support Agreement by execution of a joinder thereto. Notwithstanding anything in this Agreement to the contrary, neither party nor its Affiliates shall be obligated pursuant to this Section 6.3 to offer or commit or consent to take or refrain from taking any action pursuant to any request or requirement of any Governmental Authority that involves (i) making any divestiture or disposition of any portion of any business or assets or (ii) accepting or entering any consent decree or hold separate order.

Section 6.4 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE or the LSE, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5 Access to Information.

(a) Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives.

(b) Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (ii) evidence of approval of each Listing Application.

(c) Each party shall furnish promptly to the other party all information concerning such party’s relevant business, properties and personnel as the other party may reasonably request (including with respect to the scope and basis of such request) for the purpose of confirming that the representations and warranties of such party contained herein are true and correct and that the covenants of such party contained herein have been performed in all material respects. Notwithstanding the foregoing, no party shall be obligated to provide the other party access to any information the disclosure of which such party has concluded, in its reasonable judgment, may (i) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege available to such party or any of its Affiliates relating to such information or (ii) would be in violation of a confidentiality obligation to a third party binding on such party or any of its Subsidiaries.

Section 6.6 Indemnification and Insurance.

(a) From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall cause the Surviving Entity to (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising out of, relating to or in connection with their status or duties as an Indemnified Person, any act or omission by them in their capacities as such occurring or alleged to have occurred at or prior to the Effective Time or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an Indemnified Person (including this Agreement and the transactions and actions contemplated hereby), including any such Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any such actual or threatened Proceeding, and, upon receipt by Surviving Entity of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, Surviving Entity and the General Partner and their respective successors and assigns.

(b) The Surviving Entity, or Parent on behalf of the Surviving Entity if Parent, in its sole discretion so elects, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent so elects, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent had so elected to provide such insurance, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. In lieu of the obligations of the Surviving Entity and Parent under this Section 6.6(b), the Partnership or Holdings may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.

(c) The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or the DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7 Fees and Expenses. Except as otherwise provided in Section 6.8, Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Consent Statement/Prospectus and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

Section 6.8 Transfer Taxes. Parent shall pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes payable (including penalties and interest) in connection with the Parent Stock Issuance.

Section 6.9 Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.10 Stock Exchange Listing, Delisting and Deregistration.

(a) Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be issued in connection with the Merger to be admitted to trading on the LSE’s main market for listed securities and to listing on the premium listing segment of the FCA’s Official List, and to cause the Parent ADSs to be issued in connection with the Merger to be listed on the NYSE (subject to official notice of issuance), in each case prior to the Effective Time. Prior to the Closing, Parent shall submit (a) duly completed applications and/or forms for submission to the LSE and the FCA with respect to such Parent Ordinary Shares in accordance with the requirements of the LSE and the FCA (the “London Applications”) and (b) a supplemental listing application with the NYSE with respect to such Parent ADSs in accordance with the requirements of the NYSE (the “NYSE Listing Application” together with the London Applications, the “Listing Applications”). Parent shall use its reasonable best efforts to have the Listing Applications approved (subject, in the case of the NYSE Listing Application, to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of the NYSE, the LSE and/or the FCA). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the Listing Applications. No submission of, or amendment or supplement to, the Listing Applications will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE, the LSE, the FCA or their respective staffs with respect to the Listing Applications promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.

(b) The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.11 Dividends and Distributions. After the date of this Agreement and until the Effective Time, each of the Partnership and Parent shall coordinate with the other regarding the timing of any distributions in respect of Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Ordinary Shares represented by the Parent ADSs that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Ordinary Shares represented by the Parent ADSs that they receive in exchange therefor in the Merger.

Section 6.12 Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.

Section 6.13 Performance by the General Partner. Subject to Section 9.3 and Section 9.4, Holdings will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement and the Support Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Holdings. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent or Holdings.

Section 6.14 Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Pipelines, as the tax-regarded owner of Holdings, in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

Section 6.15 Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.

Section 6.16 Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of the Partnership, and such Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.

(b) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Consent Statement/Prospectus. The Consent Statement/Prospectus shall have been mailed to all holders of Common Units following effectiveness of the Registration Statement and at least 20 days prior to the Closing.

(e) Stock Exchange Listing. (i) The Parent ADSs (and the Parent Ordinary Shares represented thereby) deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE subject to official notice of issuance, (ii) admission of the Parent Ordinary Shares represented by such Parent ADSs to the premium listing segment of the FCA’s Official List shall have become effective, and (iii) admission of such Parent Ordinary Shares referred to in (ii) of this Section 7.1(e) to trading on the LSE’s main market for listed securities shall have become effective.

Section 7.2 Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.2(c), Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 4.5 and Section 4.10, without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

(b) Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.

Section 7.3 Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.1(a), Section 5.2(c), Section 5.3(a) and Section 5.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 5.5 and Section 5.9, without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.

(b) Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.

Section 7.4 Frustration of Closing Conditions.

(a) Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b) None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board acting through its authorized delegates and the Conflicts Committee, respectively (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained);

(b) by either of the Parent or the Partnership:

(i) if the Closing shall not have been consummated on or before September 19, 2022, whether such date is before or after the Written Consent referred to in Section 7.1(a) shall have been obtained (the “Outside

Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the inability to satisfy such condition was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect;

(c) by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(d) by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure; provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.5, the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership and the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from: (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, or (b) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent or Holdings. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act

(or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.

Section 8.3 Expenses.

(a) In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).

(b) In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c) Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 9.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board acting through its authorized delegates and the Conflicts Committee; provided, that there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners without obtaining the requisite approval of the Limited Partners.

Section 9.3 GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval, consent, waiver or agreement must be authorized in writing by the Conflicts Committee on behalf of the General Partner.

Section 9.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, Holdings, the General Partner, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.

Section 9.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt a party’s execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule, the Support Agreement and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (iii) the provisions of Section 6.6 and Section 9.12.

Section 9.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c) EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.9 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.10 Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, Holdings or Merger Sub, to:

BP p.l.c. c/o BP Pipelines (North America) Inc.

501 Westlake Park Blvd

Houston, TX 77079

Attention: Hiten Mehta, Project Manager – M&A

Email: Hiten.Mehta@bp.com

With copies to (which shall not constitute notice) to:

BP p.l.c. c/o BP Pipelines (North America) Inc.

501 Westlake Park Blvd

Houston, TX 77079

Attention: Yevgeniy Nikulin, Managing Counsel – M&A

Email: Eugene.Nikulin@bp.com

If to the Partnership or the General Partner, to:

BP Midstream Partners GP LLC

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: Hans F. Boas, Chief Legal Counsel and Secretary

Email: Hans.Boas@bp.com

With copies to (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000,

Houston, Texas 77002

Attention: Hillary H. Holmes; Tull Florey

E-mail: HHolmes@gibsondunn.com; TFlorey@gibsondunn.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

Section 9.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability

(whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

BP P.L.C.

By:	/s/ Murray Auchincloss
Name: Murray Auchincloss
Title: Chief Financial Officer

MERGER SUB:

BP MIDSTREAM RTMS LLC

By:	/s/ Hiten Mehta
Name: Hiten Mehta
Title: Authorized Person

HOLDINGS:

BP MIDSTREAM PARTNERS HOLDINGS LLC

By:	/s/ Hiten Mehta
Name: Hiten Mehta
Title: Authorized Person

PARTNERSHIP:

BP MIDSTREAM PARTNERS LP

By:	BP Midstream Partners GP LLC, its general partner

By:	/s/ Jack Collins
Name: Jack Collins
Title: Chief Financial Officer

GENERAL PARTNER:

BP MIDSTREAM PARTNERS GP LLC

By:	/s/ Jack Collins
Name: Jack Collins
Title: Chief Financial Officer

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Support Agreement

[See attached.]

Annex B

THE SUPPORT AGREEMENT

[See attached]

Execution Version

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT, dated as of December 19, 2021 (this “Agreement”), is entered into by and between BP Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and BP Midstream Partners Holdings LLC, a Delaware limited liability company (“Holdings” or the “Unitholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, BP p.l.c., a public limited company incorporated under the laws of England and Wales, Holdings, BP Midstream RTMS LLC, a Delaware limited liability company (“Merger Sub”), the Partnership and BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub shall be merged with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the “Merger”);

WHEREAS, as of the date hereof, the Unitholder is the Record Holder and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of common units representing limited partner interests in the Partnership (“Common Units”) set forth opposite the Unitholder’s name on Schedule A hereto (the “Existing Units”);

WHEREAS, as a condition and inducement to the Partnership’s willingness to enter into the Merger Agreement and to proceed with the transactions contemplated thereby, including the Merger, the Unitholder is entering into this Agreement; and

WHEREAS, the Unitholder acknowledges that the Partnership is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Unitholder set forth in this Agreement and would not enter into the Merger Agreement if the Unitholder did not enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Unitholder hereby agrees as follows:

1. Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

“Conflicts Committee” has the meaning ascribed thereto in the Partnership Agreement.

“Covered Unitholder” means the Unitholder and each such other Person as may later become party to this Agreement as a result of becoming a Record Holder or beneficial owner of Covered Units pursuant to Section 7(a), by joinder or otherwise.

“Covered Units” means the Existing Units of which the Unitholder is the Record Holder or beneficial owner as of the date hereof, together with any Common Units of which the Unitholder becomes the Record Holder or beneficial owner on or after the date hereof (or any Common Units with respect to which any Person as may later become party to this Agreement pursuant to Section 7(a), by joinder or otherwise, if applicable, becomes the Record Holder or beneficial owner on or after the date hereof).

“Proxy Designee” means a Person designated by the Conflicts Committee by written notice to each of the parties hereto, which notice may simultaneously revoke the designation of any other Person as a Proxy Designee.

“Record Holder” has the meaning ascribed thereto in the Partnership Agreement.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

2. Agreement to Vote Covered Units and Deliver Written Consent. Prior to the Termination Date (as defined herein), each Covered Unitholder, severally and not jointly, irrevocably and unconditionally agrees that it shall (a) within two Business Days after the Registration Statement becomes effective under the Securities Act (but, for the avoidance of doubt, not until such Registration Statement becomes effective), deliver (or cause to be delivered) a written consent pursuant to Section 13.11 of the Partnership Agreement covering all of the Covered Units approving the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, (b) not revoke any such written consent delivered in accordance with clause (a), and (c) at any meeting of the limited partners of the Partnership (whether annual or special and whether or not an adjourned or postponed meeting), however called and in connection with the Merger, appear at such meeting or otherwise cause the Covered Units to be counted as present thereat for purposes of establishing a quorum and vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), in person or by proxy, all Covered Units (in all manners and by each applicable class): (i) in favor of the approval of the Merger, the Merger Agreement and the transactions contemplated thereby and any other matter necessary or desirable for the consummation of the transactions contemplated by the Merger Agreement, and (ii) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage, frustrate the purposes of, or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger. For the avoidance of doubt, no Covered Unitholder (in its capacity as a unitholder) shall be under any obligation whatsoever to require or request that the limited partners of the Partnership vote on, consent to or otherwise approve or reject any matter or issues; notwithstanding the foregoing, if any Covered Unitholder is the beneficial owner, but not the Record Holder, of any Covered Units, such beneficial owner agrees to take all actions necessary to cause the Record Holder and any nominees to vote (or execute a consent with respect to) all of such Covered Units in accordance with this Section 2.

3. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) FROM AND AFTER THE DATE HEREOF UNTIL THE TERMINATION DATE, EACH COVERED UNITHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY GRANTS TO, AND APPOINTS, HANS BOAS AND JACK COLLINS AND ANY OTHER PROXY DESIGNEE, EACH OF THEM INDIVIDUALLY, SUCH COVERED UNITHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE (OR EXERCISE A WRITTEN CONSENT WITH RESPECT TO) THE COVERED UNITS SOLELY IN ACCORDANCE WITH SECTION 2. THIS PROXY IS IRREVOCABLE (UNTIL THE TERMINATION DATE AND EXCEPT AS TO ANY PROXY DESIGNEE WHOSE DESIGNATION AS A PROXY DESIGNEE IS REVOKED BY THE CONFLICTS COMMITTEE) AND COUPLED WITH AN INTEREST AND EACH COVERED UNITHOLDER SHALL TAKE SUCH FURTHER

ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY OTHER PROXY PREVIOUSLY GRANTED BY SUCH COVERED UNITHOLDER WITH RESPECT TO THE COVERED UNITS (AND EACH COVERED UNITHOLDER HEREBY REPRESENTS TO THE PARTNERSHIP THAT ANY SUCH OTHER PROXY IS REVOCABLE AND HEREBY REVOKES ANY SUCH OTHER PROXIES). EACH COVERED UNITHOLDER HEREBY AFFIRMS THAT THE IRREVOCABLE PROXY SET FORTH IN THIS SECTION IS GIVEN IN CONNECTION WITH THE MERGER AGREEMENT, AND THAT SUCH IRREVOCABLE PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF SUCH COVERED UNITHOLDER UNDER THIS AGREEMENT.

(b) The proxy granted in this Section 3 shall automatically expire upon the termination of this Agreement.

4. No Inconsistent Agreements. The Unitholder hereby represents, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement or voting trust with respect to any Covered Units and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to any Covered Units, in either case, which is inconsistent with the Unitholder’s obligations pursuant to this Agreement.

5. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the mutual written agreement of the parties hereto to terminate this Agreement (such earliest date being referred to herein as the “Termination Date”); provided that the provisions set forth in Sections 13 to 19 shall survive the termination of this Agreement; provided further that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement. Upon termination of this Agreement, none of the Covered Unitholders shall have any further obligations or liabilities hereunder except as provided in the immediately preceding sentence.

6. Representations and Warranties of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) and making representations only as to itself, hereby represents and warrants to the Partnership as follows:

(a) Such party is the Record Holder and beneficial owner of, and has good and valid title to, its respective Covered Units, free and clear of Liens other than as created by this Agreement, the Merger Agreement or arising under generally applicable securities Laws. Such party has voting power, power of disposition, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Units. As of the date hereof, other than the Covered Units, such party is not the Record Holder and does not own beneficially any (i) units or voting securities of the Partnership, (ii) securities of the Partnership convertible into or exchangeable for units or voting securities of the Partnership or (iii) options or other rights to acquire from the Partnership any units, voting securities or securities convertible into or exchangeable for units or voting securities of the Partnership. The Covered Units are not subject to any voting trust agreement or other contract to which such party is a party restricting or otherwise relating to the voting or Transfer of the Covered Units. Such party has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Covered Units, except as contemplated by this Agreement.

(b) Such party is duly organized, validly existing and in good standing under the Laws of Delaware, or such other Laws of its jurisdiction, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such party, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby have been duly and validly authorized by such party and no other actions or proceedings on the part of such party are necessary to authorize the execution and delivery by such party of this Agreement, the performance by such party of its obligations hereunder or the consummation by such party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such party for the execution, delivery and performance of this Agreement by such party or the consummation by such party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such party nor the consummation by such party of the transactions contemplated hereby nor compliance by such party with any of the provisions hereof shall (A) conflict with or violate, any provision of the Organizational Documents of such party, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of such party pursuant to, any contract to which such party is a party or by which such party or any property or asset of such party is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of such party’s properties or assets except, in the case of clause (B) or (C), for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of such party to perform its obligations hereunder.

(d) As of the date of this Agreement, there is no action, suit, investigation, complaint or other proceeding pending against such party or, to the knowledge of such party, any other Person or, to the knowledge of such party, threatened against such party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the Partnership from exercising its rights under this Agreement or the performance by any party of its obligations under this Agreement.

(e) Such party understands and acknowledges that the Partnership is entering into the Merger Agreement in reliance upon such party’s execution and delivery of this Agreement and the representations and warranties of such party contained herein.

(f) The Unitholder is an Affiliate (as defined in the Partnership Agreement) of the General Partner.

7. Certain Covenants of each Covered Unitholder. Each Covered Unitholder, severally (but not jointly) hereby covenants and agrees, in each case, only on its own behalf as follows, in each case except as otherwise approved in writing by Conflicts Committee:

(a) Prior to the Termination Date, and except as contemplated hereby, such party shall not (i) Transfer, or enter into any contract, option, agreement or other arrangement or understanding with respect to the Transfer of, any of the Covered Units or beneficial ownership or voting power thereof or therein (including by operation of law), (ii) grant any proxies or powers of attorney, deposit any Covered Units into a voting trust or enter into a voting agreement with respect to any Covered Units or (iii) knowingly take any action that would make any representation or warranty of such party contained herein untrue or incorrect or have the effect of preventing or disabling such party from performing its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, such party may Transfer any or all of the Covered Units, in accordance with applicable Law, to each other or any Affiliate of the General Partner; provided that prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Covered Units or any interest in any of such Covered Units is or may be Transferred shall have executed and delivered to the Partnership a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement as if such Person were a party hereto with respect to the obligations of a Covered Unitholder; provided, however, notwithstanding the foregoing, it is expressly contemplated that immediately prior to Closing, Holdings will

Transfer to BP Pipelines (North America) Inc., and BP Pipelines (North America) Inc. will Transfer to Amoco Pipeline Holding Company, a Delaware corporation and indirect, wholly owned Subsidiary of Parent (“Amoco”), 1,050,000 Common Units representing approximately 1.0% of the issued and outstanding Common Units and such Transfer shall not be subject to the requirements of this Section 7(a). Any Transfer in violation of this provision shall be void.

(b) Prior to the Termination Date, in the event that such party becomes the Record Holder or acquires beneficial ownership of, or the power to vote or direct the voting of, any additional Common Units or other voting interests with respect to the Partnership, such Covered Unitholder shall promptly notify the Partnership of such Common Units or voting interests, such Common Units or voting interests shall, without further action of the parties, be deemed Covered Units and subject to the provisions of this Agreement, and the number of Common Units held by such party set forth on Schedule A hereto shall be deemed amended accordingly and such Common Units or voting interests shall automatically become subject to the terms of this Agreement.

8. Transfer Agent. Each Covered Unitholder hereby authorizes the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all Covered Units (and that this Agreement places limits on the voting and Transfer of such Covered Units); provided, however, the Partnership or its counsel shall further notify the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Covered Units on the Termination Date or in connection with a transfer permitted under Section 7(a).

9. Unitholder Capacity. This Agreement is being entered into by each Covered Unitholder solely in its capacity as a holder of Common Units, and nothing in this Agreement shall restrict or limit the ability of such Covered Unitholder or any of its respective Affiliates or any employee thereof who is a director or officer of the Partnership to take any action in his or her capacity as a director or officer of the Partnership to the extent specifically permitted by the Merger Agreement.

10. Disclosure. Each Covered Unitholder hereby authorizes the Partnership to publish and disclose in any announcement or disclosure required by the SEC and in the Consent Statement/Prospectus such party’s identity and ownership of the Covered Units and the nature of such party’s obligations under this Agreement.

11. Non-Survival of Representations and Warranties. The representations and warranties of each Covered Unitholder contained herein shall not survive the Termination Date or the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party hereto and otherwise as expressly set forth herein.

13. Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

(i) If to the Unitholder (or any other Covered Unitholder):

BP p.l.c. c/o BP Pipelines (North America) Inc.

501 Westlake Park Blvd

Houston, TX 77079

Attention: Yevgeniy Nikulin

Email: Eugene.Nikulin@bp.com

BP p.l.c. c/o BP Pipelines (North America) Inc.

(ii) If to the Partnership:

BP Midstream Partners GP LLC

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: Hans F. Boas, Chief Legal Counsel and Secretary

Email: Hans.Boas@bp.com

With copies (which shall not constitute notice) to each of:

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000,

Houston, Texas 77002

Attention: Hillary H. Holmes; Tull Florey

E-mail: HHolmes@gibsondunn.com; TFlorey@gibsondunn.com

Notices shall be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified above or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).

15. Entire Agreement. This Agreement and the Merger Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof.

16. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, with the exception of those rights conferred to the Conflicts Committee in this Agreement.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of all other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that the Partnership may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of the Partnership, and the Unitholder may Transfer any or all of the Covered Units in accordance with Section 7(a); provided further that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

18. Other Miscellaneous Provisions. The provisions of Sections 9.6, 9.8, 9.9, 9.11 and 9.12 of the Merger Agreement shall be incorporated into to this Agreement, mutatis mutandis, except for such changes as are required to comply with applicable Law.

19. Conflicts Committee. In addition to any other approvals required by the parties under this Agreement, any waiver, amendment, termination or assignment of rights permitted by this Agreement must be approved, in the case of the Partnership, by the Conflicts Committee.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Partnership and the Unitholder have caused to be executed or executed this Agreement as of the date first written above.

UNITHOLDER

BP MIDSTREAM PARTNERS HOLDINGS LLC

By:	/s/ Hiten Mehta
Name:	Hiten Mehta
Title:	Authorized Person

PARTNERSHIP

BP MIDSTREAM PARTNERS LP

By: BP Midstream Partners GP LLC, its general partner

By:	/s/ Jack Collins
Name:	Jack Collins
Title:	Chief Financial Officer

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Unitholder	Existing Units
BP Midstream Partners Holdings LLC	56,956,712

Annex C

OPINION OF TUDOR, PICKERING, HOLT & CO.

[See attached]

OPINION OF TUDOR, PICKERING, HOLT & CO.

December 19, 2021

The Conflicts Committee

       of the Board of Directors

BP Midstream Partners GP LLC,

       in its capacity as General Partner of BP Midstream Partners LP

501 Westlake Park Boulevard

Houston, Texas 77079

Attention:    Ms. Michele Joy

Independent Director and Chair of the Conflicts Committee

Dear Members of the Conflicts Committee:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the outstanding common units representing limited partner interests (“Partnership Common Units”) in BP Midstream Partners LP (the “Partnership”), other than BP p.l.c. (“Parent”), BP Pipelines (North America) Inc. (“Pipelines”), BP Midstream Partners Holdings LLC (“Holdings”), Amoco Pipeline Holding Company (“Amoco”), BP Midstream Partners GP LLC, the general partner of the Partnership (the “General Partner”), and their respective affiliates (such holders of Partnership Common Units, other than such excluded holders, collectively, the “Partnership Unaffiliated Unitholders”), of the Exchange Ratio (as defined below) provided for in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among Parent, Holdings, BP Midstream RTMS LLC, a wholly owned subsidiary of Holdings (“Merger Sub”), the Partnership and the General Partner. The Agreement provides for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”) pursuant to which the Partnership will be the surviving entity (the “Surviving Partnership”), and each outstanding Partnership Common Unit (other than any partnership interests in the Partnership, including any general partner interests and incentive distribution rights in the Partnership, owned by Parent or any of its subsidiaries, including Holdings and Amoco, or by the Partnership or any of its subsidiaries) will be converted into the right to receive 0.575 (the “Exchange Ratio”) of an American Depositary Share of Parent, with each whole share representing a beneficial interest in six ordinary shares, par value $0.25 per share, of Parent (such ordinary shares, “Parent Ordinary Shares” and, such American Depositary Shares, “Parent ADSs”). The transactions contemplated by the Agreement, including the Merger, are referred to herein collectively as the “Transaction.”

Tudor, Pickering, Holt & Co., the energy investment and merchant banking business of Perella Weinberg Partners LP (“TPH”) and its affiliates (including Perella Weinberg Partners), as part of their investment banking business, are regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. TPH and its affiliates also engage in securities trading and brokerage, equity research, asset management activities and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (including derivative securities) and financial instruments (including bank loans and other obligations) of the Partnership, Parent, Pipelines, Holdings, Amoco, the General Partner and/or any of their respective affiliates and (ii) any currency or commodity that may be material to such parties or otherwise involved in the Transaction and the other matters contemplated by the Agreement. In addition, TPH and its affiliates and certain of its and their employees, including members of the team performing services in connection with the Transaction, as well as certain asset management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Partnership, Parent, Pipelines, Holdings, Amoco, the General Partner and/or their respective equityholders or affiliates. We have acted as financial advisor to the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors (the “Board”) of the General Partner in connection with, and have participated in certain negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Merger, of which a portion was payable in connection with our engagement, a portion is payable upon the delivery of this opinion and a portion is contingent upon the consummation of the Merger, and the Partnership has agreed to reimburse certain of our expenses and to indemnify us and certain related parties against certain liabilities arising out of our engagement. As you are aware, although we and our affiliates currently are not providing, and during the past two years have not provided, investment banking or other financial services to the Partnership or the General Partner (in its capacity as general partner of the Partnership) unrelated to the proposed Transaction or to Parent, Pipelines, Holdings or Amoco for which we and our affiliates have received compensation, we and our affiliates may in future provide investment banking or other financial services to the General Partner, the Partnership, Parent, Pipelines, Holdings, Amoco and/or their respective unitholders, members, shareholders or affiliates, for which services we and our affiliates would expect to receive compensation.

In connection with this opinion, we have reviewed, among other things: (i) a proposed execution version, provided to us on December 18, 2021, of the Agreement; (ii) certain publicly available financial statements and other business, operating and financial information with respect to each of the Partnership and Parent; (iii) certain other communications from the Partnership and Parent to their respective securityholders; (iv) certain internal forecasts and other financial information for the Partnership prepared by and discussed with the managements of the General Partner and Parent, as the case may be, under alternative business scenarios; and (v) certain publicly available research analyst reports with respect to the future financial performance of the Partnership and Parent. We also have held discussions with members of the managements of the General Partner and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Partnership and Parent. In addition, we have reviewed the reported price and trading activity for Partnership Common Units and Parent ADSs, compared certain financial and stock market information for the Partnership and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the midstream energy sector and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax, regulatory and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed, with your consent, that the forecasts and other financial information that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of the General Partner and Parent, and that such forecasts and other financial information provide a reasonable basis upon which to evaluate the future financial performance of the Partnership and the other matters covered thereby. We express no view or opinion with respect to any forecasts or other financial information provided to or otherwise reviewed by or discussed with us or the assumptions on which they are based, including, among other things, the potential impact on the Partnership and Parent of commodities prices and macroeconomic, geopolitical, market, weather and other conditions relevant to the Partnership and Parent specifically and the oil and gas industry generally, or the potential impact on the Partnership or Parent of Parent’s announced transition to an integrated energy company focused on low carbon energy. We also have assumed, with your consent, that Parent ADSs and six Parent Ordinary Shares are of equivalent value and that any currency or exchange rate fluctuations associated with Parent ADSs, Parent Ordinary Shares or the Partnership’s or Parent’s businesses will not in any way be meaningful to our analyses or opinion.

We have assumed, among other things, that (i) the Agreement (together with the exhibits and schedules thereto) when executed will not differ in any respect material to our analyses or opinion from the proposed execution version that we reviewed as referenced above, (ii) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct in all material respects, (iii) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party in all material respects, (iv) all conditions to the consummation of the Transaction will be satisfied without material amendment or waiver thereof, (v) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments and in compliance with all applicable laws, documents and other requirements, without any material waivers, amendments or modifications thereto, and (vi) all governmental, regulatory or other consents, approvals, releases, waivers and agreements necessary for the consummation of the Transaction will be obtained without, in the case of each of the foregoing clauses (i) through (vi), any adverse effect on the Partnership, Parent, Merger Sub, the holders of Partnership Common Units or the Transaction (including the expected benefits thereof) that will in any way be meaningful to our analyses or opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, accrued, derivative or off-balance sheet assets and liabilities) of the Partnership, Parent or any other entity, nor have we evaluated the solvency or fair value of the Partnership, Parent or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters, and we have not been furnished with any such evaluation or appraisal. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact thereof on the Partnership, Parent or any other entity, or any legal, regulatory, tax, accounting or similar matters. As you are aware, management of the General Partner may have differing beneficial or other pecuniary interests in the equity securities and future financial performance of the Partnership, on the one hand, and the Surviving Partnership, Parent and its affiliates, on the other, as to which interests or implications thereof we express no view or opinion.

In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of the Partnership with respect to the acquisition of all or a part of the Partnership. Our opinion does not address the underlying business decision of the Conflicts Committee or the General Partner to engage in or effect the Transaction, the relative merits of the Transaction as compared to any other alternative transaction or business strategy that might be available to the Partnership or the effect of any other transaction which the Partnership might engage in or consider. This opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio provided for pursuant to the Agreement and does not in any way address proportionate allocation or relative fairness. We do not express any view on, and our opinion does not address, any other term, aspect or implication of the Agreement or the Transaction, including, without limitation, the form or structure of the Transaction, any support agreement or intra-group agreement, any contribution of Partnership Common Units held by Holdings to Amoco or any term, aspect or implication of any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transaction or otherwise. Our opinion does not address the fairness (financial or otherwise) of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of any parties to the Transaction nor as to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or any other consideration to be paid or payable to any of the officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise. We are not expressing any view or opinion as to the actual value of Parent ADSs (or the underlying Parent Ordinary Shares) when issued in the Merger or the prices at which Parent ADSs (or the underlying Parent Ordinary Shares or any other securities of or relating to Parent) or Partnership Common Units (or any other securities of or relating to the Partnership) may trade or otherwise be transferable at any time. Our opinion is necessarily based on economic, monetary, market and other conditions and circumstances existing and disclosed, and the information made available, to us as of the date hereof. We assume no obligation to update, revise or reaffirm this opinion and expressly disclaim any responsibility to do so based on conditions, circumstances, developments or events occurring, or of which we become aware, after the date hereof.

Our advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee, in its capacity as such, in connection with its consideration of the Merger, and such opinion does not constitute a recommendation as to how the Conflicts Committee, the Board or any securityholder should vote or act with respect to the Transaction or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.

Very truly yours,

Tudor, Pickering, Holt & Co.

C-4